As filed with the Securities and Exchange Commission on October 14, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

UNDER

THE SECURITIES ACT OF 1933

LEXARIA BIOSCIENCE CORP.
(Exact Name of Registrant as Specified in its Charter)

Nevada	2000	20-2000871
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

100-740 McCurdy Road

Kelowna, British Columbia VIX 2P7

1-250-765-6424

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard Christopher

Chief Executive Officer

Lexaria Bioscience Corp.

#100 - 740 McCurdy Road

Kelowna, British Columbia VIX 2P7

1-250-765-6424

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gregory Sichenzia, Esq.

Avital Perlman, Esq.

Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas, 31st Floor

New York, NY 10036

Telephone: (212) 930-9700

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated October 14, 2025

PROSPECTUS

Lexaria Bioscience Corp.

2,760,000 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders named in this prospectus from time to time of up to 2,760,000 shares of our common stock, par value $0.001 per share (the “common stock”), issuable upon the exercise of 2,666,667 outstanding warrants to purchase 2,666,667 shares of common stock issued on September 29, 2025, pursuant to (i) securities purchase agreements dated as of September 26, 2025, and the purchasers named on the signature pages thereto (the offering of warrants under such securities purchase agreements, the “September 2025 Offering”) and (ii) an engagement letter (the “Engagement Letter”), dated as of August 12, 2025, between us and H.C. Wainwright & Co., LLC (the “Placement Agent,” and the 93,333 warrants to purchase 93,333 shares of common stock issued pursuant to the Engagement Letter and in the September 2025 Offering, collectively, the “Warrants”).

We will not receive any proceeds from the sale of shares of common stock by the selling stockholders. However, upon the cash exercise of the Warrants, we will receive the exercise price of such Warrants, for an aggregate of approximately $3,828,333. We cannot predict when and in what amounts or if the Warrants will be exercised by payments of cash and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds.

Our registration of the shares of common stock covered by this prospectus does not mean that the selling stockholders will offer or sell any of such shares of common stock. The selling stockholders named in this prospectus, or their donees, pledgees, transferees or other successors-in-interest, may resell the shares of common stock covered by this prospectus through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. For additional information on the possible methods of sale that may be used by the selling stockholders, you should refer to the section of this prospectus entitled “Plan of Distribution.”

No underwriter or other person has been engaged to facilitate the sale of the common stock in this offering. We will bear all costs, expenses and fees in connection with the registration of the common stock. The selling stockholders will bear all commissions and discounts, if any, attributable to their sales of our common stock.

Our common stock and public warrants are listed respectively on the Nasdaq Capital Market, or Nasdaq, under the symbols “LEXX” and “LEXXW.” On October 10, 2025, the last reported sales price for our common stock was $0.8567 per share and the last reported sales price for our listed warrants was $0.04 per listed warrant.

Investment in our common stock involves a high degree of risk. See “Risk Factors” contained in this prospectus on page 7, in our periodic reports filed from time to time with the Securities and Exchange Commission (the “SEC”). You should carefully read this prospectus, before you invest in our common stock.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is         , 2025.

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ABOUT THIS PROSPECTUS

This prospectus relates to the resale by the selling stockholders identified in this prospectus under the caption “Selling Stockholders,” from time to time, of up to an aggregate of 2,760,000 shares of common stock. We are not selling any shares of common stock under this prospectus, and we will not receive any proceeds from the sale of shares of common stock offered hereby by the selling stockholders, although we may receive cash from the exercise of the Warrants.

You should rely only on the information provided in this prospectus. We have not authorized anyone to provide you with any other information and we take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. The information contained in this prospectus speaks only as of the date set forth on the cover page and may not reflect subsequent changes in our business, financial condition, results of operations and prospects.

We are not, and the selling stockholders are not, making offers to sell these securities in any jurisdiction in which an offer or solicitation is not authorized or permitted or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation. You should read this prospectus in its entirety before making an investment decision.

This prospectus is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these securities in any state or jurisdiction where the offer or sale is not permitted.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. It does not contain all of the information that maybe important to you and your investment decision. You should carefully read this entire prospectus, including the matters set forth under the sections titled “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes. In this prospectus, unless otherwise stated or the context otherwise requires, references to “Lexaria,” “Company,” “we,” “us,” “our” or similar references mean Lexaria Bioscience Corp. and/or our subsidiaries on a consolidated basis.

Company Overview

Lexaria is a biotechnology company dedicated to the enhancement of the bioavailability of a diverse and broad range of active pharmaceutical ingredients (“APIs”) using our patented DehydraTECHTM drug delivery technology. DehydraTECH combines APIs with specific long-chain fatty acid-rich triglyceride oils and carrier compounds that improve the way they enter the bloodstream, increasing their effectiveness and allowing for lower overall dosing for improved tolerability while promoting healthier oral ingestion methods.

DehydraTECH can be used with a wide range of active molecules including glucagon-like peptide-1 drugs (“GLP-1”) and glucose-dependent insulinotropic polypeptide drugs (“GIP”), vitamins, pain medications, hormones, antivirals, nicotine and its analogs, and cannabinoids. Our technology can be applied to a variety of therapeutic indications, including diabetes, weight loss, epilepsy, hypertension and heart disease. DehydraTECH can be implemented in a multitude of ingestible product formats including oral suspensions, tablets, capsules, foods, beverages, and oral pouches. It is suitable for use with a variety of product formats including pharmaceuticals, nutraceuticals, over-the-counter products, and consumer packaged goods.

Research & Development

Lexaria is advancing several R&D activities in preclinical as well as on-going and planned future clinical programs that investigate potential commercial applications for the incorporation of DehydraTECH which are outlined below.

Diabetes and Weight Loss Management Investigation

Lexaria has completed follow-on investigational studies to examine DehydraTECH-enhanced GLP-1/GIP drugs for prospective improvement in diabetes and weight loss management applications. These follow-on studies built upon the results of the initial human pilot studies that the Company conducted in fiscal 2024, namely human pilot studies GLP-1-H24-1 and GLP-1-H24-2 which investigated different formulations of DehydraTECH-semaglutide and evidenced a higher level of semaglutide in blood and fewer adverse effects as compared to the Rybelsus® control.

Human Pilot Study #1 (GLP-1-H24-1)

GLP-1-H24-1 was an investigator-initiated pilot study of the GLP-1 drug semaglutide with seven (7) healthy volunteers comparing performance of a DehydraTECH-semaglutide oral capsule formulation to that of commercially available Rybelsus® tablets. For purposes of this initial study, the DehydraTECH-semaglutide composition was compound formulated using Rybelsus tablets as the semaglutide source input. This study’s findings showed that the DehydraTECH-semaglutide capsules sustained higher levels of semaglutide in blood; had faster achievement of peak drug delivery; had reduced incidence of moderate to severe side effects; sustained lower levels of blood glucose and lowered blood-glucose spike after eating.

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Human Pilot Study #2 (GLP-1-H24-2)

GLP-1-H24-2 was a follow-on pilot study to GLP-1-H24-1 and deemed to be of scientific interest to learn whether the DehydraTECH advantages were also experienced under fed conditions. The DehydraTECH-processed Rybelsus® evidenced higher semaglutide levels in 17 of the 19 blood draws taken until the 24-hour completion of the study averaging 18.8% higher semaglutide levels over the course of the study compared to Rybelsus® alone, although the differences were variable and not significant statistically with such a small sample size. In addition, none (0) of the 9 people taking the DehydraTECH-processed Rybelsus® swallowed as a capsule experienced any adverse events whatsoever. However, of the 9 human volunteers in the Study taking the Rybelsus® tablet, 6 of them experienced mild adverse events.

Chronic Dosing Animal Study (WEIGHT-A24-1)

This was an obese rat diabetic-conditioned study similar to a previous Lexaria study (DIAB-A22-1), with 12 study arms and 6-10 animals per arm. This study design provided investigation for 12 weeks to study weight loss pharmacokinetic (“PK”), and blood sugar control over time, followed by full data analysis and reporting. The initial eight study arms studied varied DehydraTECH formulations of semaglutide and liraglutide, with and without the salcaprozate sodium “SNAC” technology currently found within Rybelsus® tablets, as well as varied DehydraTECH formulations of CBD. The following four study arms studied DehydraTECH formulations that were created using a combination of: (i) a select DehydraTECH-semaglutide formulation with a select DehydraTECH-CBD formulation and (ii) the DehydraTECH-liraglutide formulation with a select DehydraTECH-CBD formulation; each against a positive control arm of Rybelsus® and a placebo arm. On October 22 and October 24, 2024, the Company announced its study findings as collected on the initial eight study arms, noting that DehydraTECH-liraglutide (Group H) and select DehydraTECH-CBD formulations (Groups B, C, and D) outperformed the DehydraTECH-semaglutide formulations with respect to weight loss. These findings appeared to support Lexaria’s belief that DehydraTECH-CBD may have utility in diabetic control. DehydraTECH-liraglutide (Group H) and select DehydraTECH-CBD formulations (Groups A and B) were also the top performers in the study for overall blood sugar level changes of -11.540%, 1.09% and -3.76% respectively. On November 20, 2024, Lexaria published the 12-week weight-control performance and blood sugar control performance results for all study arms. The results indicated that, other than Lexaria’s Group A DehydraTECH-CBD study arm, all other DehydraTECH enhanced study arms outperformed the Rybelsus® control arm with respect to body weight-control and body weight-control improvement with statistically significant improvements over Rybelsus® by week 12. Subsequent brain and blood absorption pharmacokinetic results are currently being analyzed.

Human Pilot Study #3 (GLP-1-H24-3)

The Company conducted a human pilot study in nine (9) healthy human volunteers to study, under fasted conditions, a single daily dose of oral ingested DehydraTECH-tirzepatide capsules (compound-formulated using Zepbound® by Eli Lilly at a strength of 20 mg) administered over a seven-day period as compared to commercially available injectable Zepbound® at a strength of 2.5 mg to evaluate tolerability, PK, and blood sugar. The results as announced on January 14, 2025 and March 18, 2025, evidenced that orally delivered DehydraTECH-tirzepatide produced fewer adverse events as compared to injected Zepbound® and, while having lower levels of blood delivery throughout the study, DehydraTECH-tirzepatide provided steady and consistent rising in blood levels as compared to peak levels of blood delivery seen with Zepbound within the 2nd day followed by subsequent declines. Importantly, DehydraTECH-tirzepatide reached blood level parity with injectable Zepbound® by the end of the study.

Human Pilot Study #5 (GLP-1-H25-5)

The Company conducted a human pilot cross-over study in ten (10) overweight human volunteers to investigate, under fasted conditions, daily administration of oral ingested DehydraTECH-liraglutide capsules (45 mg) administered over a seven-day period as compared to commercially available injectable Saxenda® at a strength of 0.6 mg to evaluate the potential of an oral version of liraglutide and to demonstrate comparable functional results of DehydraTECH-liraglutide to support a potential expedited FDA 505(b)(2) regulatory pathway. The results as announced on June 11, 2025, evidenced that orally delivered DehydraTECH-liraglutide produced fewer adverse events as compared to injected Saxenda® while having comparable measurements in blood glucose, insulin and body weight-control.

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Chronic Dosing Human Study (GLP-1-H24-4)

As announced throughout the fiscal year, chronic human study GLP-1-H24-4 conducted in Australia with Lexaria (AU) Pty Ltd acting as the sponsor, investigated 126 overweight, obese, pre-diabetic and/or type-2 diabetic human volunteers/patients. The primary endpoint in this study was to assess impacts upon safety and tolerability based on the incidence of treatment emergent adverse events. A high priority was to compare DehydraTECH-processed semaglutide capsules to DehydraTECH-CBD capsules alone - and together in combination - relative to a positive control over an extended period of time. Inclusion of DehydraTECH-CBD in this study was undertaken to determine if the improvements in glycemic control and weight loss witnessed in Lexaria’s previous animal study DIAB-A22-1 were evidenced in humans.

In addition, this study was expanded to incorporate an orally delivered DehydraTECH-tirzepatide arm in order to build upon the dataset from the previous DehydraTECH-tirzepatide human pilot study GLP-1-H24-3.

On July 28, 2025, preliminary results at the 8-week interim point of the study were released. The results regarding the reduction of adverse events in patients administered with DehydraTECH-semaglutide and DehydraTECH-tirzepatide as compared to the Rybelsus® control arm showed an encouraging reduction of gastrointestinal adverse events by 43.5% for patients dosed with DehydraTECH-semaglutide as compared to Rybelsus®. On August 14, 2025, the Company announced that the important study milestone known as last patient last visit had been achieved in this study, such that full sample and data analyses can now be conducted pursuant to the late calendar-2025 final reporting objective.

Rodent Biodistribution Study

As announced on February 6, 2025, Lexaria undertook to conduct the first-ever study tracking biodistribution of fluorescently tagged semaglutide in Sprague-Dawley rats, manufactured in two different test articles; one formulated to mimic Rybelsus®; and a second enhanced with DehydraTECH to determine whether the biodistribution of each article reflected any differences.

Long Term Stability Testing

Lexaria is also actively studying the chemical and microbiological purity and stability of select DehydraTECH compositions that it has prepared for the above animal and human studies over an extended duration of 6-12 months. Along with improved tolerability, PK and efficacy performance, long term stability is crucial if oral variants of GLP-1 / GIP drugs are to be seriously considered as replacements for currently injectable versions of these drugs.

Hypertension Management Investigation

Hypertension Phase 1b IND Trial HYPER-H23-1

The FDA provided Lexaria with a positive written response on August 10, 2022, from our pre-IND meeting regarding DehydraTECH-CBD for the treatment of hypertension. The FDA confirmed that it had agreed with Lexaria’s proposal to pursue a 505(b)(2) new drug application (“NDA”) regulatory pathway for our program. On January 29, 2024, Lexaria submitted its IND application with the FDA and it received a Study May Proceed letter from the FDA on February 29, 2024. Since that time, Lexaria has filed its Annual Report for study HYPER-H23-1 to maintain its active status and continues to address certain of the FDA conditions while also seeking funding to commence the study.

and our U.S. business office at Registered Agents Inc. 401 Ryland Street, Ste. 200A, Reno, NV 89502. Our telephone number is (250) 765-6424.

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The IND application was supported by the results of Lexaria’s five investigator-initiated human clinical studies of its DehydraTECH-CBD which were conducted between 2018-2023, in an aggregate total of 134 people, without recording a single serious adverse event (the “HYPER Studies”). The HYPER Studies evidenced significant reductions in resting blood pressure over both acute and multi-week dosing regimens alone and, in some cases, complementary to standard of care medications; suggesting that DehydraTECH-CBD has the potential to have broad therapeutic utility.

Recent Developments

Termination of ATM Facility

On August 21, 2024, we entered into a Capital on Demand™ Sales Agreement, as amended (the “Sales Agreement”), with JonesTrading Institutional Services LLC (the “Agent”), pursuant to which we could issue and sell, from time to time, up to $5,000,000 of our common stock through the Agent, acting as our sales agent or principal. The Company sold an aggregate 14,995 shares under the Sales Agreement for gross proceeds of $38,236.00. On September 19, 2025, we terminated the Sales Agreement, effective immediately.

September 2025 Offering

On September 26, 2025, we entered into a securities purchase agreement with certain institutional investors in the September 2025 Offering, pursuant to which the Company issued and sold to the investors (i) in a registered direct offering, 2,666,667 shares of common stock at a price of $1.50 per share, and (ii) in a concurrent private placement, 2,666,667 common stock purchase warrants exercisable for an aggregate of up to 2,666,667 shares of common stock, at an exercise price of $1.37 per share of common stock.

Smaller Reporting Company Status

We are a “smaller reporting company” meaning that the market value of our stock held by non-affiliates is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. As a smaller reporting company, we may rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and smaller reporting companies have reduced disclosure obligations regarding executive compensation.

Our Corporate Information

The address of our principal executive office and research laboratory is #100–740 McCurdy Road, Kelowna, British Columbia, Canada V1X 2P7. We maintain our registered agent’s office

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THE OFFERING

Common stock to be Offered by the Selling Stockholders	Up to 2,760,000 shares of our common stock which are issuable upon the exercise of the Warrants.

Common stock outstanding prior to this offering	22,225,846 shares of common stock.

Common stock to be outstanding after this offering(1)	24,985,846 shares of common stock, assuming the exercise of all of the Warrants.

Plan of Distribution

The selling stockholders named in this prospectus, or their pledgees, donees, transferees, distributees, beneficiaries or other successors-in-interest, may offer or sell the shares of common stock from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholders may also resell the shares of common stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.

See “Plan of Distribution” beginning on page 60 of this prospectus for additional information on the methods of sale that may be used by the selling stockholders.

Nasdaq Capital Market Symbol	Our common stock and public warrants are listed on Nasdaq under the symbol “LEXX” and “LEXXW” respectively.

Risk Factors	Investing in our common stock involves significant risks. See “Risk Factors” beginning on page 7 of this prospectus.

(1) The number of shares of our common stock to be outstanding after this offering is based on 22,225,846 shares of common stock outstanding as of October 9, 2025, but excludes the following as of such date:

•	1,484,435 shares of common stock issuable upon exercise of stock options, with a weighted average exercise price of $2.29 per share, under our Equity Incentive Plan (the “Incentive Plan”); and

•	7,298,171 shares of common stock issuable upon exercise of 7,298,171 outstanding warrants, with a weighted average exercise price of $3.75 per share.

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RISK FACTORS

An investment in our securities involves a high degree of risk. This prospectus contains a discussion of the risks applicable to an investment in our securities. Prior to deciding about investing in our securities, you should carefully consider the specific factors discussed within this prospectus. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. The occurrence of any of these known or unknown risks might cause you to lose all or part of your investment in the offered securities.

Risks Related to this Offering

The sale or availability for sale of the shares of common stock pursuant to this prospectus may depress the price of our common stock, dilute the interest of our existing stockholders, and encourage short sales by third parties, which could further depress the price of our common stock.

To the extent that the selling stockholder sells shares of common stock pursuant to this prospectus, the market price of the shares of common stock may decrease due to the additional selling pressure in the market. In addition, the dilution from exercise of the Warrants may cause stockholders to sell their shares of common stock, which could further contribute to any decline in the price of the common stock. Any downward pressure on the price of the shares of common stock caused by the sale or potential sale of such shares could encourage short sales by third parties. Such sales could place downward pressure on the price of the common stock by increasing the number of shares of common stock being sold, which could further contribute to any decline in the market price of the shares of common stock.

Risks Associated with our Business and Industry

DehydraTECH-enabled pharmaceutical products may not successfully proceed to commercialization.

The advancement of DehydraTECH-enabled pharmaceutical products will be subject to successful completion of multi-phase testing under significant regulatory requirements and testing protocols, such as those required by the US Food and Drug Administration (FDA) and comparable foreign regulators. While we have seen success in our animal studies and in many of our human pilot studies and exploratory human studies, it is possible that setbacks may occur in advanced clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in such earlier studies. The effects of such reversions could cause significant delays or abandonment of testing with negative effect to our business through financial loss, industry credibility and/or a temporary or permanent decline in valuation of our Company.

If we are unable to retain and hire qualified personnel, we may not be able to implement our business plan successfully.

In developing DehydraTECH, we rely upon our employees, consultants, contractors, and collaborators. Our current business prospects are dependent on the principal members of our executive team, the loss of whose services could make it difficult for us to manage our business successfully and to achieve our business objectives. The loss of the services of any key research, product development, regulatory and technical personnel, or our inability to hire new personnel with the requisite skills, could restrict our ability to carry out our R&D programs and/or develop our product candidates. Each position in a small company carries relatively greater duties and responsibilities than that position would in a larger organization. The loss of any of our key personnel could result in severe disruptions to our operations and business plans. Our ability to identify, attract, integrate, and retain additional qualified key personnel is critical to our success. Competition for skilled research, product development, regulatory and technical personnel is intense, and we may not be able to recruit and retain the personnel we need.

We face substantial competition, which may result in others discovering, developing and/or commercializing technology or products similar to ours before or more successfully than us.

Our commercial and/or licensing opportunities may be reduced or potentially eliminated if our competitors develop and commercialize products utilizing a similar technology that compete directly with those incorporating DehydraTECH. Significant delays in the development of our product candidates could allow competitors to bring products to market before us, which may impair the ability to commercialize our product candidates. This could result in reduced sales and negative pricing pressure on our technology, lessening our ability to increase or even sustain revenues and causing deterioration of market prospects.

Our competitors could also develop drugs that are more effective, more widely used and less expensive than our technology supports. They may also be more successful in manufacturing and marketing their products. Competitors could acquire regulatory approval of their products before we are able to obtain patent protection or other intellectual property rights, limiting our ability to license our respective patents and/or develop or commercialize a product candidate. These appreciable advantages could render our product candidates non-competitive or obsolete before we can recover the expenses of research, development, and commercialization.

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Our competition includes pharmaceutical and biotechnology companies, educational institutions, and research foundations. They may have substantially greater capital resources, research and development workforce and facilities and superior marketing experience than Lexaria. They may be able to respond more rapidly to new regulations and/or devote greater resources to the development and promotion of their business model. These third parties compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, and in acquiring technologies and technology licenses competitive to our programs or of potential use to our business.

Early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors and could increase their ability to rapidly gain market share.

As a result of these factors, management cannot be certain that the Company will be able to compete against current or future competitors or that competitive pressure will not seriously harm our business.

Any failure in protecting our intellectual property may have a negative impact adverse effect on our ability to develop and license DehydraTECH.

Because patents involve complex legal and factual questions, the issuance, scope, validity, and enforceability of patents cannot be predicted with certainty. Some of our patent pending applications may not be granted as patents. Even if patents are issued, they may not be granted with claims of sufficient breadth to protect DehydraTECH technology or may not provide us with a competitive advantage over other products or technologies. Issued patents may be challenged, invalidated, or circumvented. If they are invalidated or found to be unenforceable, we could lose the ability to exclude others from making, using, or selling the inventions claimed. An issued patent does not give us the automatic right to use the patented technology or commercialize a product using the technology. Third parties may have blocking patents that could be used to prevent us from developing our products, selling our products, or commercializing our DehydraTECH technology. Others may also independently develop products or technologies similar to those that we have developed or may reverse engineer or discover our trade secrets through proper means.

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Technological R&D in the bioscience industry involves a lengthy, expensive process with an uncertain outcome. We may incur additional costs or experience delays in completing, or ultimately be unable to complete our studies or trials.

We could encounter numerous unintended and unforeseen events including but not limited to the following:

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regulators or institutional review boards (“IRBs”), or ethics committees may not authorize us or our investigators to commence a study or trial at a prospective trial site. There is no assurance that we will be able to satisfy their approval conditions in a timely fashion if at all, whether due to financial or other unforeseen constraints;

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the ability or failure to reach acceptable terms with prospective trial sites and contract research organizations (“CROs”). These terms can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•	the IRB may disagree with our design or change the requirements for approval even after it has incorporated their review and comments;
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authorities may impose a hold on or suspend a program due to any number of factors, including a request for further information or other administrative actions, results of competitors programs, noncompliance with changing regulatory requirements or a finding that the participants are being exposed to unacceptable health risk or changes in governmental regulations;

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studies or trials of various APIs may produce negative or inconclusive results. We may decide or regulators may require us to conduct additional studies or trials. We may decide to abandon development programs related to those APIs;

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the number of participants required may be larger than anticipated. Participants may drop out or fail to return for follow-up at a higher rate than we anticipate. Initial enrolment may take longer than scheduled. We may be unable to recruit a sufficient number of suitable participants;

•	the participants and sites in our studies or trials may not comply with required protocols rendering the results insufficient or uninterpretable;
•	the cost of studies or trials of an API may be greater than anticipated and we may lack adequate funding to continue;
•	any changes in regulatory requirements and guidance that require amending or submitting new protocols;
•	regulators may require the submission of additional data or impose other requirements before granting permission to proceed.

Our R&D costs will increase with delays in testing and/or regulatory approvals. We do not know whether any of our projected studies or trials will begin as planned, will need to be restructured once commenced, or will be completed on schedule, or at all. Any delays in our development programs could significantly impact our share value, business prospects, financial condition, and results of operations.

If we are unable to obtain and maintain sufficient patent protection, or if the scope of the patent protection is not sufficiently broad, our competitors could develop technology similar to ours.

We may not be able to effectively enforce our intellectual property rights throughout the world. Our ability to protect and enforce our intellectual property rights may be adversely affected by unforeseen changes in foreign intellectual property laws. Patent laws of some foreign countries do not provide protection to the same extent as the laws of the United States. These factors could make it difficult for us to stop the infringement of our patents or the misappropriation of our intellectual property rights. Legal actions to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and resources from other aspects of our business. We cannot ensure that we will be able to initiate or maintain legal efforts in all jurisdictions which could limit the markets for our technology and reduce possible future revenues.

We are dependent on the services of third parties and unsatisfactory performance will negatively affect our Company.

We rely on third parties to conduct, supervise, and monitor our R&D programs. Third-party service providers are not our employees, and except for remedies available to us under contract, we cannot control whether or not they devote sufficient time, skill, and resources to our programs. We remain responsible for ensuring that each of our programs are conducted in accordance with the applicable protocol, legal, regulatory and scientific standards.

If third parties do not successfully carry out their contractual duties in meeting expected deadlines or not conducting our R&D programs or preclinical studies as prescribed, if the quality or accuracy of the data they obtain is compromised due to the failure to adhere to our protocols, regulatory requirements or for other reasons, we or our collaborators may be subject to regulatory enforcement or other legal actions.

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Resultant data generated in our preclinical programs may be deemed unreliable and our studies and trials may need to be repeated, extended, delayed, or terminated. We may be delayed in or unable to obtain marketing approvals for our product candidates or to successfully commercialize our product candidates. As a result, our results of operations and the commercial prospects for our product candidates would be harmed, our costs could increase and our ability to generate revenues could be delayed.

We also rely on third party suppliers and manufacturers to provide us with the facilities, materials, and services to manufacture our DehydraTECH compounds for our research programs and our B2B customers. It is possible that such third parties may not successfully carry out their contractual obligations, meet expected deadlines, adhere to our protocols, or comply with regulatory requirements. This could result in lost revenue or program delays. Demand for our services may be adversely affected if customers lose confidence in the quality of our services or the industry’s practices. Adverse publicity may discourage businesses from contracting our services and could have a material adverse effect on future revenue generation.

Agreements with third parties conducting services on our behalf might terminate for a variety of reasons, including a failure to perform by the third parties. If any of these terminate, we may be unable to enter into arrangements with alternative providers or to do so on commercially reasonable terms. Switching or adding additional third parties involve increased management time, focus, regulatory approvals and/or additional cost. Any delays in our manufacturing capabilities or research studies may have a material adverse impact on our business, financial condition and prospects.

Any failure to prevent or mitigate security breaches and improper access to or disclosure of our data or our user data could result in the loss or misuse of such data, which could harm our business and reputation and diminish our competitive position.

Awareness and sensitivity to personal data breaches and cyber-security threats is at an all-time high. Our computer systems and those of our contractors and consultants are vulnerable to damage from unauthorized access, computer viruses, telecommunications and electrical failures, and natural disasters. If such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our R&D programs. We depend on digital technologies for the successful operation of our business, including corporate email communications to and from employees, licensees, consultants and third-party providers, collection, use and retention of investor data, security systems with respect to our Health Canada licensed laboratory and maintenance of confidential information.

As part of our business model, we collect, retain, and transmit confidential information over public networks. We may be vulnerable to targeted or random personal data or security breaches, acts of vandalism, computer malware, misplaced or lost data, programming and/or human errors, or other similar events. Any misappropriation of our internal confidential or personal information gathered, stored or used by us, be it intentional or accidental, could have a material impact on the operation of our business, including severely damaging our reputation and our relationships with licensees, employees and investors. We may incur further significant costs implementing additional security measures to protect against new or enhanced data security or privacy threats, or to comply with current and new international, federal, and state laws governing the unauthorized disclosure of confidential and personal information which are continuously being enacted. We could also experience loss of revenues resulting from unauthorized use of proprietary information including our intellectual property. We could also face sizable fines, significant breach containment and notification costs to supervisory authorities and the affected data subjects, and increased litigation as a result of cyber security or personal data breaches.

We may be subject to claims that our employees, consultants, or independent contractors have wrongfully used or disclosed alleged trade secrets.

We employ, and may employ in the future, individuals who were previously employed at other biotechnology or pharmaceutical companies, including our competitors or potential competitors. We could be subject to claims that the Company or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Successful claims could result in our loss of valuable intellectual property rights or personnel in addition to suffering monetary damages. Even if we are successful in any litigation, it could result in substantial costs and be a distraction to management with an adverse impact on our business.

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Risks Associated with our Financial Condition

There is substantial doubt as to our ability to continue as a going concern, which may affect our ability to obtain future financing and may require us to curtail or cease our operations.

Our consolidated financial statements as of May 31, 2025 were prepared under the assumption that we will continue as a going concern. As of May 31, 2025, we had unrestricted cash and cash equivalents of approximately $4.6 million to settle $1.5 million in current liabilities. Our ability to continue as a going concern will depend on our ability to obtain additional equity, effect a collaborative or strategic partnership, reduce or contain expenditures, and, ultimately, to generate revenue. Based on these factors, management determined that there is substantial doubt as to our ability to continue as a going concern.

If we are unable to continue as a going concern, we may have to liquidate our assets and may receive less than the value at which those assets are carried on our audited financial statements, and it is likely that investors will lose all or part of their investment. If we seek additional financing to fund our business activities as a result of the substantial doubt as to our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding to us on commercially reasonable terms or at all.

Without additional financing to develop our business plan, our business may fail.

We have generated only minimal revenue from our business and anticipate that we will need to raise further financing to conduct and grow our business. We can provide no assurance that we will be able to secure such financing. The most likely source of future funds presently available to us is through the sale of equity capital. Any sale of share capital will result in dilution to existing security-holders.

The longer-term growth of our business depends on our ability to expand our portfolio of patents and industry segments where DehydraTECH is demonstrably applicable, which may require substantial financial resources and may ultimately be unsuccessful.

There can be no assurance that we will achieve significant revenues or profitable operations or will generate adequate funds to continue our intellectual property development. Many factors, such as competition, patent protection, appropriate regulatory approvals, availability of personnel, and market acceptance of our services can influence the revenue and profitability potential. As a result, we may experience material fluctuations in future operating results on a quarterly and annual basis which could materially affect our business, financial condition, and operating results.

The R&D programs required to evidence that DehydraTECH’s demonstrated efficacy also works with other APIs and molecules to develop the evidence may ultimately be unsuccessful. We cannot be certain that our overall business model within any particular sector will ever come to fruition, and if they do, may not generate meaningful profits. We may not recover all or any portion of our capital investment in our research and technology development, marketing, or other aspects of the business.

We may enter into collaborations with third parties for the development and commercialization of our product candidates. If we fail to enter into such collaborations, or such collaborations are not successful, we may not be able to capitalize on the market potential of our product candidates.

We face significant competition in seeking appropriate partners. Our ability to reach a definitive agreement in any collaboration depends in part on our assessment of their resources, expertise and intent, the terms and conditions of the proposed agreement and the evaluation of numerous factors by the proposed collaborator. Our ability to generate revenues from these arrangements will depend on our collaborators’ abilities to successfully perform the functions assigned to them in these arrangements.

If we are unable to reach agreements with suitable collaborators on a timely basis, on acceptable terms, or at all, we may have to curtail the development of a product candidate, reduce or delay our development programs. This might delay our potential development schedule or reduce the scope of research activities or increase our expenditures. We may have to undertake further discovery or preclinical development activities at our own expense. If we fail to enter into collaborations and do not have sufficient funds or expertise to undertake the necessary development activities, we may not be able to further develop our product candidates or continue to develop our product candidates and our business may be materially and adversely affected.

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Future collaborations may involve the following risks whereby collaborators may:

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not perform their obligations as expected or terminate an agreement for their convenience. If terminated, we could be required to raise additional capital to pursue further development or commercialization of the applicable product candidates. We could face difficulty in attracting new collaborators. The markets’ perception of our business could be adversely affected;

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have significant discretion in determining the efforts and resources that they will apply. We would have limited control over the amount and timing of resources. They may provide insufficient funding for product development of our selected targets;

•	have us repeat or conduct new discovery and preclinical development or delay, stop or abandon discovery and preclinical development of a product candidate;
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view product candidates discovered in collaboration as competitive with their existing product candidates or products. They may cease to devote resources to the development of collaborative product candidates;

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independently develop, or develop with third parties, products that compete directly or indirectly with our products or product candidates if they conclude that competitive products are more likely to be successfully developed than our products;

•	use their proprietary information in such a way as to invite litigation that could jeopardize or invalidate our intellectual property;
•	become involved in a business combination which, subject to its contractual obligations, might detract from or terminate the development of any of our product candidates.

Risk Associated with Current Regulatory Environments

Our product candidates are in an early stage of development and may fail or experience significant delays or may never advance to the clinical stage, which may materially and adversely impact our business.

All of our R&D programs are in the preclinical development stage and our future success heavily depends on the successful development of our DehydraTECH product candidates which may never occur. These product candidates could be delayed, not advance into the clinic, or unexpectedly fail at any stage of development. Before we can commence clinical trials for a product candidate, we must conduct extensive preclinical and other non-clinical tests in order to support an investigational new drug (“IND”) application, including IND-enabling good laboratory practice toxicology studies. Preclinical studies and clinical trials are expensive, difficult to design and can take many years. There is no assurance that we will be able to successfully develop our product candidates, and we may focus our efforts and resources on product candidates that may prove to be unsuccessful.

We cannot be certain of the outcome of preclinical testing and clinical studies and results from these studies may not predict the results that will be obtained in later phase trials of our product candidates. Even if we are able to complete our preclinical studies and planned clinical trials in line with our projected timelines, results from such studies and trials may be not replicated in subsequent preclinical studies or clinical trial results. Additionally, such studies may be delayed due to events beyond our control. As a result, we cannot guarantee that we will be able to submit INDs, or similar applications, within our projected timelines, if at all, or that the FDA, or similar regulatory authorities, will allow us to commence clinical trials.

Pharmaceutical products incorporating DehydraTECH have never been approved for the treatment of disease.

In order to commercialize a product that utilizes DehydraTECH for the treatment of any disease, we and/or our commercial partner must obtain regulatory product approvals for treatment of a particular indication. Satisfying regulatory requirements is an expensive process that typically takes many years. There are compliance requirements covering R&D, testing, manufacturing, quality control, labelling, and promotion of drugs for human use. To obtain necessary regulatory approvals we must complete clinical trials demonstrating that our product is safe and effective for a particular indication. There can be no assurance that any product enhanced by DehydraTECH will be proven to be safe and effective, that clinical trials will demonstrate the necessary safety and effectiveness of the product candidates, or that we will be successful in obtaining regulatory approval for any treatment developed, even if such safety and effectiveness are demonstrated.

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We may encounter obstacles in obtaining regulatory approval from the FDA or other international regulatory organizations during clinical trials including:

•	clinical trials may not yield sufficiently conclusive results for regulatory agencies to approve the use of DehydraTECH;
•	DehydraTECH enhanced formulations may fail to be more effective than current therapies, or to be effective at all;
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DehydraTECH enhanced formulations may have adverse side effects, which could cause them to be delayed or precluded from receiving regulatory approval or otherwise expose us to significant commercial and legal risks;

•	it may take longer than expected to determine whether or not a treatment is effective;
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patients involved in the clinical trials may suffer severe adverse side effects even up to death, whether as a result of treatment with DehydraTECH enhanced formulations, the withholding of such treatment, or other reasons whether within or outside of our control;

•	patients enrolled in the clinical trials may not have the characteristics necessary to obtain regulatory approval for a particular indication or patient population;
•	failure to obtain and/or maintain, any required governmental approvals;
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if approval for commercialization is granted, it is possible the authorized use will be more limited than is necessary for commercial success, or that approval may be conditioned on completion of further clinical trials or other activities, which will cause a substantial increase in costs;

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if granted, approval may be withdrawn or limited if problems with DehydraTECH enhanced formulations emerge or are suggested by the data arising from their use or if there is a change in law or regulation.

Any success achieved at a given stage of the clinical trials does not guarantee that the future achievement of success at any subsequent stage, including without limitation, final FDA approval.

Delays or rejections in the regulatory approval process because of additional government regulation resulting from future legislation or administrative action, or from changes in the policies of the FDA or other regulatory bodies during the period of product development, clinical trials, or regulatory review may occur. Failure to comply with applicable regulatory requirements may result in criminal prosecution, civil penalties, recall or seizure of products, total or partial suspension of production, or an injunction preventing certain activity, as well as other regulatory action against our product candidates or our Company.

We may choose to conduct one or more of our clinical trials or a portion of our clinical trials for our product candidates outside the U.S. The acceptance of study data from clinical trials conducted outside the U.S. or another jurisdiction by the FDA or comparable regulatory authority may be subject to certain conditions or may not be accepted at all.

We currently have no commercial pharmaceutical products and therefore generate no revenue from pharmaceutical products and may never be able to develop marketable pharmaceutical products. We have limited experience in filing the applications necessary to obtain approval and expect that we will need to rely on CROs and regulatory consultants to assist us with this process. Regulatory approval also requires the submission about the product manufacturing process and the inspection of the manufacturing facilities. Our success is dependent on our or a third parties’ ability to successfully navigate the risks and obstacles associated with obtaining FDA clearance for any DehydraTECH enhanced formulated product.

Pharmaceutical products using DehydraTECH with CBD as an API have never been approved for the treatment of any disease.

To date the FDA has approved only limited use of cannabinoids for the treatment of any disease or condition. The FDA has approved one cannabinoid-derived drug product for the treatment of seizures associated with Lennox-Gastaut syndrome and Dravet syndrome and three synthetic cannabinoid-related drug products for the treatment of nausea and vomiting caused by cancer chemotherapy. While we expect any product candidates that we develop will be regulated as a new drug under the Federal Food, Drug, and Cosmetic Act, the FDA could decide to regulate them or any other products incorporating DehydraTECH under a different regulatory regime. The lack of policies, practices or guidelines may hinder or slow review by the FDA of any regulatory filings that we may submit. The FDA may respond to these submissions by defining requirements that we may not have anticipated.

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Regulation of non-pharmaceutical hemp-based CBD products is evolving.

We cannot predict the nature of any future laws, regulations, interpretations, or their application to non-pharmaceutical hemp-based CBD. It is probable that regulations may be enacted that will be directly applicable to our business. Violations, alleged or otherwise, could disrupt our business or the business of our licensees. Any compliance deficiencies with future government regulation could increase our operating costs.

In the US, interstate shipment of hemp-derived non-pharmaceutical CBD from one state to another is legal only where both states have laws and regulations that allow for the production and sale of such products and that qualify under the Farm Bill. The marketing and sale of DehydraTECH products containing hemp-derived non-pharmaceutical CBD is limited by such factors and is restricted to such states. A repeal or adverse amendment of laws and regulations that are now favorable to the distribution, marketing, and sale of finished products of hemp-derived CBD our licensees intend to sell could significantly limit, restrict, or prevent us from generating revenue related to these DehydraTECH enabled non-pharmaceutical products. Any such repeal or adverse amendment of now favorable laws and regulations could have an adverse impact on our business plan with respect to such revenues.

Controlled substance legislation differs between localities. Legislation in certain jurisdictions may restrict or limit our ability to develop and commercialize products using DehydraTECH.

We currently have licensees who produce hemp-derived non-pharmaceutical CBD products. The Farm Bill delegates the authority to the states to regulate and limit the production of these products within their territories. Many states now have laws and regulations that allow for the production and sale of hemp-derived CBD products. We can offer no assurance that these state laws will not be repealed or amended which could render these products illegal. Such actions would adversely impact our product revenue and royalties derived from DehydraTECH-enabled CBD products.

Risks Associated with Securities Markets and Ownership of our Common Stock

Our stock price is volatile and there is a limited market for our shares.

The stock markets generally have experienced, and will probably continue to experience, extreme price and volume fluctuations that have affected the market price of the shares of many small-cap companies. These fluctuations have often been unrelated to the operating results of such companies and in recent times have been exacerbated by investors’ concerns stemming from geopolitical issues and changes in macroeconomic conditions. Factors that may affect the volatility of our stock price include the following:

•	anticipated or actual fluctuations in our quarterly or annual operating results;

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•	our success, or lack of success, in developing and marketing our products and services;
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terrorist attacks, natural disasters and the effects of climate change, regional and global conflicts, sanctions, laws and regulations that prohibit or limit operations in certain jurisdictions, public health crises or other such events impacting countries where we have operations;

•	changes in macroeconomic conditions, including inflationary pressures;
•	changes in financial estimates by us or of securities or industry analysts;
•	the issuance of new or updated research reports by securities or industry analysts
•	the announcement of new products, services, or technological innovations by us or our competitors;
•	the announcement of new customers, partners or suppliers;
•	the ability to collect our outstanding accounts receivable;
•	changes in our executive leadership;
•	regulatory developments in our industry affecting us, our customers or our competitors;
•	competition;
•	actual or purported “short squeeze” trading activity; and
•	the sale or attempted sale of a large amount of common stock, including sales of common stock following exercises of outstanding warrants.

We are currently listed on the Nasdaq Capital Market and if we are unable to maintain listing of our securities on the Nasdaq Capital Market or any stock exchange, our stock price could be adversely affected and the liquidity of our stock and our ability to obtain financing could be impaired and it may be more difficult for our shareholders to sell their securities.

Although our common stock is currently listed on the Nasdaq Capital Market, we may not be able to continue to meet the exchange’s minimum listing requirements or those of any other national exchange. The delisting of our common stock from the Nasdaq Capital Market may make it more difficult for us to raise capital on favorable terms in the future. Such a delisting would likely result in a reduction in some or all of the following may occur, each of which could have a material adverse effect on our shareholders and may impair your ability to sell or purchase our common stock when you wish to do so:

•	the liquidity of our common stock;
•	the market price of our common stock;
•	our ability to obtain financing for the continuation of our operations;
•	the number of investors that will consider investing in our common stock;
•	the number of market makers in our common stock;
•	the availability of information concerning the trading prices and volume of our common stock; and
•	the number of broker-dealers willing to execute trades in shares of our common stock.

Further, if we were to be delisted from the Nasdaq Capital Market and we are unable to obtain listing on another national securities exchange, our common stock would cease to be recognized as covered securities and we would be subject to regulation in each state in which we offer our securities. Moreover, there is no assurance that any actions that we take to maintain our compliance would stabilize the market price or improve the liquidity of our common stock. Our stock has periodically been trading below the minimum bid price required for continued listing and there is no guarantee that we will be able to maintain compliance with the listing requirements of the Nasdaq Stock Market LLC.

Our by-laws do not contain anti-takeover provisions, which could result in a change of our executive management and directors if there is a take-over of our Company.

We do not currently have a shareholder rights plan or any anti-takeover provisions in our by-laws. Without any anti-takeover provisions, there is no deterrent for an unwanted take-over of our Company. This could result in a change of management, business strategy, a lower enterprise valuation than anticipated and/or dilution of current shareholdings.

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We do not intend to pay any dividends on our shares.

We have not declared or paid any dividends on our shares since inception. We intend to retain any earnings to implement our business plan. Investors seeking dividend income should not invest in our shares.

Purchasers of our shares may incur dilution.

We are authorized to issue up to 220,000,000 shares. Pursuant to Nevada corporate law, our Board of Directors (the “Board”) has the authority to approve additional share issuances, and to determine the rights, preferences, and privileges of such shares, without consent of any of our stockholders, though pursuant to Nasdaq Rules, stockholder approval may be required for certain of these actions. We may issue shares in the future to raise working capital resulting in shareholders dilution in the ownership of our Company.

We are a “smaller reporting company” under the SEC’s disclosure rules and have elected to comply with the reduced disclosure requirements applicable to smaller reporting companies.

As a smaller reporting company, we have elected to adopt the accommodations for scaled-back disclosure in our SEC filings, resulting in less information about our Company being available compared to other public companies. We are also a non-accelerated filer and are not required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002. Our internal controls over financial reporting will not receive the level of review provided by the process relating to the auditor attestation included in annual reports of issuers that are subject to these requirements.

We cannot predict if investors will find our common shares less attractive because we are not required to comply with more robust disclosure or the auditor attestation requirements. If investors find our common shares less attractive as a result, there may be a less active trading market for our common shares and trading prices may be negatively affected.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which reflect the views of our management with respect to future events and financial performance. These forward-looking statements are subject to a number of uncertainties and other factors that could cause actual results to differ materially from such statements. Forward-looking statements are identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects,” “targets,” and similar expressions. Such forward-looking statements may be contained in the sections “Risk Factors,” and “Business,” among other places in this prospectus. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on the information available to management at this time and which speak only as of this date. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under “Risk Factors.”

The identification in this document of factors that may affect future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You may rely only on the information contained in this prospectus.

We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of our common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

USE OF PROCEEDS

All shares of common stock offered by this prospectus are being registered for the account of the selling stockholders and we will not receive any proceeds from the sale of these shares. However, we will receive proceeds from the exercise of the Warrants if the Warrants are exercised for cash. We intend to use those proceeds, if any, to advance and execute plans for future R&D activities, for working capital and other general corporate purposes.

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MARKET PRICE OF OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

On January 12, 2021, the Company’s common stock and certain warrants began trading on the Nasdaq Capital Market under the trading symbols “LEXX” and “LEXXW,” respectively. Prior to this date the Company’s common stock was quoted on the OTCQX under the symbol “LXRP.” Our common shares were previously quoted on the Canadian Securities Exchange (“CSE”) under the symbol “LXX” until July 8, 2021.

Holders

As of October 9, 2025, there were approximately 34 shareholders of record.

Dividend Policy

We have never declared or paid any dividends on our capital stock. Our current policy is to retain earnings, if any, for use in our operations and in the development of our business. As a result, we anticipate that only appreciation of the price of our common stock, if any, will provide a return to investors for at least the foreseeable future. Any future determination related to dividend policy will be made at the discretion of our Board) and will depend on, among other factors, our results of operations, financial condition, capital requirements, contractual restrictions, business prospects and other factors our Board may deem relevant.

BUSINESS

Company Overview

Lexaria is a biotechnology company dedicated to the enhancement of the bioavailability of a diverse and broad range of active pharmaceutical ingredients (“APIs”) using our patented DehydraTECH™ drug delivery technology. DehydraTECH combines APIs with specific long-chain fatty acid-rich triglyceride oils and carrier compounds that improve the way they enter the bloodstream, increasing their effectiveness and allowing for lower overall dosing for improved tolerability while promoting healthier oral ingestion methods.

DehydraTECH can be used with a wide range of active molecules including glucagon-like peptide-1 drugs (“GLP-1”) and glucose-dependent insulinotropic polypeptide drugs (“GIP”), vitamins, pain medications, hormones, antivirals, nicotine and its analogs, and cannabinoids. Our technology can be applied to a variety of therapeutic indications, including diabetes, weight loss, epilepsy, hypertension and heart disease. DehydraTECH can be implemented in a multitude of ingestible product formats including oral suspensions, tablets, capsules, foods, beverages, and oral pouches. It is suitable for use with a variety of product formats including pharmaceuticals, nutraceuticals, over-the-counter products, and consumer packaged goods.

Intellectual Property

Lexaria’s involvement with the foundational technology of DehydraTECH dates back to 2014 when it entered into a strategic relationship with Poppy’s Teas LLC, and the original inventors of DehydraTECH, who had filed two initial US provisional patent applications for the technology. The strategic relationship evolved into the acquisition by Lexaria of Poviva Tea, LLC (formerly Poppy’s Teas LLC) which entity was then converted from a limited liability company to a corporation under the name Poviva Corp. (“Poviva”). Poviva is now the wholly-owned subsidiary of Lexaria and the named owner of all of the patents filed in connection with DehydraTECH. Lexaria has been granted an exclusive license to use DehydraTECH technology from Poviva for a period of time ending 25 years after the date of the last patent granted to Poviva. Since our first patent grant in 2017 for DehydraTECH, we have continued to pursue patent applications internationally in regions that are considered to have the highest commercial potential and, to date, have been allowed/granted 46 patents worldwide as of the date of this filing. Our pursuit and development of our technology has expanded our potential area of impact, both geographically and by sector.

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Our current patent portfolio includes patent family applications or grants pertaining to Lexaria’s compositions, methods of use in improving API bioavailability and palatability and methods of treatment for a range of therapeutic indications, orally or topically, for a wide variety of APIs encompassing cannabinoids; fat soluble vitamins; NSAID pain medications; and nicotine and its analogs. The pending and granted patents also cover the manufacturing and processing methods used to combine a variety of fatty acid-rich triglyceride oils with active pharmaceutical ingredients. This includes heating and drying methods and use of excipients and substrates.

The Company currently has several applications pending worldwide and, due to the complexity of pursuing patent protection, the quantity of patent applications will vary continuously as each application advances or stalls. We continue to investigate national and international opportunities to pursue expansions and additions to our intellectual property portfolio. Patents have been filed and/or granted specifically for the use of DehydraTECH with cannabinoids for the treatment of heart disease and hypertension to support our anticipated clinical trial work under our cleared Investigational New Drug (“IND”) application with the Food and Drug Administration (“FDA”), and for treatment of other prospective therapeutic indications of interest to us including epilepsy and diabetes/weight loss. Patents have also been filed specifically for the use of DehydraTECH with GLP-1/GIP drugs to support our ongoing and expanding cardiometabolic clinical research programs in this therapeutic field also for diabetes/weight loss.

We will continue to seek beneficial acquisitions of intellectual property if and when we believe it is advisable to do so. Due to the inherent unpredictability of scientific discovery, it is not possible to predict if or how often such new applications might be filed or patents issued.

Patents granted in the year ended August 31, 2024

In fiscal 2024, the Company’s patent portfolio expanded to include two new patent families which serves to further protect our exclusivity in the use of DehydraTECH with tobacco leaves and materials and treatment of epilepsy. And further expanded our patent protection for our other patent families. These patents are as follows:

•	our first ever Canadian patent granted in our 3rd patent family, to use DehydraTECH to more efficiently deliver lipophilic active agents via stable ready-to-drink beverage formats

•	our first ever European patent granted in our 6th patent family, to use DehydraTECH to more efficiently deliver lipophilic active agents via transdermal or dermal delivery.

•	our first ever Canadian patent granted in new patent family #14, to use DehydraTECH to more efficiently deliver lipophilic agents in infused tobacco leaves or tobacco materials

•	our first ever Japanese and Canadian patents in our 18th patent family, to use DehydraTECH to enhance antiviral agents

•	our first ever Canadian patent granted in our 20th patent family, to apply DehydraTECH enhancement technology to the sublingual delivery of nicotine.

•	a new US patent granted in our 21st patent family which recognizes DehydraTECH’s ability, when combined with CBD, to treat hypertension.

•	four US patents granted in new patent family #24 which recognizes DehydraTECH’s ability, when combined with CBD, to treat epilepsy.

Please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of —Patents” for additional information on our allowed and granted patents.

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Research & Development

Lexaria incurred $2,360,565 in R&D expense during fiscal 2024. Specific programs are in ongoing development and are prioritized relative to our financial and operational ability to undertake each research phase for specific APIs. Due to our expanding portfolio coverage, we continue to explore accelerated timetable options for testing, research, and further development. Our ongoing R&D programs are always subject to our existing financial resources and our ability to raise capital to fund them. The Company regularly pursues new R&D programs that investigate potential commercial applications for the incorporation of DehydraTECH. These include, but are not limited to, ongoing programs to explore different therapeutic indications that DehydraTECH-enhanced drug products can be utilized together with new and improved treatment options. Currently, our primary clinical research areas of interests are focused on the investigation of DehydraTECH-powered GLP-1/GIP drugs as well as CBD for the treatment of diabetes and weight loss and, also, CBD for the reduction of hypertension for which our IND application to perform a Phase 1b study has received a Study May Proceed letter from the FDA in early calendar-2024. Previously, our study programs provided successful human and/or animal testing results with DehydraTECH formulations of nicotine for oral pouches and prospective nicotine replacement therapy, human hormones, antiviral drugs, CBD for diabetes, weight loss and seizure disorder applications, and others. Depending on the number or complexity of the programs undertaken, R&D budgets are expected to vary significantly. It is in our best interest to remain flexible at this early stage of our R&D efforts in order to capitalize on potential novel findings from early-stage tests and thus redirect research when necessary into specific avenues that offer the most reward.

Lexaria is advancing several R&D activities in preclinical as well as on-going and planned future clinical programs that investigate potential commercial applications for the incorporation of DehydraTECH which are outlined below.

Diabetes and Weight Loss Management Investigation

Lexaria has completed follow-on investigational studies to examine DehydraTECH-enhanced GLP-1/GIP drugs for prospective improvement in diabetes and weight loss management applications. These follow-on studies built upon the results of the initial human pilot studies that the Company conducted in fiscal 2024, namely human pilot studies GLP-1-H24-1 and GLP-1-H24-2 which investigated different formulations of DehydraTECH-semaglutide and evidenced a higher level of semaglutide in blood and fewer adverse effects as compared to the Rybelsus® control.

Human Pilot Study #1 (GLP-1-H24-1)

GLP-1-H24-1 was an investigator-initiated pilot study of the GLP-1 drug semaglutide with seven (7) healthy volunteers comparing performance of a DehydraTECH-semaglutide oral capsule formulation to that of commercially available Rybelsus® tablets. For purposes of this initial study, the DehydraTECH-semaglutide composition was compound formulated using Rybelsus tablets as the semaglutide source input. This study’s findings showed that the DehydraTECH-semaglutide capsules sustained higher levels of semaglutide in blood; had faster achievement of peak drug delivery; had reduced incidence of moderate to severe side effects; sustained lower levels of blood glucose and lowered blood-glucose spike after eating.

Human Pilot Study #2 (GLP-1-H24-2)

GLP-1-H24-2 was a follow-on pilot study to GLP-1-H24-1 and deemed to be of scientific interest to learn whether the DehydraTECH advantages were also experienced under fed conditions. The DehydraTECH-processed Rybelsus® evidenced higher semaglutide levels in 17 of the 19 blood draws taken until the 24-hour completion of the study averaging 18.8% higher semaglutide levels over the course of the study compared to Rybelsus® alone, although the differences were variable and not significant statistically with such a small sample size. In addition, none (0) of the 9 people taking the DehydraTECH-processed Rybelsus® swallowed as a capsule experienced any adverse events whatsoever. However, of the 9 human volunteers in the Study taking the Rybelsus® tablet, 6 of them experienced mild adverse events.

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Chronic Dosing Animal Study (WEIGHT-A24-1)

This was an obese rat diabetic-conditioned study similar to a previous Lexaria study (DIAB-A22-1), with 12 study arms and 6-10 animals per arm. This study design provided investigation for 12 weeks to study weight loss pharmacokinetic (“PK”), and blood sugar control over time, followed by full data analysis and reporting. The initial eight study arms studied varied DehydraTECH formulations of semaglutide and liraglutide, with and without the salcaprozate sodium “SNAC” technology currently found within Rybelsus® tablets, as well as varied DehydraTECH formulations of CBD. The following four study arms studied DehydraTECH formulations that were created using a combination of: (i) a select DehydraTECH-semaglutide formulation with a select DehydraTECH-CBD formulation and (ii) the DehydraTECH-liraglutide formulation with a select DehydraTECH-CBD formulation; each against a positive control arm of Rybelsus® and a placebo arm. On October 22 and October 24, 2024, the Company announced its study findings as collected on the initial eight study arms, noting that DehydraTECH-liraglutide (Group H) and select DehydraTECH-CBD formulations (Groups B, C, and D) outperformed the DehydraTECH-semaglutide formulations with respect to weight loss. These findings appeared to support Lexaria’s belief that DehydraTECH-CBD may have utility in diabetic control. DehydraTECH-liraglutide (Group H) and select DehydraTECH-CBD formulations (Groups A and B) were also the top performers in the study for overall blood sugar level changes of -11.540%, 1.09% and -3.76% respectively. On November 20, 2024, Lexaria published the 12-week weight-control performance and blood sugar control performance results for all study arms. The results indicated that, other than Lexaria’s Group A DehydraTECH-CBD study arm, all other DehydraTECH enhanced study arms outperformed the Rybelsus® control arm with respect to body weight-control and body weight-control improvement with statistically significant improvements over Rybelsus® by week 12. Subsequent brain and blood absorption pharmacokinetic results are currently being analyzed.

Human Pilot Study #3 (GLP-1-H24-3)

The Company conducted a human pilot study in nine (9) healthy human volunteers to study, under fasted conditions, a single daily dose of oral ingested DehydraTECH-tirzepatide capsules (compound-formulated using Zepbound® by Eli Lilly at a strength of 20 mg) administered over a seven-day period as compared to commercially available injectable Zepbound® at a strength of 2.5 mg to evaluate tolerability, PK, and blood sugar. The results as announced on January 14, 2025 and March 18, 2025, evidenced that orally delivered DehydraTECH-tirzepatide produced fewer adverse events as compared to injected Zepbound® and, while having lower levels of blood delivery throughout the study, DehydraTECH-tirzepatide provided steady and consistent rising in blood levels as compared to peak levels of blood delivery seen with Zepbound within the 2nd day followed by subsequent declines. Importantly, DehydraTECH-tirzepatide reached blood level parity with injectable Zepbound® by the end of the study.

Human Pilot Study #5 (GLP-1-H25-5)

The Company conducted a human pilot cross-over study in ten (10) overweight human volunteers to investigate, under fasted conditions, daily administration of oral ingested DehydraTECH-liraglutide capsules (45 mg) administered over a seven-day period as compared to commercially available injectable Saxenda® at a strength of 0.6 mg to evaluate the potential of an oral version of liraglutide and to demonstrate comparable functional results of DehydraTECH-liraglutide to support a potential expedited FDA 505(b)(2) regulatory pathway. The results as announced on June 11, 2025, evidenced that orally delivered DehydraTECH-liraglutide produced fewer adverse events as compared to injected Saxenda® while having comparable measurements in blood glucose, insulin and body weight-control.

Chronic Dosing Human Study (GLP-1-H24-4)

As announced throughout the fiscal year, chronic human study GLP-1-H24-4 conducted in Australia with Lexaria (AU) Pty Ltd acting as the sponsor, investigated 126 overweight, obese, pre-diabetic and/or type-2 diabetic human volunteers/patients. The primary endpoint in this study was to assess impacts upon safety and tolerability based on the incidence of treatment emergent adverse events. A high priority was to compare DehydraTECH-processed semaglutide capsules to DehydraTECH-CBD capsules alone - and together in combination - relative to a positive control over an extended period of time. Inclusion of DehydraTECH-CBD in this study was undertaken to determine if the improvements in glycemic control and weight loss witnessed in Lexaria’s previous animal study DIAB-A22-1 were evidenced in humans.

In addition, this study was expanded to incorporate an orally delivered DehydraTECH-tirzepatide arm in order to build upon the dataset from the previous DehydraTECH-tirzepatide human pilot study GLP-1-H24-3.

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On July 28, 2025, preliminary results at the 8-week interim point of the study were released. The results regarding the reduction of adverse events in patients administered with DehydraTECH-semaglutide and DehydraTECH-tirzepatide as compared to the Rybelsus® control arm showed an encouraging reduction of gastrointestinal adverse events by 43.5% for patients dosed with DehydraTECH-semaglutide as compared to Rybelsus®. On August 14, 2025, the Company announced that the important study milestone known as last patient last visit had been achieved in this study, such that full sample and data analyses can now be conducted pursuant to the late calendar-2025 final reporting objective.

Rodent Biodistribution Study

As announced on February 6, 2025, Lexaria undertook to conduct the first-ever study tracking biodistribution of fluorescently tagged semaglutide in Sprague-Dawley rats, manufactured in two different test articles; one formulated to mimic Rybelsus®; and a second enhanced with DehydraTECH to determine whether the biodistribution of each article reflected any differences.

Long Term Stability Testing

Lexaria is also actively studying the chemical and microbiological purity and stability of select DehydraTECH compositions that it has prepared for the above animal and human studies over an extended duration of 6-12 months. Along with improved tolerability, PK and efficacy performance, long term stability is crucial if oral variants of GLP-1/GIP drugs are to be seriously considered as replacements for currently injectable versions of these drugs.

Hypertension Management Investigation

Hypertension Phase 1b IND Trial HYPER-H23-1

The FDA provided Lexaria with a positive written response on August 10, 2022, from our pre-IND meeting regarding DehydraTECH-CBD for the treatment of hypertension. The FDA confirmed that it had agreed with Lexaria’s proposal to pursue a 505(b)(2) new drug application (“NDA”) regulatory pathway for our program. On January 29, 2024, Lexaria submitted its IND application with the FDA and it received a Study May Proceed letter from the FDA on February 29, 2024. Since that time, Lexaria has filed its Annual Report for study HYPER-H23-1 to maintain its active status and continues to address certain of the FDA conditions while also seeking funding to commence the study.

The IND application was supported by the results of Lexaria’s five investigator-initiated human clinical studies of its DehydraTECH-CBD which were conducted between 2018-2023, in an aggregate total of 134 people, without recording a single serious adverse event (the “HYPER Studies”). The HYPER Studies evidenced significant reductions in resting blood pressure over both acute and multi-week dosing regimens alone and, in some cases, complementary to standard of care medications; suggesting that DehydraTECH-CBD has the potential to have broad therapeutic utility.

Business Development

Diabetes and Obesity

The U.S. Centers for Disease Control and Prevention(www.cdc.gov) has indicated that in the United States:

•	About 38 million adults have diabetes, and 1 in 5 of them don’t know they have it.
•	Diabetes is the eighth leading cause of death.
•	Type 2 diabetes accounts for about 90% to 95% of all diagnosed cases of diabetes; type 1 diabetes accounts for about 5% to 10%.
•	Diabetes is the No. 1 cause of kidney failure, lower-limb amputations, and adult blindness.
•	In the last 20 years, the number of adults diagnosed with diabetes has more than doubled.
•	Medical costs and lost work and wages for people with diagnosed diabetes total $413 billion yearly.
•	Medical costs for people with diabetes are more than twice as high as for people who don’t have diabetes.

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And that 1 in 5 children and 2 in 5 adults have obesity, which can result in numerous health conditions, including high blood pressure, heart disease and type 2 diabetes with costs to the US healthcare system reaching almost $173 billion a year.

In order to assist with battling these chronic health issues, GLP-1 drugs have recently been approved by the FDA for type two diabetes and weight loss management.  Rybelsus® (semaglutide) is the only GLP-1 drug approved by the FDA for oral dosing to treat diabetes and weight loss. The FDA has also approved semaglutide marketed as Ozempic® and Wegovy®, administered by injection, to treat diabetes and weight loss, respectively. All three of these drugs are owned and manufactured by Novo Nordisk®.  Use of GLP-1 drugs has evidenced weight loss of between 10 pounds to 33 pounds, or more. One 68-week study of 667 people reported an average loss of 15% of body weight.

Anecdotal commentary also suggests that some patients are experiencing reduced cravings for alcohol, nicotine and opioids while taking GLP-1 drugs. Other trials are examining their effects on heart disease and even dementia in part because of evidence that GLP-1 drugs may reduce the build-up of the proteins amyloid and tau in the brain, thought to be partly responsible for Alzheimer’s disease.

Because GLP-1 drugs have experienced FDA approvals as recently as 2021 and 2022, and because the health benefits of this drug class are still being discovered and understood, the potential market size is unknown. Published reports are widely estimating $100 billion in sales per year, by 2030. At least one analyst from Guggenheim Partners published a note on September 12, 2023 in which he explained how “the total addressable market for these so-called incretin drugs could balloon to $150 billion to $200 billion.”

Side effects of GLP-1 drugs vary but can include nausea, vomiting, diarrhea and more. A small number of GLP-1 drugs have already been tested or approved in oral format but some studies have reported worse side effects with the oral form. The drugs are also being investigated for their relationship to bone density, muscle loss and more. Because of potential serious side effects, it may be beneficial to treat patients with lower oral doses of the drugs, something that Lexaria’s DehydraTECH technology may enable if it can improve the PK performance of GLP-1 drugs through oral capsules.  For this reason, Lexaria has spent the majority of calendar 2024 performing human pilot studies and animal studies on DehydraTECH-enhanced GLP-1 and GIP drug formulations to determine if better efficacy with reduced side effects will occur utilizing the DehydraTECH patented technology.

Hypertension

As identified by the World Health Organization (https://www.who.int/news-room/fact-sheets/detail/hypertension) approximately 1.28 billion people worldwide suffer from hypertension - elevated blood pressure - and it is recognized as one of the world’s top health problems. Only 21% of people with hypertension have it under control which demonstrates enormous unmet need. Among persons 50 years of age or older, isolated systolic hypertension is the most common form of hypertension, and systolic blood pressure can be more important than diastolic blood pressure as an independent risk predictor for coronary events, stroke, heart failure, and end-stage renal disease.

Drugs focused on blood pressure and related conditions are some of the best selling drugs in the world. Lipitor™, used to treat high cholesterol and reduce the risk of heart disease, has generated $163 billion in revenue from 1992 (https://www.statista.com/statistics/1089322/top-drugs-by-lifetime-sales-globally/) until 2021. Plavix™ is used to prevent heart attack and stroke, has sold $84 billion from 1992 until 2017 (https://www.forbes.com/sites/simonking/2013/01/28/the-best-selling-drugs-of-all-time-humira-joins-the-elite/). There are several hypertension drugs that each generate $1 billion per year or more in revenue. Treatment-resistent hypertension, valued at $43 million in 2023 and expected to reach $159.4 million by 2033 (https://www.futuremarketinsights.com/reports/treatment-resistant-hypertension-management-market).

Lexaria is determined to fill the need for a safe, effective, tolerable treatment for hypertension and have a meaningful impact on comorbidity-related costs and deaths with our DehydraTECH-CBD. In pre-clinical and exploratory studies conducted to-date, Lexaria has evaluated through in vivo, in vitro, and human clinical testing the repeatedly evidenced efficacy in utilizing DehydraTECH-CBD to reduce blood pressure while avoiding serious negative adverse effects. Efficacy and lack of negative side effects are two major objectives of FDA-registered clinical studies. With the favorable results from our 2021-2023 HYPER programs, we submitted an Investigational New Drug (“IND”) application which received a Study May Proceed letter from the U.S. Food and Drug Administration (“FDA”) on February 28, 2024 for the development of Lexaria’s DehydraTECH-CBD for the treatment of hypertension pursuant to a 505(b)(2) new drug application (“NDA”) regulatory pathway. This abbreviated pathway typically enables a quicker route to commercial approval than a traditional 505(b)(1) NDA pathway.

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Lexaria’s IND-enabling program is made possible through successfully completed studies that have provided support for more ambitious commercial goals. The successful results from HYPER-H21-4, HYPER-H21-3, HYPER-H21-3, HYPER-H21-1 and our 2018 human clinical study, along with a number of successful animal studies demonstrating pharmacokinetic (“PK”) performance; and the molecular characterization work completed through Canada’s National Research Council, have together established a strong body of evidence for Lexaria’s DehydraTECH-CBD. These studies have shown that DehydraTECH-CBD demonstrates superior bio absorption upon oral administration and is effective at reducing blood pressure with no significant unwanted side effects.

Licensing

Lexaria has strategically structured its organization to obtain the most value from its DehydraTECH patented technology and has provided its subsidiary companies with exclusive rights to use DehydraTECH or sublicense DehydraTECH with specific molecules, namely, CBD, Nicotine, and all other molecules for solely nutraceutical products and all molecules, other than nicotine, for pharmaceutical products.

Lexaria Nicotine LLC, (16.667% owned by Altria Ventures Inc.) holds the exclusive rights to the use or sublicense of DehydraTECH with nicotine molecules.  As at the fiscal year ended August 31, 2024, Lexaria Nicotine LLC has one perpetual non-exclusive global license issued to Altria Client Services LLC for DehydraTECH-Nicotine.

In January 2021, Lexaria’s wholly-owned subsidiary, Lexaria CanPharm ULC sold its exclusive license rights and assigned all sublicenses for the use of DehydraTECH with non-pharmaceutical THC-related assets to Hill Incorporated (formerly Hill Street Beverage Company Inc.) (“Hill Inc.”). The remaining consideration outstanding for the acquisition of this license, is a promissory note bearing an original value of CDN$2 million which is reduced quarterly based on royalty payments of 5% of the gross proceeds received by Hill Inc. from DehydraTECH infused products or sublicenses issued for the use of DehydraTECH.

Lexaria Hemp Corp. holds the exclusive license to the use of DehydraTECH with cannabis that contains less than 0.3% THC for non-pharmaceutical products.  As at the fiscal year ended August 31, 2024, Lexaria Hemp Corp. had the following active licenses:

•	Non-exclusive license with Hill Inc. for all product formats globally;
•	Non-exclusive license with Boldt Runners Corporation for oral pouch and oral mulch products in the US, South Africa and Japan;
•	Non-exclusive license with Cannfections Group Inc. for chocolates and candy in Canada;
•	Non-exclusive license with Bevnology LLC for all product formats globally excluding Japan, Korea and China;
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Non-exclusive license (other than the rights held by Hill Inc. and Boldt Runners Corporation) with Premier Anti-Aging Co. Ltd. (as assigned pursuant to its absorption merger with Premier Wellness Science Co. Ltd.) (“Premier”) for all product formats in Japan.

Premier, a cosmetics and skin-care company listed on the Tokyo Stock Exchange, amended its exclusive perpetual license to a non-exclusive license ending on August 31, 2025.  The amended license required quarterly payments of US$84,000 until August 31, 2024 and thereafter quarterly payments of US$174,000 until the end of the term.

In addition to the minimum payments, Lexaria will also receive royalty revenue from DehydraTECH licensed product sales under the agreed terms.

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Lexaria Pharmaceutical Corp. (“LEXX Pharma”) holds the exclusive rights to license DehydraTECH in connection with all molecules other than cannabis and nicotine, with the exception that it can produce and sublicense rights to produce cannabis DehydraTECH products that required physician consultation and were intended to treat a therapeutic indication.  On July 26, 2023 LEXX Pharma agreed to limit its exclusive rights to the use or sublicense of DehydraTECH for all of the noted molecules solely in connection with products that were created with the intention to treat a therapeutic indication and required physician consultation.  As of the fiscal year ended August 31, 2024 LEXX Pharma had the following active licenses:

•

Non-exclusive license with AnodGen Bioceutical for pharmaceutical and medical product applications incorporating DehydraTECH-infused psychoactive cannabinoid powders and medical product applications incorporating DehydraTECH-infused non-psychoactive cannabinoid powders within Europe including the UK, Australia and New Zealand. This license is dormant and we are not aware if AnodGen will be capable of exercising their business plan.

•

Non-exclusive license with Valcon Medical A/S for bulk powder formats, as solid oral dosage forms such as powder-filled capsules, and compressed tablets, pills and oral melts, and in topical creams or lotions with or without patch integration that incorporate DehydraTECH-infused cannabinoids for the purposes of medical product applications within Europe including the UK. Valcon has not communicated their intentions or timeline of development of products utilizing this license.

•

Exclusive license with Lexaria (AU) Pty Ltd for the use of DehydraTECH-CBD formulation 2.0, DehydraTECH-semaglutide and DehydraTECH-tirzepatide for pharmaceutical products to treat weight-loss and diabetes in the territory of Australia

On July 26, 2023, Lexaria issued its subsidiary, Lexaria Nutraceutical Corp., an exclusive license to the use of DehydraTECH for all molecules, excluding those associated with nicotine or cannabis, solely in association with non-pharmaceutical products.  As at the fiscal year ended August 31, 2024, Lexaria Nutraceutical Corp. had the following active licenses:

•	Non-exclusive license with Bevnology LLC for various non-pharmaceutical product formats in the US;
•	Exclusive, world-wide, perpetual and sublicenseable license with SulfoSyn Limited for the use of DehydraTECH with the molecule sulforaphane;

Competition

The biopharmaceutical industry is characterized by intense competition and rapid innovation. We believe the key competitive factors that will affect the development and commercial success of any DehydraTECH enhanced product candidates are efficacy, safety, tolerability, reliability, convenience of use, price, and reimbursement. We face competition from segments of the pharmaceutical, biotechnology and other related markets that pursue the development of API delivery platforms. We anticipate facing intense and increasing competition as new more advanced API delivery technologies become available. There can be no assurance that our competitors are not currently developing, or will not in the future develop, technology that is equally or more effective or is more economically attractive than any of our current or any enhanced versions of DehydraTECH.

Our competitors may be able to develop other drug delivery platforms that are able to achieve similar or better results than DehydraTECH. Our competitors include major multinational pharmaceutical companies, established biotechnology companies, specialty pharmaceutical companies, universities, and other research institutions. Many of our competitors have substantially greater financial, technical, and other resources, such as larger research and development staff and experienced marketing and manufacturing organizations and well-established sales forces. Established pharmaceutical companies may also invest heavily to accelerate discovery and development of novel therapeutics or to in-license novel therapeutics that could make DehydraTECH-enabled product candidates obsolete. Smaller or early-stage companies may also prove to be significant competitors, particularly as they develop novel approaches to oral or topical drug delivery that DehydraTECH is focused on.

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Mergers and acquisitions in the biotechnology and pharmaceutical industries result in even greater concentration of resources and capital in our competitors. Our competitors, either alone or with collaborative partners, may succeed in developing, acquiring, or licensing API delivery technologies that are more effective, safer, more easily commercialized or less costly than DehydraTECH.

Competition in alternative health sectors and consumer products in the U.S. is fierce. We expect to encounter competitive threats from existing and new participants in the sector with competing technologies. Food supplements, organic foods, and health food markets are all well established and the Company and/or its licensees will face many challenges within these markets. Although Poviva Corp. has filed patent applications to protect intellectual property, there is no assurance that patents beyond those already issued will be granted nor that other firms may not file superior patents pending. Lexaria is aware of other competing technologies that claim to also enhance the bio absorption of bioactive molecules as DehydraTECH has repeatedly demonstrated through in vitro and in vivo scientific testing. By and large, these technologies are mostly forms of nanotechnology that generally claim to enable the formation of microencapsulated microemulsions of active ingredients. These technologies can enable exceptional water solubility of ingredients and can impart improved intestinal bio absorption as a result, but do not necessarily offer the breadth of performance and value enhancing benefits that Lexaria’s DehydraTECH technology offers to its licensees.

Competition in nicotine, alternative nicotine delivery and nicotine cessation sectors in the U.S. is comprised of long-established entities, brands, and new technologies competing to create less harmful options. The sectors are complicated by the significant historical empirical data of older products or technologies versus the more limited published supporting data regarding the effects of new products or technologies. Due to the size of the sectors we expect to encounter competitive threats from existing participants and unknown new entrants. There is no assurance that other technologies already deployed, or in development, will not form the basis of product formats that competitors or consumers choose to utilize. It is also possible that historic delivery methods that have been in use and the familiarity with them may prevent adoption of products utilizing DehydraTECH in alternative delivery formats. Competing technologies or products may utilize known delivery formats or entirely new and unforecastable formats. Lexaria has demonstrated through scientific testing that DehydraTECH delivers nicotine rapidly and effectively through oral delivery. We believe that if we can educate and influence consumers to adopt a food-grade edible product format, and if US regulatory bodies authorize such format, we may be able to offer a competitively successful new product format that utilizes DehydraTECH.

While we are an early adopter providing technology to the cannabinoid sector, there are a large number of public companies that have claimed to be involved in the sector in some fashion, and an unknown number of private companies. Our current strategies may prove to be ineffective as the sector grows and matures, and if so, we will have to adapt quickly to changing sectoral circumstances. Accordingly, the Company intends to aggressively pursue technology out-licensing opportunities not only within the cannabinoids and nicotine sector where we are already active, but also across other sectors where DehydraTECH is patent allowed and/or pending, including opportunities in the vitamin and supplements sector and the pain relief sector.

Lexaria believes DehydraTECH offers a host of benefits beyond what competing technologies can offer, including enhanced pharmacokinetic performance of APIs into the bloodstream and into brain tissue, reduced adverse reactions, superior oral palatability, a more appealing and all-natural ingredient compositional profile from an oral product and beverage formulation perspective, more predictable time of delivery into bloodstream and certain target tissues, and superior scalability and cost effectiveness from a manufacturing perspective. Lexaria believes that DehydraTECH is significantly distinguished from competing technologies in these respects and has a view of growing the breadth and number of licensees who will adopt DehydraTECH into their product offerings. Lexaria believes that these competitive advantages together with our wealth of scientific data showing noteworthy bio absorption enhancements with DehydraTECH constitute a compelling value proposition for its prospective licensees. We intend to continue to pursue license arrangements in the multiple bioactive ingredient sectors identified in its issued and pending patent applications.

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Compliance with Government Regulation

The U.S. Farm Bill, was passed in December 2018, and removed certain restrictions on advertising, marketing, banking, and other financial services as well as allowing interstate commerce for hemp and hemp-derived CBD. It also facilitated the removal of barriers for intellectual property protections under federal law such as patents and trademarks. However, the Farm Bill preserves the FDA’s authority to regulate products that contain hemp-derived CBD and to date the FDA has not issued an approval for any CBD products, other than one cannabis-derived and three cannabis-related drug products. Accordingly, the ambiguity regarding the incorporation of CBD into ingested and topical products has had significant impacts on the industry segments to which we license DehydraTECH and could potentially change some of the regulatory compliance risks that may affect our business.

As well, while more than thirty-nine states in the U.S. have passed some form of legislation related to that state’s permission to grow, cultivate, sell, or use marijuana and/or CBD for medical purposes or for recreational use, legislation is not necessarily harmonious between states and in most circumstances, it is not legal to transport cannabis-related products across state lines.

Lexaria legally conducts R&D on cannabis ingredients in our Canadian federally licensed laboratory in compliance with all federal and local Canadian laws. We abide by U.S. federal law that provides for certain exemptions for agricultural hemp and certain by-products to be manufactured and sold in the U.S. DehydraTECH is only licensed to those companies that have met and comply with state regulations for the sale and distribution of cannabis related products in their licensed operating territories.

DehydraTECH has applications in completely separate sectors such as GLP-1/GIP drugs, vitamins, CBD for applications under pursuit for medical applications registered with the FDA, and nicotine. We are continuing formulation development for research and validation purposes in each of these areas. We have a formal relationship with the Altria Group and have conducted R&D with that company related to the possible development of nicotine oral products. If we do enter any of these sectors, we may be exposed to and of necessity may have to comply with all local, state, and federal regulations in each of those sectors. As a result of the possibility of Lexaria being involved in a number of disparate business sectors, compliance with government regulations could require significant resources and expertise from our Company.

Employees and Contractors

We utilize employees and consultants for the Company’s intellectual property development and licensing and business operations. Our Company relies on the business and technical experience of our existing management, on the technical abilities of consulting experts, and on the technical and operational abilities of its operating partner companies to identify and evaluate business opportunities. We currently have seven full-time salaried employees under contract and may add personnel to expand our internal R&D capacity. None of our employees are represented by a labor union and we consider our employee relations to be good. We outsource virtually all analytical work to independent third-party laboratories located in the USA, Canada, and Europe.

Our executive personnel are entitled to incentives as set by our Compensation Committee. All executives, directors, employees and select contractors are eligible for participation in the Company’s equity incentive plan, the primary purpose of which is to attract, retain and motivate our team members by granting stock-based compensation awards.

Description of Property

The Company headquarters is in Kelowna, British Columbia Canada in a leased facility with 2,250 square feet of office space to accommodate our finance and administrative functions as well as a Health Canada approved research lab of approximately 1,000 square feet accommodating our in-house research and development team. The current lease has been extended for an additional five years expiring on November 14, 2028. We believe our current facilities are suitable and adequate for the Company’s current operational requirements.

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Subsidiaries

Lexaria Bioscience Corp. has the following wholly owned subsidiaries:

•	Lexaria CanPharm ULC (which is wholly-owned by Lexaria CanPharm Holding Corp.),
•	Lexaria CanPharm Holding Corp.,
•	Poviva Corp.,
•	Lexaria Hemp Corp.,
•	Kelowna Management Services Corp.,
•	Lexaria Nutraceutical Corp.,
•	Lexaria Pharmaceutical Corp., and
•	Lexaria (AU) Pty Ltd.

and our majority owned (83.333.%) subsidiary Lexaria Nicotine LLC. Altria Ventures Inc. owns a 16.667% equity interest along with certain other rights in Lexaria Nicotine LLC.

Available Information

Lexaria’s common stock is quoted on the Nasdaq under the symbol “LEXX” and certain warrants are quoted under “LEXXW”. We file annual, quarterly, and current reports, proxy statements and other information with the U.S. Securities Exchange Commission (the “SEC”). These filings are available to the public on the internet at the SEC’s website at http://www.sec.gov. Lexaria Bioscience Corp. is a British Columbia based reporting issuer in Canada and as such, we are required to file certain information and documents at www.sedarplus.ca.

Our corporate website is www.lexariabioscience.com. This website address is not intended to function as a hyperlink and the information contained on our website is not intended to be a part herein. We make available free of charge on https://www.lexariabioscience.com/investors/regulatory-filings/ our annual, quarterly, and current reports, and amendments to those reports if any, as soon as reasonably practical after we electronically file such material with, or furnish it to, the SEC. Further details on our research programs are provided in our 2023 and 2024 Form 10-K and Form 10-Q filings. We may, from time to time, provide important disclosures to investors by posting them in the Investor Relations section of our website.

The address of our principal executive office and research laboratory is #100–740 McCurdy Road, Kelowna, British Columbia, Canada V1X 2P7. We maintain our registered agent’s office and our U.S. business office at Registered Agents Inc. 401 Ryland Street, Ste. 200A, Reno, NV 89502. Our telephone number is (250) 765-6424.

Recent Developments

Termination of ATM Facility

On August 21, 2024, we entered into a Capital on Demand™ Sales Agreement, as amended (the “Sales Agreement”), with JonesTrading Institutional Services LLC (the “Agent”), pursuant to which we could issue and sell, from time to time, up to $5,000,000 of our common stock through the Agent, acting as our sales agent or principal. The Company sold an aggregate 14,995 shares under the Sales Agreement for gross proceeds of $38,236.00. On September 19, 2025, we terminated the Sales Agreement, effective immediately.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Company Overview

Lexaria’s DehydraTECH patented technology is a drug delivery platform technology that improves the way that Active Pharmaceutical Ingredients (“API”) enter the bloodstream and brain tissue. Based on R&D studies completed in animals and humans, DehydraTECH has been shown to improve the delivery of bioactive compounds into the bloodstream, offering potential to lower overall dosing, and is highly effective in API delivery available in a range of formats from oral ingestible to oral buccal/sublingual to topical products. DehydraTECH substantially improves the rapidity and quantity of API transport to the blood plasma and brain using the body’s natural process for distributing fatty acids via oral ingestion. This technology extends across many categories beyond the primary pharmaceutical focus of the Company, from foods and beverages to cosmetic products and nutraceuticals.

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Executive Summary

Lexaria’s DehydraTECH patented technology improves the delivery of bioactive compounds while promoting healthy ingestion methods, lowers overall dosing, and is highly effective in active molecule delivery available in a range of formats from oral ingestible to oral buccal/sublingual to topical products. DehydraTECH substantially improves the rapidity and quantity of API transport to the blood plasma and brain using the body’s natural process for distributing fatty acids via the oral route. This technology extends across many categories beyond the primary pharmaceutical focus of the Company from foods and beverages to cosmetic products and nutraceuticals.

Lexaria is advancing several R&D activities in both preclinical and planned future clinical programs. Our primary focus during the fiscal year was on our investigations of DehydraTECH-enhanced GLP-1 and GIP drugs. These investigations included two human pilot studies, with our second human pilot study testing an oral mouth melt form of DehydraTECH-enhanced semaglutide and an extensive 12 arm animal study to investigate DehydraTECH enhanced semaglutide (both pure API and formulated Rybelsus®) DehydraTECH enhanced liraglutide and DehydraTECH enhanced CBD for weight loss. In addition, Lexaria has commenced start-up activities for its 12 week chronic human clinical trial study of diabetic patients comparing DehydraTECH-cannabidiol (“CBD”), DehydraTECH-semaglutide, DehydraTECH-CBD combined with DehydraTECH-semaglutide and DehydraTECH-tirzepatide against a Rybelsus® control.

In addition, we have continued to progress forward with addressing comments provided by the FDA on our IND application for the conduct of our Phase 1(b) clinical study investigation of DehydraTECH-CBD for the reduction of hypertension. The commencement of this study is contingent upon the receipt of significant additional capital, or our ability to attract a development partner to fund the study, the timing of which is currently unknown.

The Company continues to engage in small R&D projects and B2B formulation for third parties who are evaluating our technology for use in their product.

We were granted a total of ten new patents during fiscal 2024 including our first ever patents for the treatment of epilepsy, making it another successful year for the acquisition of new intellectual property.

Financial condition and operating performance

The data generated from our past and ongoing R&D programs continues to support confirmatory results and are contributing greatly to our understanding of the workings of DehydraTECH. These findings encourage the pursuit of lucrative commercial applications in the pharmaceutical sector. We continue to devote an increasing proportion of our resources toward pharmaceutical applications with the continuation of our programs directed at the enhancement of GLP-1 and GIP drugs.

During the year ended August 31, 2024, we completed two human pilot studies and one animal study investigating DehydraTECH infused GLP-1, GIP and CBD formulations. These programs, having been funded by the proceeds of Lexaria’s 2024 financing activities of approximately $10.3 million, supported our significant advancements in the fields of diabetes, weight loss, heart disease and hypertension.

We consider the advancement of our applied R&D studies as a vital step towards our goal of establishing commercial relationships with industry partners who can utilize DehydraTECH within existing or new product lines. Conducting additional in vitro and in vivo studies which test the absorption of some, or all of the molecules named within our patents and patent applications, further substantiate the effectiveness of DehydraTECH. Successful tests are expected to increase awareness and acceptance of DehydraTECH as a meaningful method used to deliver some or all of the named molecules more effectively than current delivery methods avail. Absorption tests are an important element leading towards higher rates of acceptance and the implementation of our technology licensing initiatives. Our R&D results serve to de-risk the potential API products that could conceivably develop into clinical trials and ultimately new drugs.

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Our pursuit of opportunities within the GLP-1/GIP drug, cannabinoid, nicotine and other bioactive molecular markets in the US and internationally continue unabated. We believe there are meaningful competitive advantages in manufacturers adopting DehydraTECH in their products with its demonstrated higher absorption levels, its ability to infuse smaller quantities of active molecules in their products and the benefit of its predictable drug delivery times. Implementing our technology could lead to smaller dosing and decreased manufacturing costs while masking unwanted flavor and smell of the active molecules. We are anticipating these efforts will lead to increased licensing revenue through licensing partnerships. We are pursuing technology licensing opportunities as a method of generating profitable revenue streams over long periods of time. We have not yet, however, been able to secure a large client utilizing our technology in large quantities of products.

With fifty-three patents granted to date of which twenty-one are granted in the US, Lexaria believes that it has a robust patent portfolio but continues to seek additional protection for its intellectual property globally. The successful granting of additional patents could lead to material increases in shareholder value through the ability to generate meaningful license revenues from our increased intellectual property portfolio.

The Company is continuing to explore strategic corporate business partnerships for many of its specific drug investigations after sufficient data has been generated which, if successful, could generate any combination of up-front milestone and/or royalty payments to the Company.

Results of Operations for our Year Ended August 31, 2024

Our net loss from operations decreased by $903,871 to $5,808,654 for the year ended August 31, 2024 from $6,712,525 for the year ended August 31, 2023. The changes between these periods for the respective items are summarized as follows:

	August 31, 2024	August 31, 2023	Change
Revenues	$464,278	$226,208	$238,070
Cost of goods sold	4,822	31,500	(26,678)
Research and development	2,360,565	3,666,721	(1,306,156)
Consulting fees & salaries	1,820,972	1,300,965	520,007
Legal and professional	812,066	444,593	367,473
Other general and administrative	1,218,983	1,316,451	(97,468)
Other expense, net	(55,524)	(178,503)	122,979
Net Loss	$(5,808,654)	$(6,712,525)	$903,871

Lexaria’s business operations include technology licensing agreements where corporate licensees implement DehydraTECH under license within our contracted facilities under royalty agreements. This includes specific B2B pre-processed DehydraTECH CBD-powders manufactured at a Lexaria contracted GMP-certified food facility for clients to integrate into their final product formats. Fees are derived from a combination of manufacturing charges, royalties and trademark fees.

	Year Ended August 31,
	2024	2023	Change
IP Licensing	$457,990	$146,800	$311,190
B2B	5,388	44,167	(38,779)
Other	900	35,241	(34,341)
Total Revenue	$464,278	$226,208	$238,070

Total Revenue for fiscal year 2024 increased by $238,070, or 105%, to $464,278 from $226,208 in fiscal year 2023. The primary source of revenue for the Company relates to the licensing of our technology to others. Licensing revenue grew by $311,190, or 212%, to $457,990 in fiscal year 2024 as compared to $146,800 in fiscal year 2023. This increase was attributable to minimum fees related to two license agreements. The increase in licensing revenue was partially offset decreases in both the revenue from our B2B processing of intermediary CBD products and other revenues which decreased by $38,779 and $34,341 respectively in fiscal year 2024. These decreases reflected the Company’s emphasis during the year on licensing DehydraTECH to new and existing industry participants to enable enhanced performance of their developmental and commercial stage products.

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The anticipated expansion of our intellectual property portfolio and conducting supportive R&D may jointly contribute to strengthening revenue prospects as we continue to explore new applications for our technology.

Research and Development

Research and development (“R&D”) costs are expensed as incurred and account for a significant portion of our operational expenses. During the fiscal year ended August 31, 2024, funding constraints limited our ability to direct resources to studies pertaining to weight loss and diabetes. R&D expenditures for fiscal year 2024 decreased by $1,306,156, or 36%, to $2,360,565 from $3,666,721 for fiscal year 2023. The decrease in year-over-year R&D expenditures was driven by completion of studies related to hypertension and anti-viral drugs and a slow-down in activity as we prepared to begin our investigational studies related to GLP-1 and GIP drugs. R&D expenditures relate primarily to our new investigations into GLP-1 and GIP drugs, along with ongoing expenditures in preparation for our hypertension-related prospective IND filing. To date, Lexaria has been pleased with the results of our investigational studies with DehydraTECH enhanced GLP-1 and GIP drugs.

Currently, our primary clinical research areas of interests are focused on the investigation of DehydraTECH-powered GLP-1/GIP drugs as well as CBD for the treatment of diabetes and weight loss and, also, CBD for the reduction of hypertension.

Of significant note, Lexaria submitted our preliminary pre-meeting application for an Investigational New Drug (“IND”) to the FDA with plans to develop a cannabidiol-based drug formulation, DehydraTECH-CBD for hypertension. We received a written response following our pre-IND meeting in August 2022 where the agency has agreed with the Company’s plans to pursue a faster 505(b)(2) new drug application regulatory pathway for the program. The 505(b)(2) pathway permits a faster commercial approval than the traditional 505(b)(1) NDA pathway. The FDA has agreed with the Company’s proposed clinical protocol for DehydraTECH-CBD, which, as currently designed, would target 120 patients with hypertension. The regulator has also decided that there was no need to conduct additional non-clinical studies before the start of the IND program. In February 2025 Lexaria worked with its third party regulatory affairs consultant to submit a response to certain requests of the FDA along with an amended protocol.

Preclinical and clinical development is inherently unpredictable as is regulatory approval and commercialization, therefore we are unable to estimate with certainty the ultimate costs we will incur for multi-year programs, and the timelines required in our continued development and commercialization efforts. We will require significant additional funding to complete any IND planned studies. Any successful development and completion of clinical trials as well as regulatory approval and commercialization are uncertain and may not result in approved products. Completion dates and completion costs can vary significantly for each future product candidate and are difficult to predict. Lexaria and our commercial partners will continue to explore multiple R&D programs directed toward further evaluation, development, and commercialization of our DehydraTECH technology.

General and Administrative

General and administrative expenses consist primarily of consulting fees, executive and employee salaries and stock-based compensation expense (non-cash). Also included are costs for advertising and marketing, investor relations, corporate facilities, insurance premiums, legal fees related to corporate matters, fees for auditing, and tax filings.

General and administrative expenses for fiscal year 2024 increased by $790,012, or 26%, to $3,852,021 from $3,062,009 for fiscal year 2023. The increase during Fiscal 2024 relates primarily to higher legal and professional, wages and salaries, and consulting expenses ($367,473, $267,330, and $252,677, respectively); combined with higher advertising and promotional expenditures ($84,187), as we scaled our efforts to bring the results of the Company’s R&D programs to the attention of various industry sectors and to the scientific and investment communities; partially offset by lower depreciation, office expenses, and impairment losses on the Company’s patent portfolio ($69,814, $63,499, and $48,925, respectively). The increase in wages and salaries relates primarily to stock-based compensation expense (non-cash), which increased to $492,236 during the year ended August 31, 2024 from $170,382 for the year ended August 31, 2023 due to increased options vesting during the year.

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The increase in consulting expense for the year ended August 31, 2024 relates primarily to separation payments to our Chief Executive Officer, who resigned effective August 31, 2024, but is maintaining his position as Chairman of the Board and as a Strategic Executive Consultant. The increase in legal and professional fees reflects an increased level of equity financing-related activity during the fiscal year.

The Company evaluated its patent portfolio and determined that certain pending applications had been abandoned or would not be pursued. As such, during the year ended August 31, 2024, the Company recognized an impairment loss of $57,836 related to those abandoned applications, as compared to $106,731 for the year ended August 31, 2023.

Other Income/(Loss)

Other Income/(Loss) for fiscal year 2024 decreased by $122,979, or 69%, to a loss of $55,524 from a loss of $178,503 for fiscal year 2023. The change was primarily driven by the fact that fiscal year 2024 unrealized losses on marketable securities of $69,835 were $151,858, or 68%, lower than fiscal year 2023 unrealized losses on marketable securities of $221,693. This is attributable to continuing decreases in the fair value of the Company’s investment in Hill Inc. common shares. We remain confident that the loss may be temporary in nature as Hill Inc. continues to make inroads into the US hemp markets with DehydraTECH enabled products produced and sold by their licensees.

Liquidity and Capital Resources

Since Lexaria’s entrance into the bioscience sector, it has accumulated net losses of $51.6 million, of which approximately $5.8 million and $6.7 million were incurred, respectively, in the past two fiscal years. We expect to continue to incur significant operational expenses and net losses in the upcoming 12 months and beyond. Our net losses may fluctuate significantly from quarter to quarter and year to year, depending on the stage and complexity of our R&D studies and related expenditures, the receipt of additional payments related to the out-licensing of our technology, if any, and the receipt of payments under any current or future collaborations we may enter.

As the Company continues with our IND application process and progresses into the clinical development of our initial product candidate, the need for substantial capital resources increases. The Company intends to form industry partnerships for later stage clinical development, which in any event is expected to be a multi-year process. Our existing cash is not sufficient to complete the full development, testing and commercialization of an FDA approved product candidate. Accordingly, we will be required to obtain significant further funding or reach industry partnerships to achieve this business objective and/or delay or modify the program in accordance with the financial resources available.

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Sources of Liquidity

During the year ended August 31, 2024, the Company has completed the following:

•

Entered into a Warrant Exercise Agreement on April 30, 2024, to induce an existing accredited investor (the “Investor”) to exercise in full outstanding Common Stock Purchase Warrants (the “Exercise”) to purchase up to an aggregate of 2,917,032 shares of the Company’s common stock (the “Existing Warrant”) for gross proceeds of $4,407,444. In consideration for the immediate and full exercise of the Existing Warrant, the Investor received a new unregistered Common Stock Purchase Warrant to purchase up to an aggregate of 2,917,032 shares of the Company’s common stock (the “New Warrant”) with an exercise price of $4.75 per share in a private placement pursuant to Section 4(a)(2) of the Securities Act of 1933 (the “Securities Act”). The New Warrant was issued to the Investor for consideration of $0.125 per share for additional gross proceeds of $364,629. The Company also issued 102,097 warrants with an exercise price of $5.9375 as part of a tail commission. Placement agent fees and other offering expenses in the amount of $209,796 were netted against the proceeds.

•

Entered into Securities Purchase Agreements whereby on February 16, 2024, the Company issued 1,444,741 shares of common stock and 113,702 pre-funded warrants in a registered direct offering. The Company also sold to investors, warrants to purchase up to 1,558,443 shares of common stock. The combined effective offering price for each share of common stock and accompanying warrant was $2.31. The warrants will expire five years from the issuance date, and have an exercise price of $2.185 per share. The Company also agreed to partially compensate the placement agent through the issuance of warrants to purchase up to 54,546 shares of common stock. The warrants will expire five years from the issuance date, and have an exercise price of $2.8875 per share. The net proceeds to the Company from the registered direct offering was $3.0 million, after deducting placement agent fees and other offering expenses paid by the Company. 1,298,702 warrants were exercised pursuant to the Warrant Exercise Agreement entered into on April 30, 2024.

•

Entered into a Securities Purchase Agreement whereby on October 3, 2023, the Company issued, to a single healthcare-focused institutional investor, 889,272 shares of common stock and 729,058 pre-funded warrants in a registered direct offering. In a concurrent private placement, the Company also agreed to issue and sell to the investor, warrants to purchase up to 1,618,330 shares of common stock. The combined effective offering price for each share of common stock (or pre-funded warrant in lieu thereof) and accompanying warrant was $0.97 (to note the pre-funded warrants were issued at a price of $0.9699 and have an exercise price of $0.0001). The warrants will become exercisable six months from issuance, expire five and a half years from the issuance date, and have an exercise price of $0.97 per share. The net proceeds to the Company from the registered direct offering and concurrent private placement totaled $1.25 million, after deducting placement agent fees and other offering expenses payable by the Company. To date all of the pre-funded warrants have been exercised, resulting in an issuance by the Company of an aggregate 729,058 common shares for gross proceeds of $73. All of the 1,618,330 warrants were exercised pursuant to the Warrant Exercise Agreement entered into on April 20, 2024.

•

Issued an aggregate of 1,622,250 common shares pursuant to the exercise of warrants that were issued under our May 11, 2023, financing, at an exercise price of $0.95 per share for the gross proceeds of $1,541,138.

We may also offer securities in response to market conditions or other circumstances if we believe such a plan of financing is required to advance the Company’s business plans. There is no certainty that future equity or debt financing will be available or that it will be at acceptable terms, and the outcome of these matters is unpredictable. A lack of adequate funding may force us to reduce spending, curtail or suspend planned programs or possibly liquidate assets. Any of these actions could adversely and materially affect our business, cash flow, financial condition, results of operations, and potential prospects. The sale of additional equity may result in additional dilution to our stockholders. Entering into additional licensing agreements, collaborations, partnerships, alliances marketing, distribution, or licensing arrangements with third parties to increase our capital resources is also possible. If we do so we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us.

The Company has evaluated whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern. As of August 31, 2024, the Company had cash on hand of approximately $6.5 million to settle $1.1 million in current liabilities. The Company believes this is sufficient to fund our expected R&D and operating expenditures for the twelve-month period following the filing date of this report. We do not anticipate making any material capital expenditures, other than those currently budgeted for our R&D programs, as we believe our current facilities and equipment are sufficient for the forthcoming twelve months.

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Working Capital	August 31,	August 31,
	2024	2023

Current assets	$7,897,986	$2,151,213
Current liabilities	(1,099,419)	(267,735)
Net Working Capital	$6,798,567	$1,883,478

The Company’s working capital balance increased by approximately $4.9 million due primarily to the net impact of cash from financing activities and cash used in operating activities during the year ended August 31, 2024.

Cash Flows	August 31,	August 31,
	2024	2023

Cash flows used in operating activities	$(4,959,003)	$(5,881,237)
Cash flows used in investing activities	(188,605)	(169,610)
Cash flows provided by financing activities	10,315,207	1,589,731
Effect of exchange rate changes on cash	(19,816)	--
Increase/(Decrease) in cash	$5,147,783	$(4,461,116)

Operating Activities

Net cash used in operating activities was approximately $5.0 million for the year ended August 31, 2024, compared with $5.9 million during the same period in 2023. The decrease in net cash used in operating activities during the year ended August 31, 2024 relates primarily to a decrease in our net loss ($903,871).

Investing Activities

Net cash used in investing activities is attributable to acquisitions of intellectual property and equipment. During the fiscal year ended August 31, 2024, ten additional patents were granted.

Financing Activities

Net cash provided by financing activities reflects net proceeds from the sale of common shares for cash and the exercise of warrants. Net proceeds from the October 3, 2023, February 14, 2024 and April 30, 2024 financing transactions and from warrant exercises totaled approximately $10.3 million.

Research & Development

Lexaria is advancing several R&D activities in preclinical as well as on-going and planned future clinical programs. During the nine months ended May 31, 2025, Lexaria announced results from its 12 week, 12 study-arm, GLP-1 Diabetes Animal Study (WEIGHT-A24-1) which was completed using diabetic, pre-conditioned Zucker rats. An arm relates to a subset of participants or test subjects assigned to receive a specific treatment (for example, a formulation of DehydraTECH and semaglutide). Each arm was compared to others to evaluate the effectiveness, safety, and outcomes of the treatments being tested. Each group of the Study was dosed for a 12-week period following the initial acclimation period. During the Study, over 1,500 blood plasma samples were collected from the total starting rat population of 72 animals for purposes of detailed PK drug delivery analyses. Results showed that DehydraTECH-enhanced liraglutide and certain CBD formulations outperformed the Rybelsus® formulations with respect to lowering blood sugar and having greater body weight-control.

Blood and brain tissue PK is also in the process of being analyzed to help determine whether DehydraTECH processing resulted in higher blood and brain absorption than non-DehydraTECH groups, as Lexaria has evidenced numerous times in previous animal studies. The Study also included a comprehensive battery of liver and kidney function testing and blood chemistry analyses that remain to be analyzed and reported.

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Further, during the nine months ending May 31, 2025, Lexaria completed the dosing in nine (9) healthy human volunteers to investigate DehydraTECH-enhanced tirzepatide, a dual action glucagon-like peptide-1 + glucose-dependent insulinotropic peptide receptor agonist, as compared to the Zepbound® brand of injected tirzepatide. Results indicated that DehydraTECH-tirzepatide, as compared to Zepbound®, evidenced a 47% reduction in adverse events, a comparable overall reduction in blood glucose and a comparable increase in insulin levels. In addition, the DehydraTECH-tirzepatide blood levels increased steadily and more consistently each day of the study, avoiding the abrupt peaks or declines seen with Zepbound® injections. Of note was the fact that on the final day of the study, 50% of the participants dosed with DehydraTECH-tirzepatide experienced their peak levels, indicating that their levels were still rising.

Also during the nine months ending May 31, 2025, Lexaria via its wholly owned subsidiary, Lexaria (AU) Pty Ltd, received Ethics Board Approval pursuant to a Project Agreement with Novotech (Australia) Pty Limited for the conduct of its Australian Phase 1b 12-week chronic clinical study of DehydraTECH formulated cannabidiol and semaglutide (separately and in combination) and tirzepatide in overweight or obese, or pre- and Type II diabetic participants (GLP-1-H24-4). As announced April 3, 2025, participant enrolment for all five arms of study GLP-1-H24-4 had been completed entering a total of 24 subjects per arm, with the full results from the study expected to be reported during the fourth quarter of calendar-2025.

On June 11, 2025, Lexaria announced completion of its human pilot study GLP-1-H25-5 in ten (10) overweight human volunteers, which tested a DehydraTECH-enhanced liraglutide glucagon-like peptide-1 receptor agonist compared to the Saxenda® brand of injected liraglutide. Positive partial results were released indicating that DehydraTECH-liraglutide, as compared to Saxenda®, evidenced a 22.7% reduction in adverse events with, notably, a 67% reduction in nausea incidence and a 31% reduction in gastrointestinal adverse events overall. The results also indicated 9 out of 10 subjects experienced weight loss in each arm, with remarkable similarity in blood glucose and insulin levels and patterns evidenced throughout the duration of the study between arms. Lexaria noted that these positive findings provide support for possible pursuit of a 505(b)2 new drug application expedited regulatory development pathway for DehydraTECH-liraglutide, pending pharmaceutical partner interest that the Company is now searching for and subject to successful completion of pending pharmacokinetic findings from the study that remain to be analyzed and reported upon.

Financings

During the nine months ended May 31, 2025, the Company also entered into Securities Purchase Agreements whereby on:

•

October 16, 2024, the Company issued 1,633,987 shares of common stock at a purchase price of $3.06 per share for gross and net proceeds of $5.0 million and $4.5 million, respectively. Concurrently, the Company issued, by way of a private placement transaction, 4,551,019 share purchase warrants, entitling the holder thereof to purchase up to 4,551,019 shares of common stock at a price of $3.06 per share for a period of five years from January 14, 2025, the date of shareholder approval for such warrant issuance. The shares registered pursuant to a take down of the Company’s Form S-3 registration statement and the warrants and related warrant shares were registered pursuant to a Form S-3 registration statement As part of the terms and conditions of the warrant issuance, the sole investor agreed to cancel the 2,917,032 share purchase warrants bearing an exercise price of $4.75 that were issued to them in the April 30, 2024 financing. We also issued the placement agent warrants to purchase up to 57,190 shares for a period of five years from the date of issuance, at an exercise price of $3.825 per share; and

•

April 28, 2025, the Company issued 2,000,000 shares of common stock at a purchase price of $1.00 per share for gross and net proceeds of $2.0 million and $1.7 million, respectively. The shares were registered pursuant to a take down of the Company’s Form S-3 registration statement. We also issued the placement agent warrants to purchase up to 70,000 shares for a period of five years at an exercise price of $1.25 per share.

In October 2024, the Company sold 8,402 shares of common stock through an At the Market (ATM) offering for gross proceeds of $26,146. Share issuance costs related to the ATM offering of $144,812 were charged to additional paid in capital. The ATM was amended and renewed under the Company’s new Form S-3 Registration Statement pursuant to an amending agreement entered into on February 5, 2025. Share issuance costs of $94,000 related to the amended ATM have been deferred pending termination of the offering. In February 2025, 6,585 shares were sold for net proceeds of $11,720 under the amended ATM offering.

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Corporate Governance

Also, during the nine months ended May 31, 2025, the Company entered into an Executive Management Contract to re-engage John Docherty as its President and to engage him as the Company’s Chief Science Officer, and created a Scientific Advisory Board led by Mr. Docherty and comprised of:

•	Dr. Michael Gibson, an interventional cardiologist, cardiovascular researcher, and educator who is CEO of the combined non-profit Baim and PERFUSE research institutes at Harvard Medical School;
•	Dr. Karen Aust, who holds a Ph. D in Molecular Pharmacology from Stanford University and is deeply experienced in select therapeutic areas including cardiovascular and neuroscience; and
•	Dr. Philip Ainslie, Professor, Research Chair, and co-director of the Centre of Heart, Lung, and Vascular Health at the University of British Columbia, Canada.

Patents

Our current patent portfolio includes patent family applications or grants pertaining to Lexaria’s compositions, methods of use in improving API bioavailability and palatability and methods of treatment for a range of therapeutic indications, orally or topically, for a wide variety of APIs encompassing cannabinoids; fat soluble vitamins; NSAID pain medications; and nicotine and its analogs. The pending and granted patents also cover the manufacturing and processing methods used to combine a variety of fatty acid-rich triglyceride oils with active pharmaceutical ingredients. This includes heating and drying methods and use of excipients and substrates.

The Company currently has several applications pending worldwide and due to the complexity of pursuing patent protection, the quantity of patent applications will vary continuously as each application advances or stalls. We continue to investigate national and international opportunities to pursue expansions and additions to our intellectual property portfolio. Patents have been filed and/or granted specifically for the use of DehydraTECH with cannabinoids for the treatment of heart disease and hypertension to support our anticipated clinical trial work under our cleared Investigational New Drug (“IND”) application with the Food and Drug Administration (“FDA”), and for treatment of other prospective therapeutic indications of interest to us including epilepsy and diabetes/weight loss. Patents have also been filed specifically for the use of DehydraTECH with GLP-1/GIP drugs to support our ongoing and expanding cardiometabolic clinical research programs in this therapeutic field and for diabetes/weight loss.

We will continue to seek beneficial acquisitions of intellectual property if and when we believe it is advisable to do so. Due to the inherent unpredictability of scientific discovery, it is not possible to predict if or how often such new applications might be filed, or patents issued.

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Below we summarize Lexaria’s current granted patents.

Issued Patent #	Patent Grant Date	Patent Family
US 9,474,725 B1	10/25/2016	#1 Food and Beverage Compositions Infused With Lipophilic Active Agents and Methods of Use Thereof
US 9,839,612 B2	12/12/2017
US 9,972,680 B2	05/15/2018
US 9,974,739 B2	05/22/2018
US 10,084,044 B2	09/25/2018
US 10,103,225 B2	10/16/2018
US 10,381,440	08/13/2019
US 10,374,036	08/06/2019
US 10,756,180	08/25/2020
AU 2015274698	06/15/2017
AU 2017203054	08/30/2018
AU 2018202562	08/30/2018
AU 2018202583	08/30/2018
AU 2018202584	01/10/2019
AU 2018220067	07/30/2019
EP 3164141	11/11/2020
JP 6920197	07/28/2021
CDN 2949369	06/13/2023
EP 3858364	09/17/2025
AU 2016367036	07/30/2019	#2 Methods for Formulating Orally Ingestible Compositions Comprising Lipophilic Active Agents
JP 6963507	10/19/2021
MX 388 203 B	11/26/2021
AU 2016367037	08/15/2019	#3 Stable Ready-to-Drink Beverage Compositions Comprising Lipophilic Active Agents
IN 365864	04/30/2021
JP 6917310	07/21/2021
MX 390001	02/10/2022
JP 7232853	02/22/2023
CDN 2984917	09/26/2023
CDN 3093414	12/13/2022	#6 Transdermal and/or Dermal Delivery of Lipophilic Active Agents
EP 3765088	03/20/2024
JP 7112510	07/26/2022	#7 Lipophilic Active Agent Infused Compositions with Reduced Food Effect
AU 2019256805	06/16/2022	#8 Compositions Infused with Nicotine Compounds and Methods of Use Thereof
CDN 3096580	05/23/2023
CDN 3111082	08/29/2023	#14 Lipophilic Active Agent Infused Tobacco Leaves and/or Tobacco Materials and Methods of Use Thereof
US 11,311,559	04/26/2022	#18 Compositions and Methods for Enhanced Delivery of Antiviral Agents
AU 2021261261	03/23/2023
JP 7415045	01/05/2024
CDN 3172889	05/28/2024
AU 2023200736	10/02/2025
US 11,700,875	07/18/2023	#20 Compositions and Methods for Sublingual Delivery of Nicotine
CDN 3196911	12/05/2023
JP 7675819	05/01/2025
US 11,666,544	06/06/2023	#21 Compositions and Methods for Treating Hypertension
US 11,666,543	06/06/2023
US 11,980,593	05/14/2024
US 11,931,369	03/19/2024	#24 Compositions and Methods for Treating Epilepsy
US 11,944,635	04/02/2024
US 11,986,485	05/21/2024
US 12,023,346	07/02/2024
US 12,213,986	02/04/2025
US 12,220,422	02/11/2025
AU 2024202447	06/12/2025
AU 2024202475	07/24/2025
US 12,397,042	08/26/2025	#27 Compositions and Methods for Treating Diabetes

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Results of Operations for the Period Ended May 31, 2025, and May 31, 2024

Our net loss for the nine months ended for the respective items are summarized as follows:

	May 31,	May 31,
	2025	2024	Change

Revenue	$531,923	$380,278	$151,645
Cost of goods sold	(2,720)	(4,822)	2,102
Research & development	(6,356,637)	(1,393,359)	(4,963,278)
Consulting fees & salaries	(1,922,449)	(1,002,473)	(919,976)
Legal and professional	(449,890)	(619,064)	169,174
Other general & administrative	(992,367)	(910,626)	(81,741)
Other income (loss)	(22,066)	(72,017)	49,951
Net Loss	$(9,214,206)	$(3,622,083)	$(5,592,123)

Revenue

Fees from intellectual property licensing and B2B sales totalled $531,923 and $380,278, respectively, for the nine-month periods ended May 31, 2025 and May 31, 2024. For the nine months ended May 31, 2025, relative to the nine months ended May 31, 2024, license fees and B2B sales increased by $148,010 and $4,535, respectively, reflecting an increase in minimum fees earned within our licensee contract and a continuing shift in emphasis away from pursuit of B2B clients as we move toward pharmaceuticals. Other revenue decreased by $900 for the nine-month period ended May 31, 2025 relative to the nine months ended May 31, 2024.

Research and Development

Expenditures on R&D increased by $4,963,278 year-over-year for the nine-month period ended May 31, 2025, due primarily to the completion of the manufacturing of Investigational Drug Product and the conduct of our Phase 1b Clinical Trial (GLP-1-H24-4), combined with the completion and analyses of our other GLP-1 studies. Lexaria continues with applied development and programs in our pharmaceutical division with our primary focus being on optimization of DehydraTECH formulations of GLP-1 drugs, as well as advancing our DehydraTECH-CBD drug to treat hypertension.

Consulting Fees and Salaries

In the nine months ended May 31, 2025, consulting fees and salaries increased by $919,976 year-over-year primarily due to the transition of the Company’s former CEO to the newly created role of Strategic Executive Consultant, the awards of stock options and restricted stock, the engagement of a new CEO with significant experience in development stage pharmaceutical company management, and of a new CFO.

Legal and Professional Fees

Our legal and professional fees decreased by $169,174 during the nine months ended May 31, 2025 as compared to the same prior year period due to lower accounting and professional fees associated with registration statement filings, financing activities and the utilization of legal advisory services.

General and Administrative

Our other general and administrative expenses increased in total by $81,741 during the nine-month period ended May 31, 2025, as compared to the same prior year period. The increase is attributable to foreign currency transaction losses of $103,582 related to Canadian Dollar-denominated cash balances held by our US-based bioscience subsidiary and realized foreign exchange losses incurred by our Australian subsidiary, combined with higher insurance premiums and partially offset by lower advertising and promotion expenses and impairment losses.

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Liquidity and Financial Condition

Working Capital	May 31,	August 31,
	2025	2024

Current assets	$5,806,778	$7,897,986
Current liabilities	(1,488,131)	(1,099,419)
Net working capital	$4,318,647	$6,798,567

Cash Flows	May 31,	May 31,
	2025	2024
Cash flows used in operating activities	$(7,807,889)	$(3,067,344)
Cash flows used in investing activities	(85,141)	(119,018)
Cash flows provided by financing activities	6,046,163	10,315,207
Effect of exchange rate changes on cash	(61,257)	(21,866)
Net change in cash for the period	$(1,908,124)	$7,106,979

Operating Activities

Net cash used in operating activities was approximately $7.8 million for the nine months ended May 31, 2025, compared with $3.1 million during the same prior year period. The increase is attributable to an increase of $5.6 million in our net loss, which was partially offset by an increase of $0.3 million in non-cash expenses and a decrease in net working capital of $0.6 million, as we continued with the studies of DehydraTECH-powered GLP-1/GIP drugs, including completion of manufacturing and delivery of investigational product to our Australian distributor for labelling, packaging, and distribution in connection with Study GLP-1-H24-4.

Investing Activities

Net cash used in investing activities was $85,141 for the nine months ended May 31, 2025, compared to $119,018 for the same prior year period. The decrease relates primarily to lower spending on the prosecution of intellectual property, partially offset by purchases of laboratory equipment.

Financing Activities

Net cash from financing activities was approximately $6.0 million for the nine months ended May 31, 2025, compared to approximately $10.3 million for the same prior year period. The decrease relates to lower net proceeds from the sale of common shares and the lack of warrants being exercised.

Liquidity and Capital Resources

Since inception, the Company has incurred significant operating and net losses. Net losses attributable to shareholders were $9.2 million and $3.6 million for the nine months ended May 31, 2025, and May 31, 2024, respectively. As of May 31, 2025, we had an accumulated deficit of $60.8 million. We expect to continue to incur significant operational expenses and net losses in the upcoming 12 months. Our net losses may fluctuate significantly from quarter to quarter and year to year, depending on the stage and complexity of our R&D studies and corporate expenditures, additional revenues received from the licensing of our technology, if any, and the receipt of payments under any current or future collaborations into which we may enter. The recurring losses and negative net cash flows raise substantial doubt as to the Company’s ability to continue as a going concern.

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Sources of Liquidity

During the nine months ended May 31, 2025, the Company has completed the following:

•

Entered into a Securities Purchase Agreement whereby on April 28, 2025, the Company issued 2,000,000 shares of common stock for gross and net proceeds of $2.0 million and $1.7 million, respectively. The shares were registered pursuant to a take down of the Company’s Form S-3 registration statement. We also issued the placement agent warrants to purchase up to 70,000 shares for a period of five years at an exercise price of $1.25 per share.

•	In February 2025, the Company sold 6,585 shares of common stock through an amendment to its At the Market (ATM) offering. Net proceeds from these sales totalled $11,720.
•

In October 2024, the Company sold 8,402 shares of common stock through an ATM offering for gross proceeds of $26,146. Share issuance costs related to the ATM offering of $144,812 were charged to additional paid in capital.

•

Entered into a Securities Purchase Agreement whereby on October 16, 2024, the Company issued 1,633,987 shares of common stock at a purchase price of $3.06 per share for gross and net proceeds of $5.0 million and $4.5 million, respectively. Concurrently, the Company issued, by way of a private placement transaction, 4,551,019 share purchase warrants, entitling the holder thereof to purchase up to 4,551,019 shares of common stock at a price of $3.06 per share for a period of five years from the date of shareholder approval for such warrant issuance. The shares registered pursuant to a take down of the Company’s Form S-3 registration statement and the warrants and related warrant shares were registered pursuant to a Form S-3 registration statement As part of the terms and conditions of the warrant issuance, the sole investor agreed to cancel the 2,917,032 share purchase warrants bearing an exercise price of $4.75 that were issued to them in the April 30, 2024 financing. We also issued the placement agent warrants to purchase up to 57,190 shares for a period of five years from the date of issuance at an exercise price of $3.825 per share.

We may also offer securities in response to market conditions or other circumstances if we believe such a plan of financing is required to advance the Company’s business plans. There is no certainty that future equity or debt financing will be available or that it will be at acceptable terms and the outcome of these matters is unpredictable. A lack of adequate funding may force us to reduce spending, curtail or suspend planned programs or possibly liquidate assets. Any of these actions could adversely and materially affect our business, cash flow, financial condition, results of operations, and potential prospects. The sale of additional equity may result in additional dilution to our stockholders. Entering into additional licensing agreements, collaborations, partnerships, alliances marketing, distribution, or licensing arrangements with third parties to increase our capital resources is also possible. If we do so, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us.

Funding Requirements

We anticipate that our expenditures will increase in connection with our ongoing R&D program, specifically with respect to our animal and human clinical trials of our DehydraTECH formulations for the purposes of our investigations with GLP-1 drugs and treating hypertension. As we move forward with our planned R&D studies in 2025, we anticipate that our expenditures will further increase and accordingly, we expect to incur increased operating losses and negative cash flows for the foreseeable future.

Through May 31, 2025, we have funded our operations primarily through the proceeds from the sale of common stock. The Company has consistently incurred recurring losses and negative cash flows from operations, including net losses of $9,214,206 and $3,622,083 for the nine months ended May 31, 2025, and May 31, 2024, respectively.

During the nine months ended May 31, 2025, we raised $6.0 million in net proceeds from the sale of securities pursuant to our Registered Direct offerings which closed in April, 2025 and October, 2024 and our At the Market (ATM) offerings.

The continuation of Lexaria as a going concern depends on raising additional capital and/or attaining and maintaining profitable operations. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern within one year following the date that these consolidated financial statements on Form 10-Q were filed and do not include any adjustment relating to the recovery and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should our Company discontinue operations. The Company expects that its current cash resources will be sufficient to fund the Company’s operations through the third quarter of fiscal year 2026. However, management has also concluded that given the Company’s current cash position, recurring losses from operations and net capital deficiency, there is substantial doubt as to the Company’s ability to continue as a going concern within one year following the date that these consolidated financial statements are issued.

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Going Concern

The accompanying unaudited consolidated financial statements have been prepared assuming that we will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the ordinary course of business. As of May 31, 2025, the Company had cash and cash equivalents of approximately $4.6 million to settle $1.5 million in current liabilities. We have performed a review of our cash flow forecast, and given our current development plans and cash management efforts, we anticipate that our cash resources will be sufficient to fund operations through the third quarter of fiscal year 2026. However, we have also concluded that our existing cash, combined with inflows expected from executed license agreements, will not be sufficient to meet the Company’s financial obligations for the twelve-month period following the issuance of these consolidated financial statements. Accordingly, there is substantial doubt as to our ability to continue as a going concern for at least one year following the date of the financial statements included herein. We intend to fund operations, working capital and other cash requirements for the twelve-month period subsequent to May 31, 2025 through equity financing arrangements and potentially from collaborations or strategic partnerships.

The successful outcome of future activities cannot be determined at this time and there is no assurance that, if achieved, we will have sufficient funds to execute our intended business plan or generate positive operating results.

The consolidated financial statements do not include any adjustments related to this uncertainty and as to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should we be unable to continue as a going concern.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in conformity with US GAAP. Preparing financial statements requires management to make estimates, judgements and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, revenue, and expenses. Actual results may differ from these estimates.

Information about critical judgments in applying the accounting policies that have the most significant effect on the amounts recognized in the consolidated financial statements is discussed below. Further details of the nature of these judgments, estimates and assumptions may be found in the relevant notes to the consolidated financial statements.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

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DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

All directors of our Company hold office until the next annual meeting of the security holders or until their successors have been elected and qualified. The officers of our Company are appointed by our Board and hold office until their death, resignation, or removal from office. Our directors and executive officers are as follows:

Name	Position Held with our Company	Age	Date First Elected Or Appointed
Christopher Bunka	Chairman, and Director	64	Oct. 26, 2006
Richard Christopher	Chief Executive Officer	54	Aug. 31, 2024
John Docherty	President and Director	54	Apr. 15, 2015 Apr. 29, 2016
Michael Shankman	Chief Financial Officer	65	Oct. 1, 2024
Nicholas Baxter	Director	71	Jul. 8, 2011
Ted McKechnie	Director	78	Sept. 16, 2015
Bal Bhullar	Director	56	Sept. 2, 2022
Al Reese, Jr.	Director	76	Jan 14, 2021

Business Experience

The following is a brief account of the business and education experience of each current director and executive officer during the past five years, indicating each person’s principal occupation during the period.

Mr. Christopher Bunka - Chairman, former Chief Executive Officer and Director

Mr. Bunka has been Chairman of the Board since 2006. He is a former executive of the Company, having served as chief executive officer from 2006 to August 31, 2024. Mr. Bunka was primarily responsible for the corporate pivot from older business activities to bioscience and specifically to the Company’s current research and development of DehydraTECH with GLP-1 and GIP drugs. Mr. Bunka is a serial entrepreneur and has been involved in several private and public companies since the late 1980’s. He was well known for more than a decade as a part-time business commentator in print and radio, as well as an author. He has extensive experience in the capital markets, corporate governance, project acquisition and corporate finance. He is a named inventor on several of Lexaria’s pending patents.

Since 1988, Mr. Bunka has been the CEO of CAB Financial Services Ltd., a private holding company located in Kelowna, BC, Canada. He is a venture capitalist and corporate consultant.

Mr. Richard Christopher - Chief Executive Officer

Mr. Christopher joined the Company as Chief Executive Officer on August 31, 2024. He has extensive experience with pharmaceutical and medical device companies. He was the Chief Financial Officer of Invivo Therapeutics Holdings Corp. (“InVivo”) from 2019 to 2024. InVivo Therapeutics was a pioneering biomaterials and biotechnology company with a focus on the treatment of spinal cord injuries. Its goal was to develop and commercialize groundbreaking technologies and treatments for spinal cord injury (SCI). At the core of InVivo’s technology portfolio was the Neuro-Spinal Scaffold™ a novel and proprietary biomaterial that is implanted into the epicenter of the injury to modulate the healing environment and serve as a support for neuroregeneration. As the Neuro-Spinal Scaffold failed to advance through clinical trials, InVivo delisted from the Nasdaq Stock Market around March 20, 2024.

Mr. Christopher was the Chief Financial Officer of iCAD, Inc. from December 2016 through January 2019. iCAD, Inc. is a Nasdaq-listed company with a focus on therapies and solutions for the early identification and treatment of cancer, where he held both financial and operational responsibilities. Prior to iCAD, Inc., Mr. Christopher was Chief Financial Officer from March 2014 through December 2016 and Chief Operating Officer from October 2015 through December 2016 of Caliber Imaging & Diagnostics, Inc., a medical technology company focused on cancer detection imaging solutions, with primary applications in dermatology. Prior to Caliber and starting in 2000, Mr. Christopher held various positions of increasing responsibility at DUSA Pharmaceuticals, Inc., a Nasdaq-listed dermatology company focused on the treatment of precancerous skin lesions, where he ultimately served as Chief Financial Officer from January 2005 through its acquisition and integration into Sun Pharmaceuticals Industries Ltd in April 2013.

Mr. Christopher holds a Master of Science in Accounting from Suffolk University and a Bachelor of Science in Finance from Bentley University.

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Mr. John Docherty - President and Director

Mr. Docherty has served as the Company’s President of Lexaria since April 15, 2015 and a director since April 29, 2016. Prior to Lexaria Mr. Docherty was former President and Chief Operating Officer of Helix BioPharma Corp. (TSX: HBP), where he led the company’s pharmaceutical development programs for its plant and recombinantly derived therapeutic protein product candidates.

Mr. Docherty is a senior operations and management executive with over 20 years’ experience in the pharmaceutical and biopharmaceutical sectors. He has worked with large multinational companies and emerging, private and publicly held start-ups. At Helix, Mr. Docherty was instrumental in the areas of investor/stakeholder relations, capital raising, capital markets development, strategic partnering, regulatory authority interactions and media relations. He also served as a management member of its board of directors. Previously, Mr. Docherty was President and a board member of PharmaDerm Laboratories Ltd., a Canadian drug delivery company that developed unique microencapsulation formulation technologies for use with a range of active compounds.

Mr. Docherty also held positions with companies such as Astra Pharma Inc., Nu-Pharm Inc. and PricewaterhouseCoopers’ former global pharmaceutical industry consulting practice. He is a named inventor on issued and pending patents and he has a M.Sc. in pharmacology and a B.Sc. in Toxicology from the University of Toronto. He has served as a director of Lexaria since April 29, 2016.

Mr. Michael Shankman -Chief Financial Officer

Mr. Shankman joined the Company as Chief Financial Officer on October 1, 2024. Mr. Shankman was previously engaged by the Company as an outsourced CFO via NowCFO from June 2023 to February 2024. He is a Certified Public Accountant holding an MBA, Finance from California State University who previously worked with NOW CFO from 2021 to 2024. During his time with NOW CFO, Mr. Shankman provided outsourced CFO and Controller services gaining extensive experience and familiarity with both public and private companies in a wide variety of industry fields. Prior to his engagement with NOW CFO, Mr. Shankman worked for The Arcticom Group, being a $160M provider of refrigeration and HVAC design, installation, maintenance and repair services to national grocery chains, as its Corporate Controller from 2020-2021. And from 2019 to 2020 Mr. Shankman was the Controller for Change.Org a $35M public benefit corporation.

Mr. Nicholas Baxter - Director

Mr. Baxter has served as a member of the Company’s board of directors since 2009. Mr. Baxter received a Bachelor of Science (Honours) from the University of Liverpool in 1975 and has worked on oil & gas projects in many areas of the world. Since the 1980’s, he has worked with companies in the public markets both in the U.K. and in Canada. Mr. Baxter brings extensive real-world experience as a board member.

Mr. Ted McKechnie - Director

Mr. McKechnie has served as a member of the Company’s board of directors since September 2016. He is a well-recognized thought leader in the Canadian food industry. In the past, Mr. McKechnie was president of Maple Leaf Foods, an owner and senior executive at Humpty Dumpty Snack Foods and a senior leader at Pepsi Co. After a distinguished career as an executive and marketer specializing in food manufacturing, he now focuses on moving the Canadian food sector into the future. Aside from being the chairman of Food Starter’s board, Mr. McKechnie is also the Chairman/CEO of The Davies Group and William Davies Consulting Inc. He is also a chairman of the board for Advanced Technology For Food Manufacturing, and serves on the Board Of Governors for St Jerome’s University. Mr. McKechnie was awarded Philip Morris Chairman’s Award for “recognition of extraordinary contributions having a significant and lasting impact on the Corporation”.

Mr. Al Reese Jr. - Director

Mr. Reese has served as a member of the Company’s board of directors since January 2021. He has over 50 years’ experience in public and private businesses including as CFO of a formerly Nasdaq-listed energy company where he arranged finance transactions totalling over $10 billion dollars during his 20-year tenure. Mr. Reese was a Director and Chairman of the Audit Committee of a community bank in Texas for ten years until such time as it was acquired by a larger banking group in 2018. He currently serves as an Independent Director and Chairman of the Audit Committee for a privately held insurance company headquartered in The Woodlands, Texas. He has directed over 50 acquisitions and financings from as small as a few hundred thousand dollars to multibillion dollar transactions in both the domestic and international arenas. Mr. Reese is also President and Chairman of a family charitable 501(c)-3 foundation and Interim Chairman of a charitable 501(c)-3 entity that focus on Bible literacy.

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Mr. Reese is a Certified Public Accountant (1974) and received his Bachelor of Business Administration degree from Texas A&M University in 1971, and his MBA from University of Houston in 1977. He has extensive experience at a senior level in financial services, finance transactions, investor relations, and more.

Bal Bhullar

Ms. Bal Bhullar has served as a member of the Company’s board of directors since January 2025. Ms. Bhullar brings over 20 years of executive experience in diversified business, investor relations, investment banking, financial modelling, financial & risk management, internal controls and ERP and has acted as CFO and Director of ElectraMeccanica Vehicles Corp. NASDAQ:SOLO, CFO of ReCar (ReBuild Manufacturing), President of BC Risk Management Association and CEO/Founder/Director of KISMET Nutrients/American e-Commerce Solutions LLC. Ms. Bhullar is currently the CFO and Director of Damon Inc. NASDAQ:DMN (pending) and CEO/Founder/Director of BKB Management Ltd.

Ms. Bhullar has proven expertise with increasing market capitalization, raising capital, overseeing corporate governance, SOX, ESG, diversity and regulatory compliance, financial & strategic planning, as well as successfully completing initial public offerings, reverse mergers, business expansions, start-up operations, program development and product development.

Ms. Bhullar is a Chartered Professional Accountant, Certified General Accountant, a CRM designation from Simon Fraser University and a diploma in Financial Management from British Columbia Institute of Technology.

Family Relationships

There are no family relationships among any of our officers or directors.

Involvement in Certain Legal Proceedings

Other than as noted below, to the best of our knowledge none of our directors, executive officers, promoters, or control persons has been involved in any of the following events during the past five years:

1)

A petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing.

2)	A conviction in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses).

3)

The subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

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i.

Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity, or

ii.	Engaging in any type of business practice; or

iii.	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws.

4)

The subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (f)(3)(i) of this section, or to be associated with persons engaged in any such activity.

5)

Found by a court of competent jurisdiction in a civil action or by the SEC to have violated any Federal or State securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended, or vacated.

6)

Found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended, or vacated.

7)

The subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended, or vacated, relating to an alleged violation of:

i.	Any Federal or State securities or commodities law or regulation; or

ii.

Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

iii.	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity.

8)

The subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Mr. Richard Christopher, the CEO of Lexaria, was formerly the Chief Financial Officer of InVivo Therapeutics Corporation (“InVivo”). Following a failed clinical trial, InVivo filed for relief under Chapter 11 of the Bankruptcy Code in the state of Delaware on February 1, 2024. On June 21, 2024, the court entered a confirmation order confirming the plan. The effective date of the plan occurred on July 12, 2024. On the effective date, a liquidation trust was established and a trustee was appointed. The liquidation trust is in the process of liquidating assets and making distributions. On June 25, 2025, a motion was filed by the trustee to extend the claims objection deadline to October 7, 2025.

Code of Ethics

We adopted a Code of Ethics applicable to our senior financial officers and certain other finance executives, which is a “code of ethics” as defined by applicable rules of the SEC. Our Code of Ethics is attached as an exhibit to our Form SB-2 filed on September 20, 2007. If we make any amendments to our Code of Ethics other than technical, administrative, or other non-substantive amendments, or grant any waivers, including implicit waivers, from a provision of our Code of Ethics to our Chief Executive Officer, Chief Financial Officer, or certain other finance executives, we will disclose the nature of the amendment or waiver, its effective date and to whom it applies in a Current Report on Form 8-K filed with the SEC.

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Board and Committee Meetings

Our Board held nine (9) formal meetings and several informal meetings during the year ended August 31, 2025. All proceedings of the board of directors taken at a formal meeting were evidenced by way of minutes taken at such meetings. All other matters approved by our Board outside of any formal meeting were evidenced by resolutions consented to by all the directors. Such resolutions consented to in writing by the directors entitled to vote on that resolution at a meeting of the directors are, according to the Nevada General Corporate Law and our Bylaws, as valid and effective as if they had been passed at a meeting of the directors duly called and held.

Nomination Process

As of August 31, 2025, the Company had an active Governance and Nominating Committee.

Audit and Finance Committee and Audit Committee Financial Expert

The audit and finance committee are governed by the audit and finance committee charter as adopted on December 8, 2020. The committee is currently composed of Mr. Al Reese, Jr., Ms. Bal Bhullar, and Mr. Nicholas Baxter and the members held four (4) formal meetings during the year ended August 31, 2025. Mr. Reese, a CPA, qualifies as an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K, and is “independent” as the term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended. A copy of the Audit & Finance Committee charter can be downloaded from the Company’s website under our Investors/Governance/Governance Documents tab.

Our management is responsible for preparing our financial statements and our independent registered public accounting firm is responsible for auditing those financial statements. Our audit and finance committee consults with management and our independent registered public accounting firm and may initiate inquiries into various aspects of our financial affairs. They are responsible for retaining, evaluating and for the engagement of our independent registered public accounting firm and for the approval of professional services provided by them. However, it is not the duty of our audit and finance committee to determine that our financial statements are complete and accurate and in accordance with generally accepted accounting principles.

Compensation Committee

Our Compensation Committee was created on July 2, 2020, the members of which are Mr. Baxter and Mr. McKechnie, with all directors being “independent” pursuant to Nasdaq independence standards. The Compensation Committee operates under a written charter and its purpose is to review, consider, research, and recommend compensation for the Company’s executive management, taking into consideration milestones achieved, the compensation issued by companies of similar size and the overall financial health of the Company. The committee is also responsible for reviewing and approving employment and benefits agreements and any executive compensation information incorporated into the Company’s periodic reports. The Compensation Committee held nine (9) formal meetings during the fiscal year. A copy of the compensation committee charter can be downloaded from the Company’s website under our Investors/Governance/Governance Documents tab.

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Governance and Nominating Committee

The Governance and Nominating Committee operate pursuant to a charter created on December 8, 2020. The current members of the committee are Ms. Bhullar, Mr. Reese Jr. and Mr. McKechnie, all being independent directors of the Company. The committee’s purpose is to assist our Board in fulfilling its responsibilities by: (i) being satisfied that corporate governance guidelines are adopted, applied and disclosed including director qualification standards, responsibilities and access to management and independent advisors, director compensation, orientation and continuing education, and annual performance evaluation of the board; (ii) identifying individuals qualified to become new board members and recommending to the board the nominees for each annual meeting of shareholders of the Corporation; and (iii) such other matters delegated to the committee by the board. The Governance and Nominating Committee held one (1) formal meeting during the fiscal year. A copy of the Governance & Nominating Committee charter can be downloaded from the Company’s website under our Investors/Governance/Governance Documents tab.

Our Board plays a critical role in guiding the strategic direction and overseeing the management of our business. We seek to attract and retain highly qualified directors who have sufficient time to engage in the activities of our Board and to understand and enhance their knowledge of our industry and business plans. In evaluating the suitability of individual candidates, the Governance and Nominating Committee and our Board may take into account many factors, including: relevant education, experience and expertise; knowledge of the Company and the issues it faces; whether the candidate will strengthen the board and remedy any perceived deficiencies in the specific criteria; moral and ethical character; diversity of expertise and experience in substantive matters pertaining to our business relative to other board members; diversity of background and perspective, including, but not limited to, with respect to age, gender, race, place of residence and specialized experience; and any other relevant qualifications, attributes or skills. The core competencies of directors should address accounting or finance experience, market familiarity, business or management experience, industry knowledge, customer-base experience or perspective, crisis response, leadership, and/or strategic planning.

Our Board and Governance and Nominating Committee evaluate each individual in the context of the board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

Insider Trading Arrangements and Policies

The Company has adopted an insider trading policy governing the purchase, sale, and/or other disposition of its securities by its directors, officers, employees and independent contractors that the Company believes is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the exchange listing standards applicable to the Company.

Directors, executive officers, employees and other related persons may not buy, sell or engage in other transactions in the Company’s shares while aware of material non-public information; buy or sell securities of other companies while aware of material non-public information about those companies that they became aware of as a result of business dealings between the Company and those companies; or disclose material non-public information to any unauthorized persons outside of the Company. The policy also restricts trading and other transactions for a limited group of Company employees (including executives and directors) to defined window periods that follow the Company’s quarterly earnings releases and restricts trading and other transactions following announcement of a share repurchase program.

Executive Compensation

The particulars of the compensation paid to the following persons:

(a)	our principal executive officer during the last completed year ended August 31, 2024 and August 31, 2023;

(b)	each of our two most highly compensated executive officers who were serving as executive officers during the last completed year ended August 31, 2024 and August 31, 2023;

(c)

up to two additional individuals for whom disclosure would have been provided under (b) but for the fact that the individual was not serving as our executive officer at the end of the years ended August 31, 2024 and August 31, 2023, collectively referred to as the named executive officers of our Company, are set out in the following summary compensation table. There is no disclosure provided for any named executive officer, other than our principal executive officers, whose total compensation did not exceed $100,000 for the respective fiscal year:

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SUMMARY COMPENSATION TABLE
		Salary	Bonus	Stock Awards	Option Award(6)	Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
Principal Position	Year	$	$	$	$	$	$	$	$
Christopher Bunka (1)	2024	-	27,246	-	85,074	-	-	772,524	884,844
Chairman, Director & former Chief Executive Officer	2023	-	10,487	-	-	-	-	280,706	291,193
Richard Christopher (2)	2024	-	-	-	514,317	-	-	5,000	519,317
Chief Executive Officer	2023	-	-	-	-	-	-	-	-
John Docherty (3)	2024	273,397	55,944	-	85,074	-	-	-	414,415
President & Director	2023	257,399	33,066	-	-	-	-	-	290,465
Nelson Cabatuan (4)	2024	71,280	-	-	403,298	-	-	-	474,578
Former Chief Financial Officer	2023	-	-	-	-	-	-	-	-
Greg Downey (5)	2024	-	-	-	-	-	-	-	-
Former Chief Financial Officer	2023	172,889	11,022	-	-	-	-	-	183,911

(1)

Mr. Bunka was appointed as Chairman, President, Chief Executive Officer, and director on October 26, 2006. We pay Mr. Bunka a consulting fee through CAB Financial Services Ltd., through which he was previously compensated for Chief Executive Officer services. On August 31, 2024, Mr. Bunka resigned as Chief Executive Officer of the Company and currently serves as the Company’s Chairman of the Board.

(2)	Mr. Richard Christopher was appointed as Chief Executive Officer on August 31, 2024. Mr. Christopher was paid $5,000 for consulting for the month of July 2024. We pay Mr. Christopher as an employee.
(3)	Mr. Docherty became President on April 15, 2015, and a director on April 29, 2016. We pay Mr. Docherty as an employee.
(4)

Mr. Cabatuan was Chief Financial Officer from March 14, 2024 to July 15, 2024 and was considered an employee of the Company. Subsequent to his resignation 150,000 options were cancelled with a value of $302,474.

(5)	Mr. Downey was Chief Financial Officer from April 15, 2021 to June 6, 2023 and was considered an employee of the Company.
(6)	The fair value of the stock options awarded was estimated using the Black-Scholes option pricing model.

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Consulting and Employment Agreements

Other than as set forth herein we have not entered into any employment or consulting agreements with any of our current officers or directors.

Mr. Chris Bunka, Former CEO

The Company secured a 3-year term renewable management contract with Mr. Bunka effective January 1, 2022, with a base compensation of C$29,706 per month with an annual increase of 1.25 times the annual Canadian inflation rate. A performance bonus of up to 50% of 12 times the monthly fee may be payable upon the completion of certain performance criteria as determined by our Board. Participation in the Company’s stock option plan is also included.

The contract entitles Mr. Bunka to compensation of 2% of the consideration of the total value of any subsidiary sold and upon a change of control is entitled to 26 times the monthly fee, excluding certain circumstances. The termination clause requires 15 months written notice plus one additional months’ written notice for each completed year of service for terminating the contract without cause. Payment may be made in lieu of and if so, the Company would be liable for a termination payment of 15 times the monthly fee plus one additional month’s payment for each completed year of service of up to a maximum payment of 24 times the monthly fee.

On August 31, 2024 the management contract with Mr. Bunka was terminated by the Company in order to proceed with the engagement of the new CEO, Mr. Richard Christopher. Pursuant to the terms of his contract and a review conducted by the Compensation Committee, Mr. Bunka received a severance payment of US$442,167, and upon completion of the calendar year will also receive his pro rata portion of his performance milestone bonus. Mr. Bunka and the Company have agreed to enter into a consulting agreement whereby Mr. Bunka will provide Strategic Executive Advising services and accordingly, all stock options previously issued to Mr. Bunka will remain valid and exercisable. Mr. Bunka will continue as a director of the Company and as the Chairman of the board and will be compensated for his services as such in the same manner as the independent board members.

Mr. Richard Christopher, CEO

The Company entered into an at-will executive employment agreement with Mr. Richard Christopher for the provision of Chief Executive Officer services for US$420,000 per year, effective August 31, 2024, with an annual increase of 5% on January 1, 2025 and January 1, 2026 and thereafter at the sole discretion of the Company and in accordance with the Company’s standard payroll practices. A performance bonus equal to 50% of the annual compensation may be payable upon the completion of certain performance criteria as determined by our Board. Participation in the Company’s stock option plan is also included with an initial option issuance for the purchase of 200,000 common shares with an exercise price of $3.92, being granted for a five year term with vesting periods ending in December 2026. An annual professional development allowance of US$40,000 is also available to Mr. Christopher.

Upon the occurrence of a change of control (“COC”), Mr. Christopher will be entitled to a lump payment of 12 months’ pay if such COC occurs within the first year of engagement, 13 months’ pay if such COC occurs within the second year of engagement and 14 months’ pay if such COC occurs within the third or subsequent year of engagement. The agreement specifies that should Mr. Christopher’s engagement be terminated without just cause by the Company or for good reason by Mr. Christopher, the Company would pay Mr. Christopher any accrued wages, payable bonus and one month of salary for each one month engaged up to a maximum of 12 months’ pay.

Mr. John Docherty, President

The Company entered into a 3-year term renewable executive employment agreement with Mr. John Docherty for a management contract for C$310,001 per year, effective January 1, 2022, with an annual increase of 1.25 times the annual Canadian inflation rate. A performance bonus equal to 50% of the annual compensation may be payable upon the completion of certain performance criteria as determined by our Board. Participation in the Company’s stock option plan is also included. An annual professional development allowance of C$15,000 is also available to Mr. Docherty.

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The contract for the services includes entitlement to compensation of 2% of the consideration received by the Company from the sale of any subsidiary, excluding certain circumstances. Upon the occurrence of a change of control, Mr. Docherty will be entitled to a lump payment of 21 months’ pay subject to certain exemptions. The contract specifies that 60 days written notice for termination by Mr. Docherty and termination without cause by the Company would result in 12 months’ pay in lieu of notice plus one additional month’s written notice or payment in lieu, for each completed year of service up to a maximum payment of 24 months.

Mr. Nelson Cabatuan, Former CFO

The Company entered into an employment agreement with Mr. Cabatuan with a base annual salary of US$198,000, subject to annual increases of US$12,000 for the first and second anniversary of employment with any subsequent increase being subject to negotiation, an option grant for the issuance of up to 200,000 common shares vested over three years, and annual performance milestone bonuses of up to 35% during the first year, 40% during the second year and thereafter up to 50% of the base salary. In addition, Mr. Cabatuan’s employment agreement provides that upon the sale of an affiliate company, he will receive compensation on the gross sale value equal to 0.5% if the sale occurs in the first year of employment, 0.75% if the sale occurs in the second year of employment and 1.0% if the sale occurs thereafter. As well, upon a change of control of Lexaria Bioscience Corp., Mr. Cabatuan will be entitled to twelve months’ of base salary if it occurs in the first year, thirteen months’ of base salary if it occurs in the second year and fourteen months’ of base salary if it occurs in the third year or any subsequent year thereafter. As Mr. Cabatuan resigned from his position, his unvested options (150,000) were returned to the Company’s Equity Incentive Plan and he was only entitled to accrued wages. As Mr. Cabatuan has continued with the Company as its Strategic Investment Advisor his vested options (50,000) remain valid and active.

Mr. Michael Shankman, Current CFO

The Company entered into an employment agreement with Mr. Shankman with a base annual salary of US$120,000, subject to annual increases of 1.25 x the annual inflation rate as determined by the US Federal Reserve Board, an option grant for the issuance of up to 50,000 common shares subject to vesting provisions ending August 31, 2026, and annual performance milestone bonuses of up to 35% during the first year, 40% during the second year and thereafter up to 50% of the base salary. Should Mr. Shankman be terminated without cause, after an initial six months with the Company, he will be entitled to severance pay equal to two (2) months base salary, with such severance pay increasing by a month for each completed year of employment. Mr. Shankman will also be entitled to medical and dental benefits equal in value to up to $2,000 per month until his 65th birthday and four (4) weeks of paid vacation.

Grants of Plan-Based Awards Table

During the year ended August 31, 2025, Lexaria issued the following plan-based awards to our named executive officers:

Compensation Securities
Executive Officer	Type of compensation security	Number of compensation securities, number of underlying securities, and percentage of class	Date of issue or grant	Issue, conversion or exercise price $	Closing price of security or underlying security on date of grant $	Closing price of security or underlying security at year end $	Expiry date
Richard Christopher CEO	Stock Options	150,000	05/15/2025	$1.04	$1.03	$0.88	05/15/2030
John Docherty, President & CSO	Stock Options	150,000	05/15/2025	$1.04	$1.03	$0.88	05/15/2030
Michael Shankman CFO	Stock Options	50,000 50,000	10/01/2024 05/15/2025	$3.17 $1.04	$3.16 $1.03	$0.88	10/01/2029 05/15/2030

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Outstanding Equity Awards at Fiscal Year End

The particulars of unexercised options, stock that has not vested and equity incentive plan awards for our named executive officers as at August 31, 2025 are set out in the following table:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	OPTION AWARDS					STOCK AWARDS
Executive Officer	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested $	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Richard Christopher	200,000 150,000	90,908 -	- -	$3.92 $1.04	08/31/2029 05/15/2030	- -	- -	- -	- -
John Docherty	18,000 18,334 15,000 30,000 30,000 49,500 150,000	- - - - - - -	- - - - - - -	$3.00 $3.00 $3.00 $2.91 $1.15 $2.36 $1.04	04/26/2026 06/08/2026 09/01/2026 08/29/2027 10/26/2028 04/26/2029 05/15/2030	- - - - - - -	- - - - - - -	- - - - - - -	- - - - - - -
Michael Shankman	50,000 50,000	15,000 -	- -	$3.17 $1.04	10/01/2029 05/15/2030	- -	- -	- -	- -

Option Exercises

No options were exercised by any named executive officer during the year ended August 31, 2025.

Compensation of Directors

As of the fiscal year ending August 31, 2024, four of our directors are compensated for their services. In their capacity as independent directors each receives $30,000 per year paid quarterly in advance. Directors are also paid nominal amounts for their services on the Audit and Finance, Compensation, and the Governance and Nominating Committees and for acting as chair of such committees.

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The four independent directors were granted an aggregate of 68,000 stock options with a calculated fair value of $119,311 and is included in consulting expense during the fiscal year 2024.

In establishing the compensation of the directors, the Company engaged a third party consultant to conduct a peer company review of the compensation issued to companies of similar size, industry and stage of development. Upon completion of the review, it was determined that the current options issued to the independent directors was below the industry standard and accordingly, an allotment of 12,000 options was issued to each independent director to rectify this gap.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We have no material bonus or profit-sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our Board or a committee thereof.

Indebtedness of Directors, Senior Officers, Executive Officers, and Other Management

None of our directors or executive officers or any associate or affiliate of our company during the last two fiscal years is or has been indebted to our Company by way of guarantee, support agreement, letter of credit or other similar agreement or understanding currently outstanding.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is, or was during fiscal 2025, an officer or employee of the Company or any of its subsidiaries or was formerly an officer of the Company or any of its subsidiaries. No member of the Compensation Committee is, or was during fiscal 2025, an executive officer of another company whose board of directors has a comparable committee on which one of the Company’s executive officers serves.

Actions to Recover Erroneously Awarded Compensation

At no time during the last fiscal year was the Company required to prepare an accounting restatement that required recovery of an erroneously awarded compensation pursuant to our Clawback Policy, which was filed as Exhibit 97.1 to our Current Report on Form 10-K for the year ended August 31, 2024.

Policies and Practices related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information (“MNPI”)

The Company has a strict policy of not issuing options or allowing its insiders to conduct stock trades at times, subject to any allowable trades that might occur pursuant to a 10b5-1 Trading Plan, where MNPI is known or a material transaction is anticipated to occur. Each insider and employee of the Company is required to read and sign the Company’s Insider Trading and Black Out Period Policy, which prescribes certain set periods that prohibit insider trading. Other than as established for black-out periods associated with our quarterly and annual financial statement filings, our executive management will also issue notices of black-out trading periods if they are aware of material transactions which they anticipate closing.

Despite diligent efforts to prevent such grant of equity awards close in time to the release of MNPI, there are times when a material transaction may unexpectedly close with a faster timeline than expected which may result in an inadvertent issuance of stock options near or close to the disclosure of MNPI.

During the fiscal year ended August 31, 2025, the Company did not grant any equity awards that were close in time to the release of MNPI.

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CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS AND DIRECTOR INDEPENDENCE

Except for the employment arrangements which are described under “Directors, Executive Officers and Corporate Governance,” no director, executive officer, shareholder holding at least 5% of shares of our common stock, or any family member thereof, had any material interest, direct or indirect, in any transaction, or proposed transaction during the fiscal years ended August 31, 2025 and 2024, in which the amount involved in the transaction exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at the year end for the last three completed fiscal years.

Director Independence

Our directors are Mr. Christopher Bunka, Mr. John Docherty, Mr. Nicholas Baxter, Mr. Ted McKechnie, Mr. Al Reese Jr. and Ms. Bal Bhullar. We have determined that Messrs. Baxter, McKechnie and Reese and Ms. Bhullar are “independent directors” as defined in Nasdaq Marketplace Rule 4200(a)(15).

Our audit and finance committee consists of Ms. Bhullar, and Messrs. Baxter and Reese, the latter qualifying as an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K.

From inception to present date, we believe that the members of our audit committee and our Board have been and are collectively capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting.

Our Compensation Committee consists of the following independent directors: Messrs. McKechnie and Baxter. During fiscal year ended August 31, 2025, the Compensation Committee held nine (9) meetings to determine bonus compensation payable to the named executive officers in connection with the successful completion of certain performance milestones.

Our appointed Governance and Nominating Committee consists of the following independent directors: Ms. Bhullar and Messrs. Reese Jr. and McKechnie. During the fiscal year ended August 31, 2025, the Governance and Nominating Committee held one (1) formal meetings.

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SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of shares of our common stock as of October 9, 2025 based on 22,225,846 shares issued and outstanding by (i) each person known to beneficially own more than 5% of our outstanding common stock, (ii) each of our directors, (iii) our executive officers and (iv) all directors and executive officers as a group. Shares are beneficially owned when an individual has voting and/or investment power over the shares or could obtain voting and/or investment power over the shares within 60 days of October 9, 2025. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws, where applicable.

Name, Address & Position of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Class(1)
Directors and Executive Officers as a Group	1,958,682		8.81%
Executive Officers and Directors Individually
Richard Christopher(2) Chief Executive Officer and Director	415,000	(10)	1.45%
John Docherty(3) President, CSO and Director	370,285		1.64%
Michael Shankman(4) Chief Financial Officer	100,000	(10)	*	%
Christopher Bunka(5) Chairman & Director	840,289		3.75%
Nicholas Baxter(6) Independent Director	74,000		*	%
Ted McKechnie(7) Independent Director	81,191		*	%
Albert Reese Jr.(8) Independent Director	53,917		*	%
Bal Bhullar(9) Independent Director	24,000		*	%
5% Owners
Armistice Capital, LLC(11)	4,551,019		16.99%

* denotes a holding of less than 1%

(1)

Percentage of ownership is based on 22,225,846 common shares issued and outstanding as of October 9, 2025 on a diluted basis. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such common shares.

(2)	Includes 118,180 options exercisable at $3.92 and 150,000 options exercisable at $1.04
(3)

Includes 54,075 shares held in the name of Docherty Management Ltd., 5,376 shares held in the name of John Docherty and 51,334 options exercisable at $3.00 and 30,000 options exercisable at $2.91, 30,000 options exercisable at $1.15, 49,500 options exercisable at $2.36 and 150,000 options exercisable at $1.04 held in the name of John Docherty.

(4)	Includes 35,000 options exercisable at $3.17 and 50,000 options exercisable at $1.04
(5)

Includes 281,912 shares held in the name of C.A.B. Financial Services and 373,543 shares held directly by Christopher Bunka. Includes 64,334 options exercisable at $3.00, 30,000 options exercisable at $2.91, 30,000 options exercisable at $1.15, 49,500 options exercisable at $2.36 and 11,000 options exercisable at $1.04.

(6)

Includes 8,400 options exercisable at $3.00, 3,400 options exercisable at $3.39, 18,200 options exercisable at $1.96, 5,000 options exercisable at $0.87, 5,000 options exercisable at $2.36, 12,000 options exercisable at $3.39 and 11,000 options exercisable at $1.04.

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(7)

Includes 8,400 options exercisable at $3.00, 3,400 options exercisable at $3.39, 18,200 options exercisable at $1.96 and 5,000 options exercisable at $0.87, 5,000 options exercisable at $2.36, 12,000 options exercisable at $3.39 and 11,000 options exercisable at $1.04.

(8)

Includes 3,400 options exercisable at $3.00, 3,400 options exercisable at $3.39, 3,200 options exercisable at $1.96 and 5,000 options exercisable at $0.87, 5,000 options exercisable at $2.36, 12,000 options exercisable at $3.39 and 11,000 options exercisable at $1.04.

(9)	Includes 11,000 options exercisable at $1.04.
(10)

Under Rule 13d-3, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. The diluted percentage holdings reflect a deduction of 88,638 options held by Mr. Christopher and 15,000 options held by Mr. Shankman which were not exercisable within 60 days of the date of that this information is provided.

(11)

Consists of 4,551,019 warrants which contain certain beneficial ownership limitations, which provide that a holder of the securities will not have the right to exercise any portion of its Common Warrants if such holder, together with its affiliates and attribution parties, would beneficially own in excess of 4.99% or 9.99%.

* denotes a holding of less than 1%

DESCRIPTION OF CAPITAL STOCK

The rights of our stockholders are be governed by Nevada law, Articles of Incorporation and Bylaws, as amended. The following briefly summarizes the material terms of our common stock and preferred stock. We urge you to read the applicable provisions of Nevada Corporation Law, our Articles of Incorporation and our Bylaws.

Authorized Capital Stock

Our authorized capital stock consists of 220,000,000 shares of Common Stock, par value $0.001 per share. As of October 9, 2025 there were 22,225,846 shares of our Common Stock outstanding.

Common Stock

We are authorized to issue up to a total of 220,000,000 shares of Common Stock, par value $0.001 per share. Holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders of our Common Stock have no cumulative voting rights. Further, holders of our Common Stock have no pre-emptive or conversion rights or other subscription rights. Upon our liquidation, dissolution or winding-up, holders of our Common Stock are entitled to share in all assets remaining after payment of all liabilities. As well, holders of our Common Stock are entitled to receive dividends, if any, as may be declared from time to time by our Board out of our assets which are legally available. Such dividends, if any, are payable in cash, in property or in shares of capital stock.

The holders of shares of our Common Stock equal to 33.33% of all of our outstanding Common Stock, present in person or by proxy, are necessary to constitute a quorum at any shareholder meeting. If a quorum is present, an action by stockholders entitled to vote on a matter is approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action. The vote of a majority of our stock held by shareholders present in person or represented by proxy and entitled to vote at the meeting will be sufficient to elect directors or to approve a proposal. The additional shares of our authorized Common Stock available for issuance may be issued at times and under circumstances so as to have a dilutive effect on earnings per share and on the equity ownership of the holders of our Common Stock. The ability of our Board to issue additional shares of Common Stock could enhance the Board’s ability to negotiate on behalf of the stockholders in a takeover situation but could also be used by the Board to make a change of control more difficult, thereby denying stockholders the potential to sell their shares at a premium and entrenching current management. The following description is a summary of the material provisions of our capital stock. You should refer to our Articles of Incorporation and our Bylaws, each as amended to date, both of which are on file with the SEC as exhibits to previous SEC filings, for additional information. The summary below is qualified by provisions of applicable law.

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Our common stock is traded on Nasdaq under the symbol “LEXX”.

Anti-Takeover Provisions

Anti-Takeover Provisions of Nevada State Law

Certain anti-takeover provisions of Nevada law could have the effect of delaying or preventing a third-party from acquiring us, even if the acquisition arguably could benefit our stockholders.

Nevada’s “combinations with interested stockholders” statutes, Nevada Revised Statutes (“NRS”) 78.411 through 78.444, inclusive, prohibit specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” for two years after such person first becomes an “interested stockholder” unless the corporation’s Board approves the combination, or the transaction by which such person becomes an “interested stockholder”, in advance, or unless the combination is approved by the Board and sixty percent of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Further, in the absence of prior approval certain restrictions may apply even after such two year period. However, these statutes do not apply to any combination of a corporation and an interested stockholder after the expiration of four years after the person first became an interested stockholder. For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder.” These statutes generally apply to Nevada corporations with 200 or more stockholders of record. However, a Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws, but if such election is not made in the corporation’s original articles of incorporation, the amendment (1) must be approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power of the corporation not beneficially owned by interested stockholders or their affiliates and associates, and (2) is not effective until 18 months after the vote approving the amendment and does not apply to any combination with a person who first became an interested stockholder on or before the effective date of the amendment. We have made such an election in our original articles of incorporation.

Nevada’s “acquisition of controlling interest” statutes, NRS 78.378 through 78.379, inclusive, contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. Absent such provision in our bylaws, these laws would apply to us as of a particular date if we were to have 200 or more stockholders of record (at least 100 of whom have addresses in Nevada appearing on our stock ledger at all times during the 90 days immediately preceding that date) and do business in the State of Nevada directly or through an affiliated corporation, unless our articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one fifth or more, but less than one third, (2) one third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply.

Nevada law also provides that directors may resist a change or potential change in control if the directors determine that the change is opposed to, or not in the best interests of, the corporation. The existence of the foregoing provisions and other potential anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our Company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

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Anti-Takeover Effects of Our Articles of Incorporation and Bylaws

The following provisions of our Articles of Incorporation and Bylaws could have the effect of delaying or discouraging another party from acquiring control of us and could encourage persons seeking to acquire control of us to first negotiate with our Board:

•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;
•	the right of our Board to elect a director to fill a vacancy created by the expansion of the Board or the resignation, death or removal
•	of a director, with our stockholders only allowed to fill such a vacancy if not filled by the Board;
•	the ability of our Board to alter our Bylaws without obtaining shareholder approval; and
•

the requirement that a special meeting of stockholders may be called only by either the President or the Secretary by resolution of the Board of Directors or at the request of stockholders owning a majority of the issued and outstanding capital stock of the Company entitled to vote, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors.

Indemnification of Directors and Officers

The NRS empower us to indemnify our directors and officers against expenses relating to certain actions, suits or proceedings as provided for therein. In order for such indemnification to be available, the applicable director or officer must not have acted in a manner that constituted a breach of his or her fiduciary duties and involved intentional misconduct, fraud or a knowing violation of law, or must have acted in good faith and reasonably believed that his or her conduct was in, or not opposed to, our best interests. In the event of a criminal action, the applicable director or officer must not have had reasonable cause to believe his or her conduct was unlawful.

Pursuant to our Articles of Incorporation, we may indemnify each of our present and future directors, officers, employees or agents who becomes a party or is threatened to be made a party to any suit or proceeding, whether pending, completed or merely threatened, and whether said suit or proceeding is civil, criminal, administrative, investigative, or otherwise, except an action by or in the right of the Company, by reason of the fact that he is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including, but not limited to, attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit, proceeding or settlement, provided such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The expenses of directors, officers, employees or agents of the Company incurred in defending a civil or criminal action, suit, or proceeding may be paid by the Company as they are incurred and in advance of the final disposition of the action, suit, or proceeding, if and only if the director, officer, employee or agent undertakes to repay said expenses to the Company if it is ultimately determined by a court of competent jurisdiction, after exhaustion of all appeals therefrom, that he is not entitled to be indemnified by the Company.

No indemnification shall be applied, and any advancement of expenses to or on behalf of any director, officer, employee or agent must be returned to the Company, if a final adjudication establishes that the person’s acts or omissions involved a breach of any fiduciary duties, where applicable, intentional misconduct, fraud or a knowing violation of the law which was material to the cause of action.

The NRS further provides that a corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses. We have secured a directors’ and officers’ liability insurance policy. We expect that we will continue to maintain such a policy.

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Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company of Canada, Inc., 510 Burrard Street, 3rd Floor, Vancouver, BC V6C 3B9, Tel: 1-604-661-9400.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The following summary of the rights of our capital stock is not complete and is subject to and qualified in its entirety by reference to our Articles of Incorporation and Bylaws, copies of which are filed as exhibits to our Annual Report on Form 10-K for the year ended August 31, 2024, filed with the Securities and Exchange Commission (the “SEC”) on November 26, 2024, and the forms of securities, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

Authorized Capital Stock

Our authorized capital stock consists of 220,000,000 shares of common stock, par value $0.001 per share. As of October 9, 2025, there were 22,225,846 shares of common stock outstanding.

Common Stock

We are authorized to issue up to a total of 220,000,000 shares of common stock, par value $0.001 per share. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders of our common stock have no cumulative voting rights. Further, holders of our common stock have no preemptive or conversion rights or other subscription rights. Upon our liquidation, dissolution or winding-up, holders of our common stock are entitled to share in all assets remaining after payment of all liabilities. Holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our Board out of our assets which are legally available. Such dividends, if any, are payable in cash, in property or in shares of capital stock.

The holders of shares of our common stock equal to 33.33% of all of our outstanding capital stock, present in person or by proxy, are necessary to constitute a quorum at any shareholder meeting. If a quorum is present, an action by stockholders entitled to vote on a matter is approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action. The vote of a majority of our stock held by shareholders present in person or represented by proxy and entitled to vote at the meeting will be sufficient to elect directors or to approve a proposal. The additional shares of our authorized capital stock available for issuance may be issued at times and under circumstances so as to have a dilutive effect on earnings per share and on the equity ownership of the holders of our common stock. The ability of our Board to issue additional shares of stock could enhance the Board’s ability to negotiate on behalf of the stockholders in a takeover situation but could also be used by the Board to make a change of control more difficult, thereby denying stockholders the potential to sell their shares at a premium and entrenching current management. The following description is a summary of the material provisions of our capital stock. You should refer to our Articles of Incorporation and our Bylaws, each as amended to date, both of which are on file with the SEC as exhibits to previous SEC filings, for additional information.

SELLING STOCKHOLDERS

Unless the context otherwise requires, as used in this prospectus, “selling stockholders” includes the selling stockholders listed below and donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling stockholders as gifts, pledges or other non-sale related transfers.

We have prepared this prospectus to allow the selling stockholders or their successors, assignees or other permitted transferees to sell or otherwise dispose of, from time to time, up to 2,760,000 shares of our common stock which are issuable upon the exercise of the Warrants.

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September 2025 Securities Purchase Agreement

On September 26, 2025, we entered into a securities purchase agreement with the selling stockholders, pursuant to which we agreed to issue and sell (i) in a registered direct offering to certain investors 2,666,667 shares of common stock at a price of $1.50 per share, and (ii) in a concurrent private placement, the Warrants exercisable for an aggregate of up to 2,666,667 shares of common stock, at an exercise price of $1.37 per share. The registered direct offering and concurrent private placement closed on September 29, 2025.

Pursuant to the terms of the securities purchase agreement, we are required to file a registration statement on Form S-1 or other appropriate form registering the resale of the shares of common stock issued and issuable upon the exercise of the Warrants. We are required to use commercially reasonable efforts to cause such registration to become effective within 45 days of the closing date of the offering (or within 75 days of the closing date of the offering in case of “full review” of such registration statement by the SEC), and to keep the registration statement effective at all times until no investor owns any Warrants or shares issuable upon exercise thereof.

Placement Agent Warrants

As part of the compensation to the Placement Agent in connection with the September 2025 Offering, pursuant to the Engagement Letter, we issued to designees of the Placement Agent unregistered Warrants to purchase up to an aggregate of 93,333 shares of common stock at an exercise price of $1.875. These Warrants are exercisable immediately and will expire five years from the commencement of the sales pursuant to the September 2025 Offering.

The resale of the common stock issuable upon exercise of the Warrants issued to the Placement Agent is being registered in this registration statement.

Relationship with the Selling Stockholders

Except as described above under “September 2025 Securities Purchase Agreement” and with respect to earlier purchases of our securities in arms-length transactions, Orca Capital AG, Intracoastal Capital, LLC, 3i, LP, BPY Limited and Nomis Bay Ltd do not have, or within the past three years has not had any position, office, or other material relationship with us.

In addition to the September 2025 Offering for which it received compensation, the Placement Agent has been engaged in investment banking, advisory and other commercial dealings in the ordinary course of business with us for which it has received customary compensation. The Placement Agent has acted as the placement agent and received compensation in connection with (i) our registered direct offering consummated in April 2025, (ii) our registered direct offering consummated in February 2024 and, (iii) our registered direct offering, concurrent private placement and warrant cancellation consummated in October 2024. In addition, the Placement Agent received certain compensation in connection with the warrant exercise transaction we executed in April 2024.

Information About Selling Stockholders Offering

The shares of common stock being offered by the selling stockholders are the 2,760,000 shares of our common stock issuable upon the exercise of the Warrants. We are registering these shares in order to permit the selling stockholders to offer the shares for resale from time to time.

The table below lists the selling stockholders and other information regarding the ownership of the shares of common stock by the selling stockholders. The second column lists the number of shares of common stock owned by the selling stockholders, based on their respective ownership of the shares of common stock as of October 9, 2025 and securities convertible or exercisable into shares of common stock within 60 days of October 9, 2025, assuming the exercise of the Warrants held by each selling stockholder on that date, without regard to any limitations on the exercise of the Warrants. The third column lists the maximum number of shares of common stock being offered in this prospectus by each selling stockholder, issuable upon exercise of the Warrants, respectively, without regard to any limitations on the exercise of the Warrants. The fourth and fifth columns list the number of shares of common stock owned after the offering and the percentage of outstanding common stock, assuming in both cases the exercise of the Warrants held by that selling stockholder, without regard to any limitations on the exercise of the Warrants and the sale of all of the shares of common stock offered by that selling stockholder pursuant to this prospectus.

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Except as otherwise indicated below, based on the information provided to us by the selling stockholders, and to the best of our knowledge, no selling stockholder is a broker-dealer or an affiliate of a broker-dealer.

The third column lists the shares of common stock being offered pursuant to this prospectus by the selling stockholders.

Name of Selling Stockholder	Number of shares of common stock owned prior to offering		Maximum number of shares of common stock to be sold pursuant to this Prospectus	Number of shares of common stock owned after offering(1)	Percentage of common stock owned after offering
Orca Capital AG (2)	666,667	(2)	666,667
Intracoastal Capital, LLC (3)	978,951	(3)	666,667	312,284	1.4%
3i, LP (4)	666,667	(4)	666,667
BPY Limited (5)	213,333	(5)	213,333
Nomis Bay Ltd (6)	453,333	(6)	453,333
Michael Mirsky (7)	69,744	(10)	8,867	60,877	*
Augustus Trading LLC (8)	272,820	(11)	59,850	212,970	*
Wilson Drive Holdings LLC (9)	12,729	(12)	3,150	9,579	*
Charles Worthman (7)	3,771	(13)	933	2,838	*
Noam Rubenstein (7)	76,860	(14)	20,533	56,327	*

* Less than 1%.

(1) The ability to exercise the Warrants held by the selling stockholders is subject to a beneficial ownership limitation that, at the time of initial issuance of the Warrants was capped at 4.99% beneficial ownership of the Company’s issued and outstanding common stock (post-exercise). These beneficial ownership limitations may be adjusted up or down, subject to providing advanced notice to the Company. Beneficial ownership as reflected in the selling stockholder table reflects the total number of shares potentially issuable underlying the Warrants and does not give effect to these beneficial ownership limitations. Accordingly, actual beneficial ownership, as calculated in accordance with Section 13(d) and Rule 13d-3 thereunder may be lower than as reflected in the table.

(2) Thomas Koenig is the Executive Board Member of Orca Capital AG. The business address of Orca Capital AG is Sperlring 2, 85276 Pfaffenhofen, Germany.

(3) Includes: (i) 312,284 shares of common stock issuable upon exercise of warrants issued to such selling shareholder prior to the September 2025 Offering (the “IC Prior Warrants”), assuming exercise of such warrants, without regard to any limitations on exercises of such warrants; and (ii) 666,667 shares of common stock issuable upon exercise of the Warrants issued to such selling stockholder in the September 2025 Offering, assuming exercise of such Warrants, without regard to any limitations on exercises of such Warrants. The IC Prior Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the selling stockholder from exercising that portion of the IC Prior Warrants that would result in the selling stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. However, upon at least 61 days’ prior notice from the holder to us, a holder with a 4.99% ownership blocker may increase the amount of ownership of outstanding shares of common stock after exercising the warrants up to 9.99% of the number of our common stock outstanding immediately after giving effect to the exercise. Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act of the securities reported herein that are held by Intracoastal.

(4) 3i Management LLC is the general partner of 3i, LP, and Maier Joshua Tarlow is the manager of 3i Management LLC. As such, Mr. Tarlow exercises sole voting and investment discretion over securities beneficially owned directly or indirectly by 3i, LP and 3i Management LLC. Mr. Tarlow disclaims beneficial ownership of the securities beneficially owned directly by 3i, LP and indirectly by 3i Management LLC. The business address of each of the aforementioned parties is 2 Wooster Street, 2nd Floor, New York, NY 10013. We have been advised that none of Mr. Tarlow, 3i Management LLC, or 3i, LP is a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer, or an affiliate or associated person of a FINRA member or independent broker-dealer.

(5) James Keyes is the Director of BPY Limited. The business address of BPY Limited is 145 Adelaide Street West, Suite 400, Toronto, ON M5H 4E5.

(6) James Keyes is the Director of Nomis Bay Ltd. The business address of Nomis Bay Ltd is 145 Adelaide Street West, Suite 400, Toronto, ON M5H 4E5.

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(7) Each of these selling stockholders is affiliated with H.C. Wainwright & Co., LLC, the placement agent for our September 2025 Offering, a registered broker dealer with a registered address of 430 Park Ave, 3rd Floor, New York, NY 10022, and each has sole voting and dispositive power over the securities held. The number of shares beneficially owned prior to this offering consist of shares of common stock issuable upon exercise of placement agent warrants, which were received as compensation in connection with the September 2025 Offering. Each of these selling stockholders acquired the placement agent warrants in the ordinary course of business and, at the time the placement agent warrants were acquired, each of these selling stockholders had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

(8) The number of shares beneficially owned prior to this offering consist of shares of common stock issuable upon exercise of placement agent warrants. Orsium Capital LLC, the authorized agent to Augustus Trading LLC, has discretionary authority to vote and dispose of the securities held by Augustus Trading LLC and may be deemed to be the beneficial owner of these securities. Olivier Morali, in his capacity as managing member of Orsium Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Augustus Trading LLC. Orsium Capital LLC and Mr. Morali each disclaims any beneficial ownership of these securities.

(9) The number of shares beneficially owned prior to this offering consist of shares of common stock issuable upon exercise of placement agent warrants, which were received as compensation in connection with the September 2025 Offering. The securities are held by Wilson Drive Holdings LLC. Craig Schwabe is the managing member Wilson Drive Holdings LLC and has the power to vote and dispose the securities held. Mr. Schwabe is affiliated with H.C. Wainwright & Co., LLC. The securities were acquired in the ordinary course of business and, at the time the securities were acquired, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

(10) Includes 8,867 placement agent warrants from the September 2025 Offering.

(11) Includes 59,850 placement agent warrants from the September 2025 Offering.

(12) Includes 3,150 placement agent warrants from the September 2025 Offering.

(13) Includes 933 placement agent warrants from the September 2025 Offering.

(14) Includes 20,533 placement agent warrants from the September 2025 Offering.

PLAN OF DISTRIBUTION

The selling stockholders, including their pledgees, donees, transferees, distributees, beneficiaries or other successors in interest may, from time to time, offer some or all of the shares of common stock covered by this prospectus. We will not receive any of the proceeds from the sale of the shares of common stock covered by this prospectus by the selling stockholders. However, we will receive proceeds from the exercise of the Warrants if the Warrants are exercised for cash. We intend to use those proceeds, if any, to advance and execute plans for future R&D activities, for working capital and other general corporate purposes. We will bear all fees and expenses incident to our obligation to register the shares of our common stock covered by this prospectus.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at privately negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions.

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The selling stockholders may use any one or more of the following methods when disposing of shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an over-the-counter distribution;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the effective date of the registration statement of which this prospectus is a part;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of the selling stockholders to include the selling stockholders’ pledgees, transferees, or other successors in interest as selling stockholder under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of shares of our common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these shares to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these shares. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. If the selling stockholders effect certain transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with applicable FINRA rules; and in the case of a principal transaction a markup or markdown in compliance with applicable FINRA rules.

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The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. The selling stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conforms to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. The selling stockholders are subject to the prospectus delivery requirements of the Securities Act.

To the extent required pursuant to Rule 424(b) under the Securities Act, the shares of our common stock to be sold, the names of the selling stockholders, the purchase price and public offering price, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states, the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling stockholders and any other person participating in a sale of the common stock registered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon by Sichenzia Ross Ference Carmel, LLP, New York, New York.

EXPERTS

The financial statements of Lexaria Bioscience Corp as of August 31, 2024 and 2023 and for the years then ended included in this prospectus have been so included in reliance on the report of MaloneBailey, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov/.

We make available free of charge on or through our website at https://ir.lexariabioscience.com/sec-filings, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with or otherwise furnish it to the SEC.

We have filed with the SEC a registration statement under the Securities Act, relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement for free at www.sec.gov. The registration statement is also available on our website, https://ir.lexariabioscience.com/sec-filings.

We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

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F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Lexaria Bioscience Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Lexaria Bioscience Corp. and its subsidiaries (collectively, the “Company”) as of August 31, 2024 and 2023, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of August 31, 2024 and 2023, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments.  We determined that there are no critical audit matters.

/s/ MaloneBailey, LLP

www.malonebailey.com

We have served as the Company's auditor since 2022.

Houston, Texas

November 26, 2024

F-2

LEXARIA BIOSCIENCE CORP.
CONSOLIDATED BALANCE SHEETS
(Expressed in US Dollars)
	August 31,	August 31,
	2024	2023
ASSETS
Current
Cash	$6,499,885	$1,352,102
Marketable securities	55,807	125,642
Accounts receivable	154,477	126,686
Prepaid expenses and other current assets	1,187,817	546,783
Total Current Assets	7,897,986	2,151,213

Non-current assets, net
Long-term receivables	63,575	48,559
Right of use assets	134,843	167,446
Property & equipment, net	254,709	254,143
Intellectual property, net	516,676	462,625
	969,803	932,773

TOTAL ASSETS	$8,867,789	$3,083,986

LIABILITIES and STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$1,066,409	$239,941
Deferred revenue	4,963	-
Lease liability, current	28,047	27,794
Total Current Liabilities	1,099,419	267,735

Lease liability, non-current	109,319	136,173

TOTAL LIABILITIES	$1,208,738	$403,908

Stockholders' Equity
Share Capital
Authorized: 220,000,000 common voting shares with a par value of $0.001 per share
Common shares issued and outstanding:
15,810,205 and 8,091,650 at August 31, 2024, and August 31, 2023, respectively	$15,810	$8,091
Additional paid-in capital	59,599,178	48,799,454
Accumulated Deficit	(51,558,772)	(45,763,427)
Accumulated other comprehensive loss	(19,816)	-
Equity attributable to shareholders of Lexaria	8,036,400	3,044,118
Non-controlling Interest	(377,349)	(364,040)
Total Stockholders' Equity	7,659,051	2,680,078
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$8,867,789	$3,083,986

The accompanying notes are an integral part of these consolidated financial statements.

F-3

LEXARIA BIOSCIENCE CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Expressed in US Dollars except share amounts)

	Year Ended August 31,
	2024	2023

Revenue	$464,278	$226,208
Cost of goods sold	4,822	31,500
Gross profit	459,456	194,708

Operating expenses
Research and development	2,360,565	3,666,721
General and administrative	3,852,021	3,062,009
Total operating expenses	6,212,586	6,728,730

Loss from operations	(5,753,130)	(6,534,022)

Other income (loss)
Interest income	14,311	43,190
Unrealized loss on marketable securities	(69,835)	(221,693)
Total other income (loss)	(55,524)	(178,503)

Net loss	$(5,808,654)	$(6,712,525)
Less: Net loss attributable to non-controlling interest	$(13,309)	$(47,626)
Net loss attributable to Lexaria shareholders	$(5,795,345)	$(6,664,899)

Other comprehensive income
Foreign currency translation adjustment	$(19,816)	$-
Total comprehensive loss	$(5,815,161)	$(6,664,899)
Basic and diluted loss per share	$(0.47)	$(1.01)

Weighted average number of common shares outstanding
- Basic and diluted	12,383,974	6,614,066

The accompanying notes are an integral part of these consolidated financial statements.

F-4

LEXARIA BIOSCIENCE CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in US Dollars)
	Year Ended August 31,
	2024	2023
Cash flows used in operating activities
Net loss	$(5,808,654)	$(6,712,525)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	492,236	170,382
Depreciation and amortization	76,153	145,397
Impairment loss	57,836	106,761
Bad debt expense	7,760	-
Noncash lease expense	32,603	41,564
Unrealized loss on marketable securities	69,835	221,693
Lease accretion	6,672	2,227
Change in operating assets and liabilities
Accounts receivable	(35,551)	26,539
Inventory	-	43,069
Prepaid expenses and deposits	(641,034)	29,978
Long-term receivables	(15,016)	-
Accounts payable and accrued liabilities	826,468	88,492
Operating lease liability	(33,273)	(44,814)
Deferred revenue	4,962	-
Net cash used in operating activities	$(4,959,003)	$(5,881,237)

Cash flows used in investing activities
Intellectual property	(145,591)	(135,862)
Purchase of equipment	(43,014)	(33,748)
Net cash used in investing activities	$(188,605)	$(169,610)

Cash flows from financing activities
Proceeds from exercise of stock options	2,875	-
Proceeds from sale of common shares for cash	4,208,731	1,589,731
Proceeds from exercise of warrants	6,103,601	-
Net cash from financing activities	$10,315,207	$1,589,731

Effect of exchange rate changes on cash	$(19,816)	$-

Net change in cash for the period	5,147,783	(4,461,116)
Cash at beginning of period	1,352,102	5,813,218
Cash at end of period	$6,499,885	$1,352,102

Supplemental information of cash flows:
Income taxes paid in cash	$10,042	$8,214
Remeasurement of operating lease right of use assets and liabilities	$-	$156,566

The accompanying notes are an integral part of these consolidated financial statements.

F-5

LEXARIA BIOSCIENCE CORP.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
For the Years Ended August 31, 2024 and 2023
(Expressed in US Dollars)
(Audited)
						Accumulated
			Additional		Non-	Other
	Common Stock		Paid-in		controlling	Comprehensive	Stockholders
	Shares	Amount	Capital	Deficit	Interest	(Loss) Income	Equity

Balance August 31, 2022	5,950,998	$5,951	$47,041,481	$(39,098,528)	$(316,414)	$-	$7,632,490
Shares sold for cash	2,140,652	2,140	1,587,591	-	-	-	1,589,731
Stock based compensation	-	-	170,382	-	-	-	170,382
Net loss	-	-	-	(6,664,899)	-	-	(6,664,899)
Non-controlling interest	-	-	-	-	(47,626)	-	(47,626)
Balance August 31, 2023	8,091,650	$8,091	$48,799,454	$(45,763,427)	$(364,040)	$-	$2,680,078
Shares sold for cash	2,334,013	2,334	4,206,397	-	-	-	4,208,731
Shares issued from exercise of warrants	5,382,042	5,382	6,098,219	-	-	-	6,103,601
Shares issued from exercise of options	2,500	3	2,872	-	-	-	2,875
Stock based compensation			492,236	-	-	-	492,236
Foreign currency translation loss						(19,816)	(19,816)
Net loss				(5,795,345)			(5,795,345)
Non-controlling interest					(13,309)		(13,309)
Balance August 31, 2024	15,810,205	$15,810	$59,599,178	$(51,558,772)	$(377,349)	$(19,816)	$7,659,051

The accompanying notes are an integral part of these consolidated financial statements.

F-6

LEXARIA BIOSCIENCE CORP. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS August 31, 2024 and 2023

1. Nature of Business

Lexaria Bioscience Corp. (“Lexaria”, “we”, “our” or the “Company”) is a biotechnology company pursuing the enhancement of the bioavailability of a diverse and broad range of active pharmaceutical ingredients (“API”) using our proprietary DehydraTECH drug delivery technology.  Our current focus is the investigation of the incorporation of our DehydraTECH drug delivery technology with GLP-1 and GIP drugs to enhance absorption and reduce adverse side effects.

Revenues are generated from licensing contracts for the Company’s patented DehydraTECH technology based on the terms of use and defined geographic and licensing arrangements. We derive income from our third party contracted manufacturing of B2B DehydraTECH enhanced products made to customer specifications that are sold online and in-store in the US and Canada. We also perform contract services in R&D for customer specific formulations that are used in comparison testing to customers’ existing products.

Liquidity

The Company’s consolidated financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and in accordance with accounting principles generally accepted in the United States (“US GAAP”) applicable to a going concern, which assumes the Company will have sufficient funds to meet its financial obligations for a period of at least 12 months from the date of this report.

Since inception, the Company has incurred significant operating and net losses. The losses attributable to shareholders were $5.8 million and $6.7 million, for the years ended August 31, 2024 and 2023, respectively. As of August 31, 2024, we had an accumulated deficit of $51.6 million. We expect to continue to incur significant operational expenses and net losses in the upcoming 12 months. Our net losses may fluctuate significantly from quarter to quarter and year to year, depending on the stage and complexity of our R&D studies and corporate expenditures, additional revenues received from the licensing of our technology, if any, and the receipt of payments under any current or future collaborations we may enter into.

During the year ended August 31, 2024, we raised an approximate aggregate $10.3 million in net proceeds from the sale of securities pursuant to our equity financings from October 3, 2023, February 14, 2024 and April 30, 2024 and from the exercise of warrants. Subsequent to August 31, 2024, we raised an additional $4.5 million in net proceeds in a registered direct offering. We may offer additional securities for sale during our fiscal year 2025 or thereafter in response to market conditions or other circumstances if we believe such a plan of financing is required to advance the Company’s business plans and is in the best interests of our stockholders.

Based on existing cash resources, management believes that current funding will be sufficient to meet the Company’s financial obligations for a period of at least twelve months from the date of this report.

2. Significant Accounting Policies

Basis of presentation and consolidation

These consolidated financial statements have been prepared in conformity with generally accepted accounting principles of the United States (“US GAAP”) and pursuant to the rules and regulations of the SEC. All amounts, unless otherwise stated, are in U.S. dollars.

These consolidated financial statements include the financial statements of the Company and its wholly owned subsidiaries: Lexaria Pharmaceutical Corp., Lexaria Hemp Corp., Lexaria CanPharm ULC, Lexaria Nutraceutical Corp., Poviva Corp., Lexaria CanPharm Holding Corp., Lexaria (AU) Pty Ltd and Kelowna Management Services Corp. The Company owns 83.3% of Lexaria Nicotine LLC and the remaining 16.7% is owned by Altria Ventures Inc. (an indirect wholly owned subsidiary of Altria Group, Inc.). All significant intercompany balances and transactions have been eliminated upon consolidation.

F-7

Cash and cash equivalents

Cash and cash equivalents include cash-on-hand and demand deposits with financial institutions and other short-term investments with maturities of less than three months when acquired and readily convertible to known cash amounts. The Company had no cash equivalents as of August 31, 2024 or August 31, 2023.

Marketable Securities

The Company’s marketable securities consist of investments in common stock. Investments in equity securities are reported at fair value with changes in unrecognized gains or losses included in other income (loss) on the Consolidated Statements of Operations and Comprehensive Loss.

Leases

The Company accounts for its leases under ASC 842, Leases (“ASC 842”). Under this guidance, arrangements meeting the definition of a lease are classified as operating or financing leases and are recorded on the consolidated balance sheet as both a right of use asset and lease liability.

We determined the initial classification and measurement of our right-of-use assets and lease liabilities at the lease commencement date and thereafter if modified. The lease term includes any renewal options and termination options that we are reasonably certain to exercise. The present value of lease payments is determined by using the interest rate implicit in the lease, if that rate is readily determinable; otherwise, we use our incremental borrowing rate. The incremental borrowing rate is determined by using the rate of interest that we would pay to borrow on a collateralized basis, an amount equal to the lease payments for a similar term and in a similar economic environment.

Operating lease expenses are recognized on a straight-line basis, unless the right-of-use asset has been impaired, over the reasonably certain lease term based on the total lease payments. They are included in operating expenses in the Consolidated Statements of Operations and Comprehensive Loss.

For operating leases that reflect impairment, we will recognize the amortization of the right-of-use asset on a straight-line basis over the remaining lease term with rent expense still included in operating expenses in the Consolidated Statements of Operations and Comprehensive Loss. For all leases, rent payments that are based on a fixed index or rate at the lease commencement date are included in the measurement of lease assets and lease liabilities at the lease commencement date.

We have elected the practical expedient to not separate lease and non-lease components. Our non-lease components are primarily related to property taxes and maintenance, which vary based on future outcomes, and thus differences to original estimates are recognized in rent expense when incurred.

Intellectual property

Capitalized intellectual property costs include those incurred with respect to both pending and granted patents filed in the United States. When patent applications are filed, the directly related capitalized costs are amortized on a straight-line basis over an estimated economic life of 20 years.

Property and equipment

Property and equipment is stated at cost less accumulated depreciation and impairment and depreciated using the straight-line method over the useful lives of the various asset classes. Laboratory and computer equipment and office furniture are depreciated over periods ranging from 3 to 10 years. Certain production equipment is depreciated by units of production method. Leasehold improvements are amortized over the term of the related leases, or the economic life of the improvements, whichever is shorter.

Impairment of long-lived assets

Long-lived assets, including equipment and intangible assets, namely the Company’s patents, are assessed for potential impairment when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is recognized when the carrying amount of the long-lived asset is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Any required impairment loss is measured as the amount by which the carrying amount of the long-lived asset exceeds its fair value and is recorded as a reduction in the carrying value of the related asset and a charge to profit or loss. Intangible assets with indefinite lives are tested for impairment annually and in interim periods if certain events occur indicating that the carrying value of the intangible assets may be impaired.

F-8

Revenue recognition

The Company recognizes revenue in accordance with ASC 606’s core principle by applying the following five steps:

1.	Identify contracts with customers
2.	Identify the performance obligations in the contracts
3.	Determine the contract price
4.	Allocate the contract price
5.	Recognize revenue when/as performance obligations are satisfied

Licensing revenue from intellectual property

Our revenues from licenses that grant exclusive rights to use our intellectual property, which we consider functional IP, are recognized at a point in time following the transfer and use of our patented infusion technology DehydraTECH. Our licensees are also required to pay quarterly fixed non-refundable minimum performance fees which are recognized as revenue over the period to which they apply.

Usage fees from intellectual property

The Company may also earn sales-based or usage-based royalties from its licensing contracts. The Company recognizes usage fees in the period when our licensees recognize sales of end-products that incorporate our licensed technology. No sales-based usage fees were recognized for the years ended August 31, 2024 and 2023.

Third Party Contracted Manufacturing

The Company recognizes revenue with respect to contract manufacturing arrangements when the related performance obligations have been satisfied (i.e., when it has completed the related manufacturing work) and in accordance with the five steps described in the ASC 606.

Contract Research and Development

The Company recognizes revenue from contract research and development arrangements when the related performance obligations have been satisfied and in accordance with the five steps described in ASC 606. The related performance obligation typically entails preparation of customer-specific formulations (i.e., DehydraTECH paired with the customer’s active ingredient) that the customer then uses in comparison testing relative to its existing product(s). Revenue is recognized upon shipment of the formulation to the customer.

Cost of sales

Cost of sales includes all expenditures incurred in bringing the goods to the point of sale. This includes third-party manufacturing and handling costs, direct costs of the raw material, inbound freight charges, warehousing costs, and applicable overhead expenses.

Research and development

Research and development costs are expensed as incurred. These expenditures are comprised of both in-house research programs and through third-party contracts including consultants, academic and non-profit institutions, contract manufacturing, and other expenses.

Intellectual property expenses

Non-capitalizable costs associated with intellectual property-related matters are expensed as incurred and included in general and administrative expenses within the Consolidated Statements of Operations and Comprehensive Loss.

F-9

Stock-based compensation

The Company accounts for its stock-based compensation awards whereby all stock-based grants are recognized as expenses in the Consolidated Statements of Operations and Comprehensive Loss based on the fair value at grant date subject to vesting dates and amortized over the related vesting period. The grant date fair value of each option award is estimated using the Black-Scholes option-pricing model. The use of the Black-Scholes option-pricing model requires management to make assumptions with respect to the expected term of the option, the expected volatility of the common stock consistent with the expected term of the option, risk-free interest rates and expected dividend yields of the common stock.

Foreign currency translation

The Company’s reporting currency is the U.S. dollar. The Company has foreign operations whose functional currency is the local currency. Assets and liabilities are translated into U.S. dollars, the reporting currency, at the exchange rate on the balance sheet date. Revenues and expenses are translated into U.S. dollars at the average rates of exchange prevailing during the reporting period. Foreign currency translation adjustments resulting from this process are reported as an element of other comprehensive income (loss) on the consolidated statements of operations and comprehensive loss. Transactions executed in different currencies are translated at spot rates and resulting foreign exchange transaction gains and losses are charged to income.

Loss per share

The calculation of loss per share uses the weighted average number of shares outstanding during the year. Diluted net income per share includes the effect, if any, from the potential exercise or conversion of securities, such as restricted stock, stock options, and warrants, which would result in the issuance of incremental shares of common stock. Diluted loss per share is equivalent to basic loss per share if the potential exercise of the equity-based financial instruments is anti-dilutive.

Income taxes

The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns using the liability method. Under this method, deferred tax liabilities and assets are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the year in which the differences are expected to reverse. A valuation allowance is established to reduce deferred tax assets to an amount whose realization is more likely than not.

Fair Value Measurements

When measuring fair value, the Company seeks to maximize the use of observable inputs and minimize the use of unobservable inputs. This establishes a fair value hierarchy based on the level of independent objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Inputs are prioritized into three levels used to measure fair value:

•	Level 1 - Quoted prices in active markets for identical assets or liabilities;

•	Level 2 - Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable; and

•

Level 3 - Unobservable inputs that are supported by little or no market activity, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing.

The Company’s financial instruments consist primarily of cash, marketable securities, accounts receivable and payable, and accrued liabilities. The carrying amounts of instruments approximate their fair values due to their short maturities or quoted market prices.

The Company’s headquarters and operations are located in Canada which results in exposure to market risks from fluctuations in foreign currency rates. The foreign currency exchange risk is the financial risk to the Company’s operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk as the impact of rate changes for USD/CAD dollars is not expected to be material.

F-10

The following table provides a summary of financial instruments that are measured at fair value on a recurring basis as of August 31, 2024.

	Carrying	Fair Value Measurement Using
	Value	Level 1	Level 2	Level 3	Total
Marketable Securities	$55,807	$55,807	$-	$-	$55,807

The following table provides a summary of financial instruments that are measured at fair value on a recurring basis as of August 31, 2023.

	Carrying	Fair Value Measurement Using
	Value	Level 1	Level 2	Level 3	Total
Marketable Securities	$125,642	$125,642	$-	$-	$125,642

Credit risk and customer concentration

The Company places its cash with a high credit quality financial institution. Periodically, the Company may carry cash balances at such financial institution in excess of the federally insured limit of $250,000. The Company has not experienced losses on these accounts and management believes, based upon the quality of the financial institution, that the credit risk with regard to these deposits is not significant.

In the year ended August 31, 2024, two customers accounted for 99% of consolidated revenues, whereas for the year ended August 31,2023, four customers accounted for 95% of consolidated revenue. At fiscal year-end 2024, we had $84,000 in license fees receivable, compared to $24,635 as of August 31, 2023. The Company recognized bad debt expense of $7,760 and $0 for the years ended August 31, 2024 and August 31, 2023, respectively.

As of August 31, 2024, the Company had $70,477 in sales tax receivable, compared to $102,051 as of August 31, 2023. The Company considers its credit risk to be low for such receivables.

Commitments and contingencies

The Company's policy is to record accruals for any loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. In the event that estimates or assumptions prove to differ from actual results, adjustments are made in subsequent periods to reflect more current information. The Company, from time to time, may be subject to legal claims and proceedings related to matters arising in the ordinary course of business. Management has no knowledge of any such claim against the Company with, at minimum, a reasonable possibility that a material loss may be incurred.

Reclassifications

Certain amounts in the prior period have been reclassified to conform with current period presentation.

3. Recent Accounting Guidance

Recently Adopted Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This Accounting Standards Update represents a significant change in the accounting for credit losses model by requiring immediate recognition of management’s estimates of current expected credit losses (CECL). Under the prior model, losses were recognized only as they were incurred. The Company has determined that it has met the criteria of a smaller reporting company ("SRC") as of November 15, 2019. As such, ASU 2019-10, Financial Instruments-Credit Losses, Derivatives and Hedging, and Leases: Effective Dates amended the effective date for the Company to be for reporting periods beginning after December 15, 2022. The Company adopted ASU 2016-13 effective September 1, 2023, and determined that its impact on the accompanying consolidated financial statements is immaterial.

F-11

Accounting Pronouncements Not Yet Adopted

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280)) – Improvements to Reportable Segment Disclosures, which improves reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. This ASU also expands disclosure requirements to enable users of financial statements to better understand the entity’s measurement and assessment of segment performance and resource allocation. This guidance is effective for fiscal years beginning after December 15, 2023, and interim periods for fiscal years beginning after December 15, 2024, with early adoption permitted. The Company is currently assessing the effect of this ASU on its consolidated financial statements and related disclosures.

In March 2024, the FASB issued ASU 2024-02-Codification Improvements-Amendments to Remove References to the Concepts Statements, that contains amendments to the Codification that remove references to various FASB Concepts Statements. This effort facilitates Codification updates for technical corrections such as conforming amendments, clarifications to guidance, simplifications to wording or the structure of guidance, and other minor improvements. The amendments are effective for public business entities for fiscal years beginning after December 15, 2024, with early adoption permitted. Early application of the amendments in this ASU is permitted for all entities, for any fiscal year or interim period for which financial statements have not yet been issued (or made available for issuance). If an entity adopts the amendments in an interim period, it must adopt them as of the beginning of the fiscal year that includes that interim period. The Company is currently assessing the effect of this ASU on its consolidated financial statements and related disclosures.

4. Estimates and Judgments

The preparation of financial statements in conformity with US GAAP requires us to make certain estimates, judgments and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent liabilities at the date of the financial statements and the reported amount of revenue and expenses during the fiscal period. Some of the Company’s accounting policies require us to make subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. These accounting policies involve critical accounting estimates because they are particularly dependent on estimates and assumptions made by management about matters that are highly uncertain at the time the accounting estimates are made. Although we have used our best estimates based on facts and circumstances available to us at the time, different estimates reasonably could have been used. Changes in the accounting estimates used by the Company are reasonably likely to occur from time to time, which may have a material effect on the presentation of financial condition and results of operations.

Management reviews our estimates, judgments, and assumptions periodically and reflects the effects of any revisions in the period in which they are deemed to be necessary. We believe that these estimates are reasonable. However, actual results could differ from these estimates.

Significant accounting estimates and assumptions are used for, but not limited to:

The Valuation of Deferred Tax Assets

Judgment is required in determining whether deferred tax assets are recognized on the balance sheet. The recognition of deferred tax assets requires management to assess the likelihood that the Company will generate taxable income in future periods to utilize the deferred tax assets. Due to the Company’s history of losses, valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized.

Value of Stock Options and Warrants

The Company provides compensation benefits to its employees, officers, directors, and consultants, through a stock option plan. The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. Expected volatility assumptions used in the model are based on the historical volatility of the Company’s share price. The Company uses historical data to estimate the period of option exercises for use in the valuation model. The risk-free interest rate for the expected term of the option is based on the yields of government bonds. Changes in these assumptions, especially the share price volatility and the expected term determination could have a material impact on the Company’s profit and loss for the years presented. All estimates used in the model are based on historical data, which may not be representative of future results.

Disposals of Assets - Value of Note Receivable

The Asset Purchase Agreement for the sale of assets to Hill Inc. included C$2 million note (the “Note”) receivable as partial payment of the agreement. The Note does not contain a fixed repayment schedule nor a maturity date. The repayment of the Note is based on the purchaser repaying the outstanding value of the Note and interest from the future revenues generated from an untested market with no existing revenue streams. Therefore, with any repayment being highly doubtful, management determined at that time and as of August 31, 2024 and 2023 that the value of the note to be notional and recorded the note at a zero value for accounting purposes. During fiscal 2024, we received interest income on the note totalling $14,117. Hill Inc. continues to operate and make ongoing interest payments to us in relation to this Note.

Impairment of Long-Lived Assets

The Company evaluated its patent portfolio and determined that certain pending applications had been abandoned or would not be pursued. As such, during the year ended August 31, 2024, the Company recognized an impairment loss of $57,836 related to those abandoned applications.

F-12

5. Accounts and Other Receivables

Accounts receivable at August 31, 2024 and August 31, 2023 consist of the following:

	August 31,	August 31,
	2024	2023
Territory license fees	$84,000	$24,635
Sales tax	70,477	102,051
Long term receivable	63,575	48,559
Total Receivables	$218,052	$175,245

6. Prepaid Expenses and Other Current Assets

Prepaid expenses consist of the following at August 31, 2024 and August 31, 2023:

	August 31,	August 31,
	2024	2023
Advertising & Conferences	$204,894	$40,342
Research and Development	673,126	-
Consulting	-	331,811
Legal & Accounting Fees	45,600	36,795
License, Filing Fees, Dues	22,925	15,668
Office & Insurance	122,245	97,167
Capital Financing	119,027	25,000
Total Prepaid Expenses and Other Current Assets	$1,187,817	$546,783

F-13

7. Intellectual Property, net

A continuity schedule for capitalized patents is presented below:

	August 31,	August 31,
	2024	2023
Balance – beginning	$462,625	$488,462
Addition	145,591	135,862
Impairment	(57,836)	(106,761)
Amortization	(33,704)	(54,938)
Balance – ending	$516,676	$462,625

The Company evaluated its patent portfolio and determined that certain pending applications had been abandoned or will not be pursued. As such, during the year ended August 31, 2024, the Company recognized an impairment loss of $57,836 related to those abandoned applications.  The Company recognized $33,704 of amortization expense related to patents and licenses in the year ended August 31, 2024.

The following table summarizes expected future amortization of the Company’s patent portfolio as of August 31, 2024:

Years Ending December 31,
2025	$25,813
2026	25,813
2027	25,813
2028	25,813
2029	25,813
Thereafter	$387,611
Total	$516,676

F-14

8. Property & Equipment, net

Property and equipment, net consists of:

Saturday, August 31, 2024	Cost	Period Amortization	Additions	Accumulated Amortization	Net Balance
Leasehold improvements	$259,981	$(11,258)	$-	$(259,981)	$-
Computers	70,781	(2,920)	-	(69,076)	1,705
Furniture fixtures equipment	31,126	(1,870)	-	(31,126)	-
Lab equipment	367,423	(26,400)	43,014	(157,433)	253,004
Total	$729,311	$(42,448)	$43,014	$(517,616)	$254,709

August 31, 2023	Cost	Period Amortization	Additions	Accumulated Amortization	Net Balance
Leasehold improvements	$259,981	$(54,037)	$-	$(248,723)	$11,258
Computers	70,781	(4,732)	-	(66,156)	4,625
Furniture fixtures equipment	31,126	(6,417)	-	(29,257)	1,869
Lab equipment	333,675	(29,986)	33,748	(131,032)	236,391
Total	$695,563	$(95,172)	$33,748	$(475,168)	$254,143

During the years ended August 31, 2024 and August 31, 2023, amortization of $0 and $4,651 was included in cost of goods sold.

9. Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consist of the following as of August 31, 2024 and August 31, 2023:

	August 31,	August 31,
	2024	2023

Accounts Payable
Vendors payable	$379,882	$225,038
Sales tax payable	$8,528	$14,903
Accrued Liabilities
Vendors payable	$677,999	-
Balance Ending	$1,066,409	$239,941

10. Revenues

Revenues for the years ended August 31, 2024 and 2023 consist of the following:

	Year Ended August 31,
	2024	2023
IP Licensing	$457,990	$146,800
B2B	5,388	44,167
Other	900	35,241
Total Revenue	$464,278	$226,208

F-15

Licensing revenue consists of IP licensing fees for transfer of the DehydraTECH technology in line with definitive agreements and includes non-refundable minimum performance fees. The Company recognized $457,990 in licensing revenue during the year. The Company recognized B2B product revenues of $5,388 that relate to sales of our intermediate products for use by B2B customers in their products.

11. Income Taxes

The following table reconciles the income tax benefit at the U.S. Federal statutory rate to income tax benefit at the Company’s effective tax rates as at August 31, 2024 and 2023:

	August 31 2024	August 31 2023
	$	$
Loss before taxes	(5,808,654)	(6,712,525)
Expected income tax recovery	(1,255,377)	(1,427,529)
Non-deductible items	(532)	(831)
Change in estimates	119,349	4,271
Effect of changes in foreign and long-term tax rates		-
Change in valuation allowance	1,138,779	1,432,305
Total income taxes	2,219	8,216

Deferred taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes. Deferred tax assets at August 31, 2024 and 2023 are comprised of the following:

	August 31 2024	August 31 2023
	$	$
Non-capital losses	8,738,277	8,637,353
Marketable securities	(14,051)	(14,051)
Stock based compensation	754,147	650,778
R&D	1,348,082	371,326
PPE and intangibles	(95,179)	(64,569)
Total deferred tax assets	10,731,276	9,580,837
Valuation Allowance	(10,731,276)	(9,580,837)
Net Deferred tax assets	-	-

The Company has net operating loss carry-forwards of approximately $44 million which may be carried forward to apply against future year income tax for U.S. tax purposes.

12. Common Shares and Warrants

Fiscal 2024 Activity

During the year ended August 31, 2024, the Company entered into Securities Purchase Agreements whereby on February 16, 2024, the Company issued 1,444,741 shares of common stock and 113,702 pre-funded warrants in a registered direct offering. The Company also sold to investors, warrants to purchase up to 1,558,443 shares of common stock. The combined effective offering price for each share of common stock and accompanying warrant was $2.31. The warrants will expire five years from the issuance date, and have an exercise price of $2.185 per share. The Company also agreed to partially compensate the placement agent through the issuance of warrants to purchase up to 54,546 shares of common stock. Such warrants will expire five years from the issuance date, and have an exercise price of $2.8875 per share. The net proceeds to the Company from the registered direct offering was $3.0 million, after deducting placement agent fees and other offering expenses paid by the Company. As of August 31, 2024, 1,298,702 warrants had been exercised. In addition, all 113,702 pre-funded warrants had been exercised for gross proceeds of $11.

F-16

During the year ended August 31, 2024, the Company also entered into a securities purchase agreement with a single healthcare-focused institutional investor to purchase 889,272 shares of common stock and 729,058 pre-funded warrants in a registered direct offering. In a concurrent private placement, the Company also sold to the investor, warrants to purchase up to 1,618,330 shares of common stock. The combined effective offering price for each share of common stock (or pre-funded warrant in lieu thereof) and accompanying warrant was $0.97 (to note the pre-funded warrants were issued at a price of $0.9699 and have an exercise price of $0.0001). The warrants will become exercisable six months from issuance, expire five and a half years from the issuance date, and have an exercise price of $0.97 per share. The net proceeds to the Company from the registered direct offering and concurrent private placement were $1.25 million, after deducting placement agent fees and other offering expenses payable by the Company. To date all of the pre-funded warrants have been exercised, resulting in the issuance by the Company of an aggregate 729,058 common shares for gross proceeds of $73. Further, all 1,618,330 warrants had been exercised by August 31, 2024.

On April 30 2024, the Company entered into a Warrant Exercise Agreement with an existing accredited investor (the "Investor”) to exercise in full outstanding Common Stock Purchase Warrants (the "Exercise”) to purchase up to an aggregate of 2,917,032 shares of the Company’s common stock (the "Existing Warrant”) for gross proceeds of $4,407,444. Immediately upon full exercise of the Existing Warrant, the Investor received a new unregistered Common Stock Purchase Warrant to purchase up to an aggregate of 2,917,032 shares of the Company’s common stock (the "New Warrant”). The New Warrant was issued to the Investor for consideration of $0.125 per share for additional gross proceeds of $364,629.  In addition, 102,097 warrants with an exercise price of $5.9375 were issued as part of a tail commission. Placement agent fees and other offering expenses in the amount of $209,796 were netted against the proceeds.

During the fiscal year ended August 31, 2024, the Company had warrant exercises resulting in the following share issuances:

1,622,250 common shares pursuant to the exercise of warrants that were issued under our May 11, 2023, financing, at an exercise price of $0.95 per share for gross proceeds of $1,541,137;

1,618,330 common shares pursuant to the exercise of warrants that were issued under our October 3, 2023, financing, at an exercise price of $0.97 per share for gross proceeds of $1,569,780;

729,058 common shares pursuant to the exercise of pre-funded warrants that were issued under our October 3, 2023, financing, at an exercise price of $0.0001 per share for gross proceeds of $73 dollars;

1,298,702 common shares pursuant to the exercise of warrants that were issued under our February 16, 2024, financing, at an exercise price of $2.185 per share for gross proceeds of $2,837,664; and

113,702 common shares pursuant to the exercise of pre-funded warrants that were issued under our February 16, 2024, financing, at an exercise price of $0.0001 per share for gross proceeds of $11 dollars.

During the year ended August 31, 2024, 300,000 warrants expired.

Presented below is a continuity schedule for warrants:

	Number of Warrants	Weighted Average Exercise Price $
Balance, August 31, 2022	2,421,983	8.04
Cancelled/expired	(7,500)	24.00
Issued	2,106,000	0.95
Balance, August 31, 2023	4,520,483	4.71
Issued	7,093,208	2.76
Expired	(300,000)	7.67
Exercised	(5,382,042)	1.11
Balance, August 31, 2024	5,931,649	5.50

F-17

Presented below is a summary of warrants outstanding as of August 31, 2024:

Number of Warrants	Weighted Average Exercise Price ($)	Weighted Average Remaining Contractual Life in Years
60,798	36.00	0.20-0.24
317,190	10.50	0.68-0.69
16,667	9.00	0.54
1,719,828	6.58	1.38
483,750	0.95	3.70
314,287	2.31	4.47
2,917,032	4.75	4.47
102,097	5.94	4.47
5,931,649	5.50	3.25

Fiscal 2023 Activity

During the year ended August 31, 2023, the Company completed the following issuances of common shares and warrants:

1.	34,652 shares were sold pursuant to an at-the-market offering ("ATM”) for gross proceeds of $114,456. Offering costs netted against proceeds amounted to $125,122.

2

2,106,000 units were sold at a price of $0.95 per unit, with each unit consisting of one common share and one warrant exercisable to purchase an additional common share at $0.95 per share, for net proceeds of $1,600,397. The 2,106,000 warrants are exercisable for a period of five (5) years.

No warrants have been exercised and 7,500 warrants expired during the year ended August 31, 2023.

F-18

13. Stock Options

The Company established an Equity Incentive Plan whereby our Board, pursuant to shareholder approved amendments, may grant up to 1,037,544 stock options to directors, officers, employees, and consultants with such number being increased to up to 10% of the issued share capital at the end of each calendar year, at the discretion of the board, pursuant to an evergreen formula.

Stock options may be exercised for a maximum period of up to ten (10) years but to date all currently issued options must be exercised, as determined by our Board, by no later than five years from the date of grant. The exercise price of an option is equal to or greater than the closing market price of the Company’s common shares on the day of or preceding the date of grant. Vesting terms are set by our Board. The estimated fair value of each stock option award is estimated on the date of grant using the Black-Scholes option pricing model.

Fiscal 2024 Activity

The Company granted the following stock options during the year ended August 31, 2024:

Grant Date	Granted Quantity	Exercise Price	Contractual Life (years)
10/26/2023	85,000	$1.15	5
3/15/2024	200,000	$2.93	5
4/26/2024	151,500	$2.36	5
7/26/2024	48,000	$3.39	5
7/26/2024	12,000	$3.39	2
8/31/2024	200,000	$3.92	5
	696,500	$2.91	4.95

Of the 200,000 options granted on March 15, 2024, 150,000 were subsequently cancelled and 50,000 were fully vested.

Fiscal 2023 Activity

The Company granted the following stock options during the year ended August 31, 2023:

Options	Weighted Average Exercise Price	Contractual Life (years)
41,200	$1.96	5
5,000	$2.73	5
3,400	$3.04	5
20,000	$0.87	5
69,600	$1.75	(Avg. Contractual Life) 5

During the year ended August 31, 2023, 267,969 previously granted options with exercise prices ranging from $9.60 to $4.80 were repriced to $3.00 following shareholder approval obtained at the Company’s annual shareholder meeting held on May 9, 2023.

F-19

A continuity schedule for stock options is presented below:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Balance August 31, 2022	424,836	6.45
Cancelled/expired	(47,500)	2.98
Granted	69,600	1.75
Balance August 31, 2023	446,936	$3.32	3.25	$3,600
Cancelled/expired	(196,000)	$2.94	4.27
Exercised	(2,500)	$1.15	4.16
Granted	696,500	$2.91	4.63
Balance August 31, 2024 (Outstanding)	944,936	3.11	3.64	971,959
Balance August 31, 2024 (Exercisable)	734,936	2.88	3.31	971,959

The intrinsic value of stock option awards that vested during the fiscal year represents the value of the Company’s closing stock price on the last trading day of the fiscal year in excess of the exercise price multiplied by the number of vested options.

The fair value of options awarded during the fiscal years ended August 31, 2024 and August 31, 2023 totaled $1,267,732 and $89,057, respectively.

The fair value of options granted was estimated as of the date of the grant by using the Black-Scholes option pricing model with the following assumptions:

	August 31, 2024	August 31, 2023
Expected Volatility	92%-98%	98%-119%
Risk Free interest rate	3.77%-5.03%	0.78%-3.30%
Expected life	2.5-4.0 years	5.0 years
Dividend Yield	0.00%	0.00%
Estimated fair value per option	$0.63-$2.57	$2.25-$5.10

Stock-based compensation expense for the fiscal years ended August 31, 2024 and August 31, 2023 totaled $492,236 and $170,382, respectively. Of the current fiscal year expense, $453,119 relates to current year option awards, and $39,117 relates to the vesting of options awarded in previous fiscal years.

As of August 31, 2024, unrecognized non-cash stock-based compensation expense totaled $533,619 related to 210,000 unvested stock options with a weighted average exercise price of $3.89. This expense is expected to be recognized over a weighted average period of 2.26 years.

F-20

14. Commitments, Significant Contracts and Contingencies

Right of Use Assets - Operating Lease

Corporate offices and R&D lab space is leased in Kelowna, British Columbia, Canada which lease was renewed during fiscal 2023 until November 15, 2028. In addition to minimum lease payments, the lease requires us to pay property taxes and operating costs which are subject to annual adjustments.

	August 31, 2024	August 31, 2023
	$	$
Right of use assets - operating leases	167,446	52,444
Remeasurement related to lease extension	-	156,566
Amortization	(32,603)	(41,564)
Total lease assets	134,843	167,446
Liabilities:	163,967	49,988
Remeasurement related to lease extension	-	156,566
Lease payments	(33,273)	(44,814)
Interest accretion	6,672	2,227
Total lease liabilities	137,366	163,967

Operating lease cost	134,843	167,446
Operating cash flows for lease	(33,273)	44,814
Remaining lease term	4.21 Years	5.17 Years
Discount rate	7.25%	7.25%

Pursuant to the terms of the Company’s lease agreements in effect at August 31, 2024, the following table summarizes the Company’s maturities of operating lease liabilities:

Fiscal Year	Amount
2024	$-
2025	37,094
2026	37,345
2027	38,641
2028	38,901
2029	8,104
Thereafter	-
Total lease payments	160,085
Less: imputed interest	(22,719)
Present value of operating lease liabilities	137,366
Less: current obligations under leases	(28,047)
Total	$109,319

15. Segment Information

The Company’s operations involve the development and usage, including licensing, of DehydraTECH. Lexaria is centrally managed and its chief operating decision makers, being the President and the CEO, use the consolidated and other financial information supplemented by revenue information by category of business-to-business product production and technology licensing to make operational decisions and to assess the performance of the Company. The Company has identified four reportable segments: Intellectual Property Licensing, B2B Production, Research and Development and Corporate. Licensing revenues are concentrated on three licensees.

F-21

	IP	B2B			Consolidated
Year Ended August 31, 2024	Licensing	Product	R&D	Corporate	Total
Revenue	$457,990	$5,388	$900	$-	$464,278
Cost of goods sold		(4,822)			(4,822)
Operating expenses	(340)	(1,124)	(2,360,565)	(3,850,557)	(6,212,586)
Other income/(expense)				(55,524)	(55,524)
Segment loss	$457,650	$(558)	$(2,359,665)	$(3,906,081)	$(5,808,654)

Total assets	$164,152	$63,131	$497,603	$8,142,903	$8,867,789

	IP	B2B			Consolidated
Year Ended August 31, 2023	Licensing	Product	R&D	Corporate	Total
Revenue	$146,800	$44,167	$35,241	$-	$226,208
Cost of goods sold	-	(31,500)	-	-	$(31,500)
Operating expenses	(70,677)	(282,709)	(3,666,721)	(2,708,623)	$(6,728,730)
Other income/(expense)		-	-	(178,503)	$(178,503)
Segment loss	$76,123	$(270,042)	$(3,631,480)	$(2,887,126)	$(6,712,525)

Total assets	$103,336	$65,573	$187,532	$2,729,545	$3,083,986

F-22

16. Subsequent Events

Subsequent to the fiscal year end, the Company engaged Mr. Michael Shankman as its Chief Financial Officer to fill the vacancy created when Mr. Cabatuan resigned from this position on July 15, 2024.  Pursuant to the Executive Management Agreement entered into between the Company and Mr. Shankman, Mr. Shankman will be compensated with a base annual salary of US$120,000, subject to annual increases of 1.25 x the annual inflation rate as determined by the US Federal Reserve Board, an option grant for the issuance of up to 50,000 common shares vested over three years, and annual performance milestone bonuses of up to 35% during the first year, 40% during the second year and thereafter up to 50% of the base salary. Should Mr. Shankman be terminated without cause, after an initial six months with the Company, he will be entitled to severance pay equal to two (2) months base salary, with such severance pay increasing by a month for each completed year of employment. Mr. Shankman will also be entitled to medical and dental benefits equal in value to up to $2,000 per month and four (4) weeks of paid vacation.

Subsequent to the fiscal year end, on September 4, 2024, we entered into an engagement agreement with H.C. Wainwright & Co. LLC (“HCW”), pursuant to which we agreed to sell in a registered direct offering, 1,633,987 shares of common stock at a purchase price of $3.06 per share for gross and net proceeds of $5.0 million and $4.5 million, respectively.  Concurrently, the Company issued, by way of a private placement transaction, 4,551,019 share purchase warrants, entitling the holder thereof to purchase up to 4,551,019 shares of common stock at a price of $3.06 per share for a period of five years from the date of shareholder approval for such warrant issuance.  The securities were issued on October 16, 2024, with the shares registered pursuant to a take down of the Company’s Form S-3 registration statement and the warrants and related warrant shares are required to be registered pursuant to a Form S-1 registration statement  As part of the terms and conditions of the warrant issuance, the sole investor agreed to cancel the share purchase warrants that were issued to them in the April 30, 2024 financing.  We also issued HCW warrants to purchase up to 57,190 shares at an exercise price of $3.825 per share. HCW was paid 7% of the gross proceeds and was also reimbursed $70,000 for its expenses and $15,950 in closing fees.

On October 1, 2024, the Company awarded an option grant to an employee for the purchase of up to 12,000 common shares at an exercise price of $3.17 per share.

In October 2024, the Company sold 8,402 shares of common stock through an At the Market (ATM) offering. Net proceeds from these sales totaled $25,359.

F-23

LEXARIA BIOSCIENCE CORP.
CONSOLIDATED BALANCE SHEETS
(Expressed in US Dollars except share amounts) (Unaudited)

	May 31,	August 31,
	2025	2024
ASSETS
Current
Cash	$4,591,761	$6,499,885
Marketable securities	33,540	55,807
Accounts receivable	358,129	154,477
Prepaid expenses and other current assets	823,348	1,187,817
Total Current Assets	5,806,778	7,897,986

Non-current assets, net
Long-term receivables	64,014	63,575
Right of use assets	114,015	134,843
Intellectual property, net	516,420	516,676
Property & equipment, net	240,139	254,709
Total Non-current Assets	934,588	969,803

TOTAL ASSETS	$6,741,366	$8,867,789

LIABILITIES and STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$1,458,259	$1,066,409
Deferred revenue	-	4,963
Lease liability, current	29,872	28,047
Total Current Liabilities	1,488,131	1,099,419

Lease liabilities - non-current	86,714	109,319

TOTAL LIABILITIES	$1,574,845	$1,208,738

Stockholders' Equity
Share Capital
Authorized: 220,000,000 common voting shares with a par value of $0.001 per share
Common shares issued and outstanding:
19,559,179 and 19,459,179, respectively, at May 31, 2025, and 15,810,205 at August 31, 2024	$19,559	$15,810
Additional paid-in capital	66,378,362	59,599,178
Accumulated Deficit	(60,764,775)	(51,558,772)
Accumulated other comprehensive loss	(81,073)	(19,816)
Equity attributable to shareholders of Lexaria	5,552,073	8,036,400
Non-controlling Interest	(385,552)	(377,349)
Total Stockholders' Equity	5,166,521	7,659,051
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$6,741,366	$8,867,789

 The accompanying notes are an integral part of these unaudited interim consolidated financial statements.

F-24

LEXARIA BIOSCIENCE CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE LOSS
(Expressed in US Dollars except share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
	2025	2024	2025	2024

Revenue	$174,000	$84,000	$531,923	$380,278
Cost of goods sold	-	-	2,720	4,822
Gross profit	174,000	84,000	529,203	375,456

Operating expenses
Research and development	2,717,501	573,089	6,356,637	1,393,359
General and administrative	1,206,920	1,253,830	3,364,706	2,532,163
Total operating expenses	3,924,421	1,826,919	9,721,343	3,925,522

Loss from operations	(3,750,421)	(1,742,919)	(9,192,140)	(3,550,066)

Other income (loss)
Interest income	190	-	201	7,318
Unrealized loss on marketable securities	(40,375)	(41,393)	(22,267)	(79,335)
Total other income (loss)	(40,185)	(41,393)	(22,066)	(72,017)

Net loss	$(3,790,606)	$(1,784,312)	$(9,214,206)	$(3,622,083)
Less: Net loss attributable to non-controlling interest	(1,514)	(2,619)	(8,203)	(11,528)
Net loss attributable to Lexaria shareholders	$(3,789,092)	$(1,781,693)	$(9,206,003)	$(3,610,555)

Other comprehensive income (loss)
Foreign currency translation adjustment	37,173	(1,240)	(61,257)	(21,866)
Total comprehensive loss	$(3,751,919)	$(1,782,933)	$(9,267,260)	$(3,632,421)
Basic and diluted loss per share	$(0.21)	$(0.13)	$(0.53)	$(0.32)

Weighted average number of common shares outstanding - Basic and diluted	18,298,309	13,855,202	17,472,844	11,274,845

The accompanying notes are an integral part of these unaudited interim consolidated financial statements.

F-25

LEXARIA BIOSCIENCE CORP.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
For the Nine Months Ended May 31, 2025 and 2024
(Expressed in US Dollars)
(Unaudited)

	Common Stock		Additional Paid-in			Non-controlling	Stockholders'
	Shares	Amount	Capital	Deficit	AOCI	Interest	Equity

Balance August 31, 2024	15,810,205	$15,810	$59,599,178	$(51,558,772)	$(19,816)	$(377,349)	$7,659,051
Stock issued in equity offering	1,642,389	1,643	4,343,750	-	-	-	4,345,393
Foreign currency translation adjustment	-	-	-	-	(3,175)	-	(3,175)
Stock-based compensation	-	-	99,415	-	-	-	99,415
Net loss	-	-	-	(2,703,699)	-	-	(2,703,699)
Non-controlling interest	-	-	-	-	-	(2,929)	(2,929)
Balance November 30, 2024	17,452,594	$17,453	$64,042,343	$(54,262,471)	$(22,991)	$(380,278)	$9,394,056
Stock issued in equity offering	6,585	6	11,714	-	-	-	11,720
Foreign currency translation adjustment	-	-	-	-	(95,255)	-	(95,255)
Stock-based compensation	100,000	100	167,119	-	-	-	167,219
Net loss	-	-	-	(2,713,212)	-	-	(2,713,212)
Non-controlling interest	-	-	-	-	-	(3,760)	(3,760)
Balance February 28, 2025	17,559,179	$17,559	$64,221,176	$(56,975,683)	$(118,246)	$(384,038)	$6,760,768
Stock issued in equity offering	2,000,000	2,000	1,687,050	-	-	-	1,689,050
Stock based compensation	-	-	470,136	-	-	-	470,136
Foreign currency translation adjustment	-	-	-	-	37,173	-	37,173
Net loss	-	-	-	(3,789,092)	-	-	(3,789,092)
Non-controlling interest	-	-	-	-	-	(1,514)	(1,514)
Balance May 31, 2025	19,559,179	$19,559	$66,378,362	$(60,764,775)	$(81,073)	$(385,552)	$5,166,521

Balance August 31, 2023	8,091,650	$8,091	$48,799,454	$(45,763,427)	$-	$(364,040)	$2,680,078
Stock issued in equity offering	889,272	889	1,246,829	-	-	-	1,247,718
Stock issued in exercise of warrants	1,330,719	1,331	570,320	-	-	-	571,651
Foreign currency translation adjustment	-	-	-	-	4,372	-	4,372
Stock-based compensation	-	-	53,953	-	-	-	53,953
Net loss	-	-	-	(1,179,323)	-	-	(1,179,323)
Non-controlling interest	-	-	-	-	-	(5,715)	(5,715)
Balance November 30, 2023	10,311,641	$10,311	$50,670,556	$(46,942,750)	$4,372	$(369,755)	$3,372,734
Stock issued in equity offering	1,444,741	1,445	2,959,568	-	-	-	2,961,013
Stock issued from exercise of warrants	631,291	632	491,192	-	-	-	491,824
Foreign currency translation adjustment	-	-	-	-	(24,998)	-	(24,998)
Net loss	-	-	-	(649,539)	-	-	(649,539)
Non-controlling interest	-	-	-	-	-	(3,194)	(3,194)
Balance February 29, 2024	12,387,673	$12,388	$54,121,316	$(47,592,289)	$(20,626)	$(372,949)	$6,147,840
Stock issued from exercise of warrants	3,420,032	3,420	5,036,707	-	-	-	5,040,127
Stock issued from exercise of options	2,500	2	2,872	-	-	-	2,874
Foreign currency translation adjustment	-	-	-	-	(1,240)	-	(1,240)
Stock-based compensation	-	-	341,773	-	-	-	341,773
Net loss	-	-	-	(1,781,693)	-	-	(1,781,693)
Non-controlling interest	-	-	-	-	-	(2,619)	(2,619)
Balance May 31, 2024	15,810,205	$15,810	$59,502,668	$(49,373,982)	$(21,866)	$(375,568)	$9,747,062

The accompanying notes are an integral part of these unaudited interim consolidated financial statements.

F-26

LEXARIA BIOSCIENCE CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Nine Months Ended May 31, 2025 and 2024
(Expressed in US Dollars)
(Unaudited)

	May 31,	May 31,
	2025	2024
Cash flows used in operating activities
Net loss	$(9,214,206)	$(3,622,083)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	736,770	395,726
Depreciation and amortization	66,427	59,783
Impairment loss	33,540	57,836
Noncash lease expense	20,828	24,130
Unrealized loss on marketable securities	22,267	79,335
Lease accretion	6,977	5,501
Change in operating assets and liabilities
Accounts receivable	(203,652)	(81,759)
Prepaid expenses and deposits	364,469	167,237
Long-term receivables	(439)	(15,016)
Accounts payable and accrued liabilities	391,850	(111,153)
Operating lease liability	(27,757)	(26,881)
Deferred revenue	(4,963)	-
Net cash used in operating activities	$(7,807,889)	$(3,067,344)

Cash flows used in investing activities
Additions to intellectual property	$(60,496)	$(119,018)
Purchase of equipment	(24,645)	-
Net cash used in investing activities	$(85,141)	$(119,018)

Cash flows provided by financing activities
Proceeds from shares sold for cash	$6,046,163	$4,208,731
Proceeds from exercise of warrants	-	6,106,476
Net cash provided by financing activities	$6,046,163	$10,315,207

Effect of exchange rate changes on cash	$(61,257)	$(21,866)
Net change in cash for the period	(1,908,124)	7,106,979
Cash at beginning of period	6,499,885	1,352,102
Cash at end of period	$4,591,761	$8,459,081

The accompanying notes are an integral part of these unaudited interim consolidated financial statements.

F-27

LEXARIA BIOSCIENCE CORP.

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

May 31, 2025

(Expressed in U.S. Dollars Except Share Amounts)

(Unaudited)

1. Nature of Business

Lexaria Bioscience Corp. (“Lexaria”, “we”, “our” or “the Company”) is a biotechnology company pursuing the enhancement of the bioavailability of a diverse and broad range of active pharmaceutical ingredients (“API”) using our proprietary DehydraTECH drug delivery technology.  Our current focus is the investigation of the incorporation of our DehydraTECH drug delivery technology with GLP-1 and GIP drugs to enhance absorption and reduce adverse side effects.

Revenues are generated from licensing contracts for the Company’s patented DehydraTECH technology based on the terms of use and defined geographic and licensing arrangements. We derive income from our third party contracted manufacturing of B2B DehydraTECH enhanced products made to customer specifications that are sold online and in-store in the US and Canada. We also perform contract services in R&D for customer specific formulations that are used in comparison testing to customers’ existing products.

Going Concern

The Company’s consolidated financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and in accordance with accounting principles generally accepted in the United States (“US GAAP”) applicable to a going concern, which assumes the Company will have sufficient funds to meet its financial obligations for a period of at least 12 months from the date of this report.

Since inception, the Company has incurred significant operating and net losses. Net losses attributable to shareholders were $9.2 million and $3.6 million for the nine months ended May 31, 2025, and May 31, 2024, respectively. As of May 31, 2025, we had an accumulated deficit of $60.8 million. We expect to continue to incur significant operational expenses and net losses in the upcoming 12 months. Our net losses may fluctuate significantly from quarter to quarter and year to year, depending on the stage and complexity of our research and development (R&D) studies and corporate expenditures, additional revenues received from the licensing of our technology, if any, and the receipt of payments under any current or future collaborations into which we may enter. The recurring losses and negative net cash flows raise substantial doubt as to the Company’s ability to continue as a going concern.

During the nine months ended May 31, 2025, we raised $6.0 million in net proceeds from the sale of securities pursuant to our Registered Direct Offerings which closed in April 2025 and October 2024 as well as At the Market (ATM) offerings.

We may offer securities in response to market conditions or other circumstances if we believe such a plan of financing is required to advance the Company’s business plans. There is no certainty that future equity or debt financing will be available or that it will be at acceptable terms and the outcome of these matters is unpredictable. A lack of adequate funding may force us to reduce spending, curtail or suspend planned programs or possibly liquidate assets. Any of these actions could adversely and materially affect our business, cash flow, financial condition, results of operations, and potential prospects. The sale of additional equity may result in additional dilution to our stockholders. Entering into additional licensing agreements, collaborations, partnerships, alliances marketing, distribution, or licensing arrangements with third parties to increase our capital resources is also possible. If we do so, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us.

Our ability to continue operations after our current cash resources are exhausted is dependent on our ability to obtain additional debt or equity financing or a strategic partnership, which cannot be guaranteed. Cash requirements may vary materially from those now planned because of changes in our focus and direction of our research and development programs, competitive and technical advances, patent developments, regulatory changes or other developments. If adequate additional funds are not available when required, management may need to curtail its development efforts and planned operations to conserve cash.

F-28

As of May 31, 2025, the Company had cash and cash equivalents of approximately $4.6 million to settle $1.5 million in current liabilities. We have performed a review of our cash flow forecast, and given our current development plans and cash management efforts, we anticipate that our cash resources will be sufficient to fund operations through the third quarter of fiscal year 2026.  However, we have also concluded that our existing cash, combined with inflows expected from executed license agreements, will not be sufficient to meet the Company's financial obligations for the twelve-month period following the issuance of these consolidated financial statements.  Accordingly, there is substantial doubt as to our ability to continue as a going concern within one year from the date of issuance of these financial statements. The accompanying financial statements do not include any adjustments that might be necessary if the Company is not able to continue as a going concern.

2. Significant Accounting Policies

The significant accounting policies of the Company are consistent with those of our audited financial statements on Form 10-K for the year ended August 31, 2024.

Basis of Consolidation

These unaudited interim consolidated financial statements include the financial statements of the Company and its wholly owned subsidiaries; Lexaria CanPharm ULC, Lexaria CanPharm Holding Corp., PoViva Corp., Lexaria Hemp Corp., Kelowna Management Services Corp., Lexaria Nutraceutical Corp., Lexaria (AU) Pty Ltd., and Lexaria Pharmaceutical Corp., and our 83.333% owned subsidiary Lexaria Nicotine LLC with the remaining 16.667% owned by Altria Ventures Inc., an indirect wholly owned subsidiary of Altria Group, Inc. All significant intercompany balances and transactions have been eliminated upon consolidation.

Basis of Presentation

The Company’s unaudited interim consolidated financial statements have been prepared pursuant to the rules and regulations of the SEC. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with United States generally accepted accounting principles (US GAAP) have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. Interim results are not necessarily indicative of results for a full year or for any subsequent period.

These unaudited interim consolidated financial statements should be read in conjunction with the audited consolidated annual financial statements and notes thereto included in our annual report filed on Form 10-K for the year ended August 31, 2024.

Cash and Cash Equivalents

Cash and cash equivalents include cash-on-hand and demand deposits with financial institutions and other short-term investments with maturities of less than three months when acquired and readily convertible to known cash amounts. The Company had no cash equivalents as of May 31, 2025, or August 31, 2024.

Marketable Securities

The Company’s marketable securities consist of investments in common stock. Investments in equity securities are reported at fair value with changes in unrecognized gains or losses included in other income (loss) on the Consolidated Statements of Operations and Comprehensive Loss.

Leases

The Company accounts for its leases under ASC 842, Leases (“ASC 842”). Under this guidance, arrangements meeting the definition of a lease are classified as operating or financing leases and are recorded on the consolidated balance sheet as both a right-of-use asset and lease liability.

We determined the initial classification and measurement of our right-of-use assets and lease liabilities at the lease commencement date and thereafter if modified. The lease term includes any renewal options and termination options that we are reasonably certain to exercise. The present value of lease payments is determined by using the interest rate implicit in the lease, if that rate is readily determinable; otherwise, we use our incremental borrowing rate. The incremental borrowing rate is determined by using the rate of interest that we would pay to borrow on a collateralized basis an amount equal to the lease payments for a similar term and in a similar economic environment.

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Operating lease expenses are recognized on a straight-line basis, unless the right-of-use asset has been impaired, over the reasonably certain lease term based on the total lease payments. They are included in operating expenses in the Consolidated Statements of Operations and Comprehensive Loss.

For operating leases that reflect impairment, we will recognize the amortization of the right-of-use asset on a straight-line basis over the remaining lease term with rent expense still included in operating expenses in the consolidated statements of operations. For all leases, rent payments that are based on a fixed index or rate at the lease commencement date are included in the measurement of lease assets and lease liabilities at the lease commencement date.

We have elected the practical expedient to not separate lease and non-lease components. Our non-lease components are primarily related to property taxes and maintenance, which vary based on future outcomes, and thus differences to original estimates are recognized in rent expense when incurred.

Intellectual property

Capitalized intellectual property costs include those incurred with respect to both pending and granted patents filed in the United States. When patent applications are filed, the directly related capitalized costs are amortized on a straight-line basis over an estimated economic life of 20 years.

Property and equipment

Property and equipment is stated at cost less accumulated depreciation and impairment and depreciated using the straight-line method over the useful lives of the various asset classes. Laboratory and computer equipment and office furniture are depreciated over 3-10 years. Leasehold improvements are amortized over the term of the related leases, or the economic life of the improvements, whichever is shorter.

Impairment of long-lived assets

Long-lived assets, including equipment and intangible assets, namely the Company’s patents, are assessed for potential impairment when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is recognized when the carrying amount of the long-lived asset is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Any required impairment loss is measured as the amount by which the carrying amount of the long-lived asset exceeds its fair value and is recorded as a reduction in the carrying value of the related asset and a charge to the profit or loss. Intangible assets with indefinite lives are tested for impairment annually and in interim periods if certain events occur indicating that the carrying value of the intangible assets may be impaired.

Revenue recognition

The Company recognizes revenue in accordance with ASC 606’s core principle by applying the following five steps:

1.	Identify contracts with customers
2.	Identify the performance obligations in the contracts
3.	Determine the contract price
4.	Allocate the contract price
5.	Recognize revenue when/as performance obligations are satisfied

Licensing revenue from intellectual property

Our revenues from licenses that grant exclusive rights to use our intellectual property, which we consider functional IP, are recognized at a point in time following the transfer and use of our patented infusion technology DehydraTECH. Our licensees are also required to pay quarterly fixed non-refundable minimum performance fees which are recognized as revenue over the period to which they apply.

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Usage fees from intellectual property

The Company may also earn sales-based or usage-based royalties from its licensing contracts. The Company recognizes usage fees in the period when our licensees recognize sales of end-products that incorporate our licensed technology. No sales-based usage fees were recognized for the nine months ended May 31, 2025 and May 31, 2024.

Third Party Contracted Manufacturing

The Company recognizes revenue with respect to contract manufacturing arrangements when the related performance obligations have been satisfied (i.e., when it has completed the related manufacturing work) and in accordance with the five steps described in ASC 606.

Contract Research and Development

The Company recognizes revenue from contract research and development arrangements when the related performance obligations have been satisfied and in accordance with the five steps described in ASC 606. The related performance obligation typically entails preparation of customer-specific formulations (i.e., DehydraTECH paired with the customer’s active ingredient) that the customer then uses in comparison testing relative to its existing product(s). Revenue is recognized upon shipment of the formulation to the customer.

Cost of sales

Cost of sales includes all expenditures incurred in bringing the goods to the point of sale. This includes third-party manufacturing and handling costs, direct costs of raw material, inbound freight charges, warehousing costs, and applicable overhead expenses.

Research and development

Research and development costs are expensed as incurred. These expenditures are comprised of both in-house research programs and through third-party contracts including consultants, academic and non-profit institutions, contract manufacturing, and other expenses.

Intellectual property expenses

Non-capitalizable costs associated with intellectual property-related matters are expensed as incurred and included in general and administrative expenses within the Consolidated Statements of Operations and Comprehensive Loss.

Stock-based compensation

The Company accounts for its stock-based compensation awards whereby all stock-based grants are recognized as expenses in the Consolidated Statements of Operations and Comprehensive Loss based on the fair value at grant date subject to vesting dates and amortized over the related vesting period. The grant date fair value of each option award is estimated using the Black-Scholes option-pricing model. The use of the Black-Scholes option-pricing model requires management to make assumptions with respect to the expected term of the option, the expected volatility of the common stock consistent with the expected term of the option, risk-free interest rates and expected dividend yields of the common stock.

Foreign currency translation

The Company’s reporting currency is the U.S. dollar. The Company has foreign operations whose functional currency is the local currency. Assets and liabilities are translated into U.S. dollars, the reporting currency, at the exchange rate on the balance sheet date. Revenues and expenses are translated into U.S. dollars at the average rates of exchange prevailing during the reporting period. Foreign currency translation adjustments resulting from this process are reported as an element of other comprehensive income (loss) on the Consolidated Statements of Operations and Comprehensive Loss. Transactions executed in different currencies are translated at spot rates and resulting foreign exchange transaction gains and losses are charged to income.

F-31

Loss per share

The calculation of loss per share uses the weighted average number of shares outstanding during the year. Diluted net income per share includes the effect, if any, from the potential exercise or conversion of securities, such as restricted stock, stock options, and warrants, which would result in the issuance of incremental shares of common stock. Diluted loss per share is equivalent to basic loss per share if the potential exercise of the equity-based financial instruments is anti-dilutive.

Income taxes

The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns using the liability method. Under this method, deferred tax liabilities and assets are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the year in which the differences are expected to reverse. A valuation allowance is established to reduce deferred tax assets to an amount whose realization is more likely than not.

Fair value measurements

When measuring fair value, the Company seeks to maximize the use of observable inputs and minimize the use of unobservable inputs. This establishes a fair value hierarchy based on the level of independent objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Inputs are prioritized into three levels used to measure fair value:

•	Level 1 - Quoted prices in active markets for identical assets or liabilities;

•	Level 2 - Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable; and

•

Level 3 - Unobservable inputs that are supported by little or no market activity, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing.

The Company’s financial instruments consist primarily of cash, marketable securities, accounts receivable and payable as well as accrued liabilities. The carrying amounts of instruments approximate their fair values due to their short maturities or quoted market prices.

The Company’s headquarters are located in Canada and it also has operations in Australia, which results in exposure to market risks from fluctuations in foreign currency rates. The foreign currency exchange risk is the financial risk to the Company’s operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk as the impact of USD/CAD and USD/AUD exchange rate changes is not expected to be material.

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The following table provides a summary of financial instruments that are measured at fair value on a recurring basis as of May 31, 2025.

	Carrying	Fair Value Measurement Using
	Value	Level 1	Level 2	Level 3	Total
Marketable Securities	$33,540	$33,540	$-	$-	$33,540

The following table provides a summary of financial instruments that are measured at fair value on a recurring basis as of August 31, 2024.

	Carrying	Fair Value Measurement Using
	Value	Level 1	Level 2	Level 3	Total
Marketable Securities	$55,807	$55,807	$-	$-	$55,807

Credit risk and customer concentration

The Company places its cash with a high credit quality financial institution. Periodically, the Company may carry cash balances at such financial institution in excess of the federally insured limit of $250,000. The Company has not experienced losses on these accounts and management believes, based upon the quality of the financial institution, that the credit risk with regard to these deposits is not significant.

In the nine months ended May 31, 2025, two customers accounted for 100% of consolidated revenues. In the nine months ended May 31, 2024, two customers accounted for 98% of consolidated revenues.

As of May 31, 2025, the Company had $184,129 in sales tax receivable, as compared to $70,477 as of August 31, 2024.  The Company considers its credit risk to be low for such receivables.

Commitments and contingencies

The Company’s policy is to record accruals for any such loss contingencies when it is probable that a liability has been incurred, and the amount of loss can be reasonably estimated. In the event that estimates or assumptions prove to differ from actual results, adjustments are made in subsequent periods to reflect more current information. The Company, from time to time, may be subject to legal claims and proceedings related to matters arising in the ordinary course of business. Management has no knowledge of any such claim against the Company with, at minimum, a reasonable possibility that a material loss may be incurred.

3. Recent Accounting Guidance

Recently Adopted Pronouncements

None.

Accounting Pronouncements Not Yet Adopted

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280) – Improvements to Reportable Segment Disclosures, which improves reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. This ASU also expands disclosure requirements to enable users of financial statements to better understand the entity’s measurement and assessment of segment performance and resource allocation. This guidance is effective for fiscal years beginning after December 15, 2023, and interim periods for fiscal years beginning after December 15, 2024, with early adoption permitted. The Company is currently assessing the effect of this ASU on its consolidated financial statements and related disclosures.

In March 2024, the FASB issued ASU 2024-02-Codification Improvements-Amendments to Remove References to the Concepts Statements, that contains amendments to the Codification that remove references to various FASB Concepts Statements. This effort facilitates Codification updates for technical corrections such as conforming amendments, clarifications to guidance, simplifications to wording or the structure of guidance, and other minor improvements. The amendments are effective for public business entities for fiscal years beginning after December 15, 2024, with early adoption permitted. Early application of the amendments in this ASU is permitted for all entities, for any fiscal year or interim period for which financial statements have not yet been issued (or made available for issuance). If an entity adopts the amendments in an interim period, it must adopt them as of the beginning of the fiscal year that includes that interim period. The Company is currently assessing the effect of this ASU on its consolidated financial statements and related disclosures.

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4. Estimates and Judgments

The preparation of financial statements in conformity with US GAAP requires us to make certain estimates, judgments and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent liabilities at the date of the financial statements and the reported amount of revenue and expenses during the fiscal period. Some of the Company’s accounting policies require us to make subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. These accounting policies involve critical accounting estimates because they are particularly dependent on estimates and assumptions made by management about matters that are highly uncertain at the time the accounting estimates are made. Although we have used our best estimates based on facts and circumstances available to us at the time, different estimates reasonably could have been used. Changes in the accounting estimates used by the Company are reasonably likely to occur from time to time, which may have a material effect on the presentation of financial condition and results of operations.

Management reviews our estimates, judgments, and assumptions periodically and reflects the effects of any revisions in the period in which they are deemed to be necessary. We believe that these estimates are reasonable. However, actual results could differ from these estimates.

5. Accounts and Other Receivables

Accounts receivable as of May 31, 2025 and August 31, 2024 consist of the following:

	May 31, 2025	August 31, 2024
Territory license fees	$174,000	$84,000
Sales tax	184,129	70,477
Long term receivable	64,014	63,575
Total Receivables	$422,143	$218,052

6. Prepaid Expenses and Other Current Assets

Prepaid expenses consist of the following as of May 31, 2025 and August 31, 2024:

	May 31,	August 31,
	2025	2024
Advertising & Conferences	$12,353	$204,894
Research & Development	526,241	673,126
Legal & Accounting Fees	25,000	45,600
License, Filing Fees, Dues	45,938	22,925
Office & Insurance	85,823	122,245
Consulting	33,993	-
Capital Financing	94,000	119,027
Total Prepaid Expenses and Other Current Assets	$823,348	$1,187,817

7. Intellectual Property, net

A continuity schedule for capitalized patents is presented below:

	May 31,	August 31,
	2025	2024
Balance – beginning	$516,676	$462,625
Additions	60,496	145,591
Impairment	(33,540)	(57,836)
Amortization	(27,212)	(33,704)
Balance – ending	$516,420	$516,676

F-34

The Company evaluated its patent portfolio to determine whether certain pending applications had been abandoned or will not be pursued. During the nine months ended May 31, 2025, the Company recognized an impairment loss of $33,540 related to those abandoned applications.  The Company recognized $27,212 of amortization expense related to patents and licenses in the nine months ended May 31, 2025.

The following table summarizes expected future amortization of the Company’s patent portfolio as of May 31, 2025:

Fiscal Years Ending August 31,
2025	$25,821
2026	25,821
2027	25,821
2028	25,821
2029	25,821
Thereafter	387,315
Total	$516,420

8. Property & Equipment, net

Consists of:

May 31, 2025	Cost	Period Amortization	Additions	Accumulated Amortization	Net Balance
Leasehold improvements	$259,981	$-	$-	$(259,981)	$-
Computers	70,781	(1,705)	-	(70,781)	-
Furniture fixtures equipment	31,126	-	-	(31,126)	-
Lab equipment	410,438	(37,510)	24,646	(194,945)	240,139
Total	$772,326	$(39,215)	$24,646	$(556,833)	$240,139

August 31, 2024	Cost	Period Amortization	Additions	Accumulated Amortization	Net Balance
Leasehold improvements	$259,981	$(11,258)	$-	$(259,981)	$-
Computers	70,781	(2,920)	-	(69,076)	1,705
Furniture fixtures equipment	31,126	(1,870)	-	(31,126)	-
Lab equipment	367,423	(26,400)	43,014	(157,433)	253,004
Total	$729,311	$(42,448)	$43,014	$(517,616)	$254,709

Depreciation and amortization for the nine months ended May 31, 2025 and the year ended August 31, 2024 totalled $39,215 and $42,448, respectively, of which $0 and $0 was included in cost of goods sold, respectively.

9. Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities as of May 31, 2025 and August 31, 2024 consist of the following:

	May 31,	August 31,
	2025	2024
Accounts Payable
Vendors payable	$597,490	$379,882
Sales tax payable	11,350	8,528
Accrued Liabilities
Vendors payable	849,419	677,999
Balance Ending	$1,458,259	$1,066,409

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10. Revenues

A breakdown of our revenues by type for the nine months ended May 31, 2025, and May 31, 2024, are as follows:

	Nine Months Ended May 31
	2025	2024

IP Licensing	$522,000	$373,990
B2B	9,923	5,388
Other	-	900
Total	$531,923	$380,278

The Company recognized $522,000 and $373,990 in licensing revenue for the nine months ended May 31, 2025, and May 31, 2024, respectively.  Licensing revenue consists of IP licensing fees for transfer of the DehydraTECH technology in line with definitive agreements and includes non-refundable minimum performance fees. During the nine-month period ended May 31, 2025, and May 31, 2024, the Company recognized B2B product revenues of $9,923 and $5,388, respectively, that relate to sales of our intermediate products for use by B2B customers in their products.

11. Income Taxes

For the nine months ended May 31, 2025, the Company did not recognize a provision or benefit for income taxes as it has incurred net losses. In addition, the net deferred tax assets are fully offset by a valuation allowance as the Company believes it is more likely than not that the benefit will not be realized.

12. Issuances of Common Shares and Warrants

During the nine months ended May 31, 2025, the Company completed the following issuances of common shares and warrants:

1.

On April 28, 2025, the Company, pursuant to a Securities Purchase Agreement, issued 2,000,000 shares of common stock at a purchase price of $1.00 per share for gross proceeds of $2.0 million. Share issuance costs of $0.3 million were charged to additional paid in capital. The shares were registered pursuant to a take down of the Company’s Form S-3 registration statement.  We also issued the placement agent warrants to purchase up to 70,000 shares for a period of five years at an exercise price of $1.25 per share.

2.

In February 2025, the Company sold 6,585 shares of common stock through an At the Market (ATM) offering for net proceeds of $11,720. Share issuance costs related to the ATM offering of $94,000 have been deferred pending termination of the offering.

3.	On January 7, 2025 the Company issued 100,000 Restricted Stock Awards (“RSA’s”) with a fair value of $224,000 and having a vesting period of six months to its Strategic Executive Consultant.

4.

On October 16, 2024, the Company, pursuant to a Securities Purchase Agreement, issued 1,633,987 shares of common stock at a purchase price of $3.06 per share for gross and net proceeds of $5.0 million and $4.5 million, respectively.  Concurrently, the Company issued, by way of a private placement transaction, 4,551,019 share purchase warrants, entitling the holder thereof to purchase up to 4,551,019 shares of common stock at a price of $3.06 per share for a period of five years from January 14, 2025, the date of shareholder approval for such warrant issuance.  The shares were registered pursuant to a take down of the Company’s Form S-3 registration statement and the warrants and related warrant shares were registered pursuant to a Form S-3 registration statement  As part of the terms and conditions of the warrant issuance, the sole investor agreed to cancel the 2,917,032 share purchase warrants bearing an exercise price of $4.75 that were issued to them in the April 30, 2024 financing.  We also issued the placement agent warrants to purchase up to 57,190, for a period of five years from the date of issuance shares at an exercise price of $3.825 per share.

5.

In October 2024, the Company sold 8,402 shares of common stock through an At the Market (ATM) offering for gross proceeds of $26,146. Share issuance costs related to the ATM offering of $144,812 were charged to additional paid in capital.

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A continuity schedule for warrants for the nine months ended May 31, 2025, is presented below:

	Number of Warrants	Weighted Average Exercise Price
Balance, August 31, 2024	5,931,649	$5.50
Issued	4,678,209	3.04
Cancelled/Expired	(3,311,687)	5.90
Balance, May 31, 2025	7,298,171	$3.75

A summary of warrants outstanding as of May 31, 2025, is presented below:

Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life ~in years~

1,719,828	$6.58	0.63
483,750	0.95	2.95
314,287	2.31	3.72
102,097	5.94	3.72
4,551,019	3.06	4.63
57,190	3.83	4.63
70,000	1.25	4.90
7,298,171	$3.75	3.52

Stock Options

The Company established an Equity Incentive Plan whereby our Board, pursuant to shareholder approved amendments, may grant up to 1,745,259 stock options, restricted stock awards or restricted stock units to directors, officers, employees, and consultants with such number being increased to up to 10% of the issued share capital at the end of each calendar year, at the discretion of the board, pursuant to an evergreen formula.

Stock options currently granted must be exercised within five years from the date of grant or such lesser period as determined by the Company’s board of directors. The vesting terms of each grant are also set by the board of directors. The exercise price of an option is equal to or greater than the closing market price of the Company’s common shares on the date of grant.

F-37

A continuity schedule for stock options is presented below:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Balance August 31, 2023	446,936	$3.32	3.25	$3,600
Cancelled/expired	(196,000)	2.94	4.27	-
Exercised	(2,500)	1.15	4.16	-
Granted	696,500	2.91	4.63	-
Balance August 31, 2024	944,936	$3.11	3.64	$971,959
Cancelled/expired	(47,001)	7.78	0.75	-
Granted	586,500	1.41	4.84	-
Balance May 31, 2025 (outstanding)	1,484,435	$2.29	3.74	$3,000
Balance May 31, 2025 (exercisable)	1,280,889	$2.10	3.65	$3,000

On October 1, 2024, the Company granted a total of 62,000 options to two employees with an exercise price of $3.17 and a term of five years.

On November 27, 2024, the Company granted a total of 20,000 options to two Scientific Advisory Board members with an exercise price of $2.10 and a term of five years.

On December 9, 2024, the Company granted 10,000 options to a Scientific Advisory Board member with an exercise price of $2.42 and a term of five years.

On January 13, 2025, the Company granted an aggregate of 50,000 options to a Scientific Advisory Board member and a consultant with an exercise price of $2.07 and a term of five years.

On May 15, 2025, the Company granted a total of 444,500 options with an exercise price of $1.04 and a term of five years to its directors, officers and employees.

The fair value of stock options granted in the nine months ended May 31, 2025, were estimated as of the date of the grant by using the Black-Scholes option pricing model with the following assumptions:

May 31, 2025
Expected volatility	94-98%
Risk-free interest rate	3.57-4.18%
Expected life	2.50 years
Dividend yield	0.00%
Estimated fair value per option	$0.62-$1.72

Stock-based compensation expense for the nine-month periods ended May 31, 2025, and May 31, 2024, was $736,770 and $395,726, respectively.

As of May 31, 2025, the total unrecognized non-cash compensation costs are $498,642 related to 203,546 non-vested stock options with a $3.46 weighted average exercise price and the restricted stock award issued on January 7, 2025. These costs are expected to be recognized over a weighted average period of 1.41 years.

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13. Commitments, Significant Contracts and Contingencies

Right-of-Use Assets - Operating Lease

The corporate office and R&D laboratory are located in Kelowna, British Columbia, Canada. The related lease was renewed until November 15, 2028.  In addition to minimum lease payments, the lease requires us to pay property taxes and other operating costs which are subject to annual adjustments.

	May 31, 2025	August 31, 2024

Right of use assets - operating leases	$156,748	$167,446
Amortization	(42,733)	(32,603)
Total lease assets	114,015	134,843
Liabilities:	156,748	163,967
Lease payments	(56,129)	(33,273)
Interest accretion	15,967	6,672
Total lease liabilities	116,586	137,366

Operating lease cost	$114,015	$134,843
Operating cash flows for lease	$(56,129)	$(33,273)
Remaining lease term	3.46 Years	4.21 Years
Discount rate	7.25%	7.25%

Pursuant to the terms of the Company’s lease agreements in effect, the following table summarizes the Company’s maturities of operating lease liabilities as of May 31, 2025:

2025 (three months remaining)	$9,336
2026	37,345
2027	38,642
2028	38,901
2029	8,104
Thereafter	-
Total lease payments	132,328
Less: imputed interest	(15,742)
Present value of operating lease liabilities	116,586
Less: current obligations under leases	(29,872)
Total	$86,714

14. Segment Information

The Company’s operations involve the development and usage, including licensing, of DehydraTECH. Lexaria is centrally managed and its chief operating decision makers, the President and the CEO, use the consolidated and other financial information, supplemented by revenue information by category of business-to-business product production and technology licensing to make operational decisions and to assess the performance of the Company. The Company has identified four reportable segments: Intellectual Property, B2B Production, Research and Development and Corporate. Licensing revenues are significantly concentrated on two licensees.

Nine months Ended May 31, 2025	IP Licensing	B2B Product	R&D	Corporate	Consolidated Total
Revenue	$522,000	$9,923	$-	$-	$531,923
Cost of goods sold	-	(2,720)	-	-	(2,720)
Operating expenses	(10,924)	(10,116)	(6,356,636)	(3,343,667)	(9,721,343)
Other Income (Expense)	-	-	-	(22,066)	(22,066)
Segment Income (Loss)	$511,076	$(2,913)	$(6,356,636)	$(3,365,733)	$(9,214,206)

Total assets	$165,649	$56,656	$513,646	$6,005,415	$6,741,366

Nine Months Ended May 31, 2024	IP Licensing	B2B Product	R&D	Corporate	Consolidated Total
Revenue	$373,990	$5,388	$900	$-	$380,278
Cost of goods sold	-	(4,822)	-	-	(4,822)
Operating expenses	(130)	(288)	(1,393,359)	(2,531,745)	(3,925,522)
Other Income (Expense)	-	-	-	(72,017)	(72,017)
Segment Income (Loss)	$373,860	$278	$(1,392,459)	$(2,603,762)	$(3,622,083)

Total assets	$124,968	$63,573	$475,194	$9,354,702	$10,018,437

F-39

15. Subsequent Events

Termination of ATM Facility

On August 21, 2024, we entered into a Capital on Demand™ Sales Agreement, as amended (the “Sales Agreement”), with JonesTrading Institutional Services LLC (the “Agent”), pursuant to which we could issue and sell, from time to time, up to $5,000,000 of our common stock through the Agent, acting as our sales agent or principal. The Company sold an aggregate 14,995 shares under the Sales Agreement for gross proceeds of $38,236. On September 19, 2025, we terminated the Sales Agreement, effective immediately.

September 2025 Offering

Subsequent to the reporting period, on September 26, 2025, we entered into a securities purchase agreement with certain institutional investors, pursuant to which the Company issued and sold to the investors (i) in a registered direct offering, 2,666,667 shares of common stock at a price of $1.50 per share, and (ii) in a concurrent private placement, 2,666,667 common stock purchase warrants exercisable for an aggregate of up to 2,666,667 shares of common stock, at an exercise price of $1.37 per share of common stock.

F-40

2,760,000 Shares

COMMON STOCK

PROSPECTUS

PART II:

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the various costs and expenses payable by us in connection with the sale of the securities being registered. All such costs and expenses shall be borne by us. Except for the SEC registration fee, all the amounts shown are estimates.

SEC registration fee	$347.33
Legal fees and expenses	$25,000.00
Accounting fees and expenses	$8,000.00
Miscellaneous expenses	$250.00
Total	$33,597.33

Item 14. Indemnification of Directors and Officers

The Nevada Revised Statutes (the “NRS”) empower us to indemnify our directors and officers against expenses relating to certain actions, suits or proceedings as provided for therein. In order for such indemnification to be available, the applicable director or officer must not have acted in a manner that constituted a breach of his or her fiduciary duties and involved intentional misconduct, fraud or a knowing violation of law, or must have acted in good faith and reasonably believed that his or her conduct was in, or not opposed to, our best interests. In the event of a criminal action, the applicable director or officer must not have had reasonable cause to believe his or her conduct was unlawful.

Pursuant to our Articles, we may indemnify each of our present and future directors, officers, employees or agents who becomes a party or is threatened to be made a party to any suit or proceeding, whether pending, completed or merely threatened, and whether said suit or proceeding is civil, criminal, administrative, investigative, or otherwise, except an action by or in the right of the Company, by reason of the fact that he is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including, but not limited to, attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit, proceeding or settlement, provided such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The expenses of directors, officers, employees or agents of the Company incurred in defending a civil or criminal action, suit, or proceeding may be paid by the Company as they are incurred and in advance of the final disposition of the action, suit, or proceeding, if and only if the director, officer, employee or agent undertakes to repay said expenses to the Company if it is ultimately determined by a court of competent jurisdiction, after exhaustion of all appeals therefrom, that he/she is not entitled to be indemnified by the Company.

No indemnification shall be applied, and any advancement of expenses to or on behalf of any director, officer, employee or agent must be returned to the Company, if a final adjudication establishes that the person’s acts or omissions involved a breach of any fiduciary duties, where applicable, intentional misconduct, fraud or a knowing violation of the law which was material to the cause of action.

The NRS further provides that a corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him/her against such liability and expenses. We have secured a directors’ and officers’ liability insurance policy. We expect that we will continue to maintain such a policy.

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Item 15. Recent Sales of Unregistered Securities.

On October 3, 2023, we issued 1,618,330 warrants to a certain institutional investor, exercisable for an aggregate of up to 1,618,330 shares of common stock, at an exercise price of $0.97 per share of common stock for aggregate gross proceeds of approximately $1,569,780 if exercised in full.

On February 16, 2024, we issued to certain institutional investors: (i) 1,558,443 warrants exercisable for an aggregate of up to 1,558,443 shares of common stock, at an exercise price of $2.185 per share of common stock and (ii) 54,546 warrants to H.C. Wainwright & Co., LLC (“Wainwright”) or its designees as compensation for the offering, exercisable for an aggregate of up to 54,546 shares of common stock, at an exercise price of $2.8875 per share of common stock. The warrants issued to investors would provide aggregate gross proceeds of approximately $3,405,198 if exercised in full. The warrants issued to Wainwright were issued as compensation, and the Company did not receive cash proceeds from their issuance.

On April 30, 2024, pursuant to a warrant exercise agreement, dated April 30, 2024 (the “Warrant Exercise Agreement”), we issued a new unregistered warrant (the “New Warrant”) for aggregate gross proceeds of $364,629 as partial consideration to an accredited investor’s immediate, full exercise of an existing warrant to purchase up to an aggregate of 2,917,032 shares of common stock. The New Warrant was exercisable to purchase up to an aggregate of 2,917,032 shares of common stock at an exercise price of $4.75 per share for potential aggregate gross proceeds of up to $13,855,902. The New Warrant was subsequently cancelled as part of the Company’s October 16, 2024 financing.

On April 30, 2024, we issued to Wainwright 102,097 warrants to purchase common stock at an exercise price of $5.9375 per share, with no cash proceeds received by the Company, pursuant to (i) a tail provision contained in an engagement letter entered into on February 14, 2024, between the Company and Wainwright and (ii) in connection with the transactions for the Company’s entry into the Warrant Exercise Agreement and the issuance of the New Warrant.

On October 16, 2024, we issued (i) to a certain institutional investor 4,551,019 warrants exercisable for an aggregate of up to 4,551,019 shares of common stock at an exercise price of $3.06 per share of common stock; and (ii) to Wainwright or its designees as compensation for the offering, 57,190 warrants exercisable for an aggregate of up to 57,190 shares of common stock, at an exercise price of $3.825 per share. The warrants issued to the investor would provide aggregate gross proceeds of approximately $13,926,118 if exercised in full, together with the cancellation of the institutional investor’s outstanding warrants to purchase 2,917,032 shares of common stock.

On April 28, 2025, we issued to Wainwright or its designees, as placement agent of our registered direct offering in April 2025, 70,000 warrants to purchase up to 70,000 shares of common stock (the “April Placement Agent Warrants”). The April Placement Agent Warrants became immediately exercisable upon issuance, expire on April 24, 2030, and have an exercise price of $1.25. The April Placement Agent Warrants issued to Wainwright were issued as compensation, and the Company did not receive cash proceeds from their issuance.

On September 28, 2025, we issued (i) to certain institutional investors 2,666,667 warrants exercisable for an aggregate of up to 2,666,667 shares of common stock at an exercise price of $1.37 per share of common stock; and (ii) to Wainwright or its designees as compensation for the offering, 93,333 warrants exercisable for an aggregate of up to 93,333 shares of common stock, at an exercise price of $1.875 per share. The Warrants would provide aggregate gross proceeds of approximately $3,828,333 if exercised in full.

In connection with each of the foregoing issuances, the Company relied upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, for transactions not involving a public offering and/or Rule 506 thereunder.

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Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit Number	Description
3.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to our Current Report Form 8-K filed January 14, 2021)
3.2	Second Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K filed January 14, 2021)
4.1	Equity Incentive Plan (incorporated by reference to Exhibit 4.1 of our Registration Statement on Form S-8 filed January 18, 2024)
4.2	Form of Warrant (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed January 14, 2021)
4.3	Form of Representative’s Warrant (incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K filed January 14, 2021)
4.5	Form of Warrant (incorporated by reference to Exhibit 4.5 to our Registration Statement on Form S-1 filed April 28, 2023)
4.6	Form of Private Placement Warrant (incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K filed February 16, 2024)
4.7	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.3 to our Current Report on Form 8-K filed February 16, 2024)
4.8	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed April 30, 2024)
4.9	Form of Common Stock Purchase Warrant and Placement Agent Warrant, filed as Exhibit 4.1 and 4.2, respectfully, to Form 8-K filed on October 16, 2024 and incorporated herein by reference.
4.10	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K filed April 28, 2025)
4.11	Form of Private Placement Warrant (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed September 29, 2025)
4.12	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K filed September 29, 2025)
5.1*	Legal Opinion of Sichenzia Ross Ference Carmel LLP
10.1

Intellectual Property License Agreement dated May 20, 2022 between Lexaria Hemp Corp. and Premier Wellness Science Co., Ltd. (incorporated by reference to Exhibit 10.3 to our Quarterly Report on Form 10-Q filed July 14, 2022)

10.2	Underwriting Agreement with H.C. Wainwright & Co., LLC (incorporated by reference to Exhibit 1.1 to our Current Report on Form 8-K filed January 14, 2021)
10.3	Asset Purchase Agreement with Hill Street Beverage Company Inc. (incorporated by reference to Exhibit 10.31 to our Registration Statement on Form S-1 filed November 20, 2020)
10.4	Form of Warrant Agency Agreement (incorporated by reference to Exhibit 4.4 to our Registration Statement on Form S-1/A filed January 07, 2021)
10.5	Form of Warrant Agency Agreement (incorporated by reference to Exhibit 10.9 to our Registration Statement on Form S-1 filed April 28, 2023)
10.6	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.8 to our Registration Statement on Form S-1 filed April 28, 2023)
10.7	Placement Agency Agreement with Maxim Group LLC dated May 8, 2023 (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed May 10, 2023)
10.8	Work Order for Start-Up Activities with InClin, Inc. (incorporated by reference to Exhibit 10.3 to our Quarterly Report on Form 10-Q filed July 14, 2023)
10.9

Engagement Agreement by and between the Company and H.C. Wainwright & Co., LLC, dated February 12, 2024 (incorporated by reference to Exhibit 1.1 to our Current Report on Form 8-K filed February 16, 2024)

10.10

Engagement Agreement Amendment by and between the Company and H.C. Wainwright & Co., LLC, dated February 12, 2024 (incorporated by reference to Exhibit 1.2 to our Current Report on Form 8-K filed February 16, 2024)

10.11	Form of Securities Purchase Agreement with certain purchasers dated February 14, 2024 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed February 16, 2024)
10.12

Amended and Restated Definitive Intellectual Property License Agreement between Lexaria Hemp Corp. and Premier Anti-aging Co., Ltd., dated March 15, 2024 (incorporated by reference to Exhibit 10.6 to our Quarterly Report on Form 10-Q filed April 9, 2024)

10.13	Warrant Exercise Agreement between the Company and Armistice Capital Master Fund Ltd. (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on April 30, 2024)
10.14

Capital on Demand™ Sales Agreement, dated as of August 21, 2024 by and between Lexaria Bioscience Corp. and JonesTrading Institutional Services LLC (incorporated by reference to Exhibit 1.1 to our Current Report on Form 8-K filed on August 22, 2024)

10.15+	Executive Employment Agreement dated August 31, 2024 with Richard Christopher (incorporated by reference to Exhibit 10.9 to our Annual Report on Form 10-K filed with the SEC on November 26, 2024)
10.16+	Executive Employment Agreement dated October 1, 2024 with Michael Shankman(incorporated by reference to Exhibit 10.10 to our Annual Report on Form 10-K filed November 26, 2024)
10.17	Project Agreement effective December 2, 2024 with Novotech (Australia) Pty Limited (incorporated by reference to Exhibit 10.4 to our Quarterly Report on Form 10-Q filed January 10, 2025)
10.18+	Executive Employment Agreement dated December 31, 2024 with John Docherty (incorporated by reference to Exhibit 10.5 to our Quarterly Report on Form 10-Q filed January 10, 2025)
10.19	Form of Securities Purchase Agreement dated April 24, 2025 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed April 28, 2025)
10.20

Engagement Agreement by and between the Company and H.C. Wainwright & Co., LLC, dated February 24, 2025 (incorporated by reference to Exhibit 1.1 to our Current Report on Form 8-K filed on April 28, 2025)

10.21

Amendment to Engagement Agreement by and between the Company and H.C. Wainwright & Co., LLC, dated April 10, 2025 (incorporated by reference to Exhibit 1.2 to our Current Report on Form 8-K filed on April 28, 2025)

10.22

Change Order to Project Agreement effective May 14, 2025 with Novotech (Australia) Pty Limited (incorporated by reference to Exhibit 10.2 to our Quarterly Report on Form 10-Q filed with the SEC on July 14, 2025)

10.23	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed September 29, 2025)
21.1	List of Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to Annual Report on Form 10-K filed November 26, 2024)
23.1*	Consent of MaloneBailey, LLP
23.2*	Consent of Sichenzia Ross Ference Carmel LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (Included in the signature page hereto)
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document
107*	Filing Fee Table

+	Indicates a management contract or compensatory plan or arrangement.
*	Filed herewith.

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(b) Financial statement schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(7)	The undersigned registrant hereby undertakes that:

(i)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-4

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kelowna, British Columbia, on October 14, 2025.

Lexaria Bioscience Corp.

By:	/s/ Richard Christopher
Name:	Richard Christopher
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned officers and directors of Lexaria Bioscience Corp., a Nevada corporation, hereby constitutes and appoints Richard Christopher and John Docherty and each of them, severally, as his or her attorney-in-fact and agent, with full power of substitution and resubstitution, in his or her name and on his or her behalf, to sign in any and all capacities this registration statement and any and all amendments (including post-effective amendments) and exhibits to this registration statement and any and all applications and other documents relating thereto, with the Securities and Exchange Commission, with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard Christopher	Chief Executive Officer and Director	October 14, 2025
Richard Christopher	(Principal Executive Officer)

/s/ Michael Shankman	Chief Financial Officer	October 14, 2025
Michael Shankman	(Principal Financial Officer)

/s/ John Docherty	President, Chief Science Officer and Director	October 14, 2025
John Docherty

/s/ Christopher Bunka	Chairman and Director	October 14, 2025
Christopher Bunka

/s/ Nicholas Baxter	Director	October 14, 2025
Nicholas Baxter

/s/ Albert Reese, Jr.	Director	October 14, 2025
Albert Reese, Jr.

/s/ Bal Bhullar	Director	October 14, 2025
Bal Bhullar

/s/ William Edward McKechnie	Director	October 14, 2025
William Edward McKechnie

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